As filed with the Securities and Exchange Commission on June 11, 2008

Registration Statement No. 333-149673

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES

GALIOT CAPITAL CORPORATION

(Exact Name of Registrant as Specified in its Governing Instruments)

200 Park Ave, 46th Floor
New York, NY 10166
1-877-4GALIOT

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Robin Meister, Esq.
Chief Legal Officer
Galiot Capital Corporation
200 Park Avenue, 46th floor
New York, NY 10166
1-877-4GALIOT

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Kathleen L. Werner, Esq. Clifford Chance US LLP 31 West 52nd Street New York, NY 10019 (212) 878-8000 (212) 878-8375 – Facsimile	Mark J. Kelson, Esq. Manatt, Phelps & Phillips, LLP 11355 West Olympic Boulevard Los Angeles, CA 90064 (310) 312-4000 (310) 312-4224 – Facsimile

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of ‘‘large accelerated filer,’’ ‘‘accelerated filer’’ and ‘‘smaller reporting company’’ in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	Accelerated filer	Non-accelerated filer	Smaller reporting company (Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated June 11, 2008

PROSPECTUS

                   Shares

Common Stock

Galiot Capital Corporation is a Maryland corporation that will invest in residential mortgage-backed securities, the principal and interest on which are guaranteed by a U.S. Government agency or a U.S. Government-sponsored entity. We will be externally managed and advised by Fischer Francis Trees & Watts, Inc., an investment adviser registered with the Securities and Exchange Commission and a wholly-owned subsidiary of Charter Atlantic Corporation, an indirect wholly-owned subsidiary of BNP Paribas.

This is our initial public offering. We are offering                    shares of common stock in this offering. We expect the initial public offering price of our common stock to be $          per share. Currently, no public market exists for our common stock. We have applied for listing on the New York Stock Exchange under the symbol ‘‘GTC’’.

Simultaneously with the completion of this offering, Charter Atlantic Corporation, an affiliate of BNP Paribas and the parent company of Fischer Francis Trees & Watts, Inc., will purchase                  shares of our common stock at the initial public offering price in a private placement and will own approximately      % of our outstanding common stock upon completion of this offering and the private placement, or      % assuming the underwriters exercise the over-allotment option in full.

We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes. To assist us in qualifying as a REIT, among other purposes, our charter generally limits ownership of our common stock by any person to 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our capital stock or 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock. In addition, our charter contains various other restrictions on the ownership and transfer of our common stock, see ‘‘Description of Capital Stock—Restrictions on Ownership and Transfer.’’

Investing in our common stock involves risks. See ‘‘Risk Factors’’ beginning on page 12 of this prospectus for a discussion of the risks.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds to us, before expenses	$	$

The underwriters may also purchase up to an additional                  shares of our common stock from us at the initial public offering price, less the underwriting discount, within 30 days after the date of this prospectus to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about                     , 2008.

Deutsche Bank Securities	Credit Suisse	Morgan Stanley

Banc of America Securities LLC

Keefe, Bruyette & Woods

BNP Paribas

The date of this prospectus is                     , 2008.

You should rely only on information contained in this prospectus, any free writing prospectus prepared by us or information to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities, and this prospectus is not an offer to sell or a solicitation of an offer to buy shares in any state or jurisdiction where an offer or sale of shares would be unlawful. The information in this prospectus and any free writing prospectus prepared by us may be accurate only as of their respective dates.

Dealer Prospectus Delivery Requirement

Until                         , 2008 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to its unsold allotments or subscriptions.

Prospectus Summary

This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read carefully the more detailed information set forth under ‘‘Risk Factors’’ and the other information included in this prospectus. Except where the context suggests otherwise, the terms ‘‘Galiot,’’ ‘‘company,’’ ‘‘we,’’ ‘‘us’’ and ‘‘our’’ refer to Galiot Capital Corporation (originally named North Sound Mortgage Investments Corp.) and ‘‘our Manager’’ and ‘‘FFTW’’ refer to Fischer Francis Trees & Watts, Inc. Unless indicated otherwise, the information in this prospectus assumes (i) we sell                    shares of common stock in this offering at $          per share, (ii) the simultaneous offering to Charter Atlantic Corporation, an affiliate of BNP Paribas and the parent company of our Manager, of a number of shares of our common stock equal to 10.0% of the number of shares of common stock sold to the public in this offering, and (iii) no exercise by the underwriters of their over-allotment option to purchase or place up to an additional                  shares of our common stock.

Our Company

We are a newly-formed specialty finance company that will invest in residential mortgage-backed securities, the principal and interest on which are guaranteed by a U.S. Government agency or a U.S. Government-sponsored entity, and related financing and hedging instruments. We refer to these types of residential mortgage-backed securities as Agency RMBS. We will invest in Agency RMBS through acquiring mortgage pass-through securities and collateralized mortgage obligations, or CMOs.

We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2008. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our net taxable income to stockholders and maintain our intended qualification as a REIT.

Our objective is to provide attractive risk-adjusted returns to our investors over the long-term, primarily through dividends and secondarily through capital appreciation. We will generate income principally from the spread between yields on our investments and our cost of borrowing, including hedging activities. Our investment portfolio of Agency RMBS will be collateralized by a variety of loan types, including fixed-rate mortgage loans, adjustable-rate mortgage loans and hybrid mortgage loans. We intend to construct a diversified investment portfolio by focusing on security selection and the relative value of various sectors within the agency mortgage market. We intend to finance our investments primarily through short-term borrowings structured as repurchase agreements.

We were incorporated in Maryland in February 2008, and will commence operations upon completion of this offering.

Our Manager

Pursuant to the terms of a management agreement with us, we will be externally managed and advised by Fischer Francis Trees & Watts, Inc., or FFTW. All of our officers are employees of FFTW. FFTW is a wholly-owned subsidiary of Charter Atlantic Corporation, an indirect wholly-owned subsidiary of BNP Paribas, a global banking and financial services organization. FFTW is a specialist manager of single and multi-currency fixed-income investment portfolios, acting on behalf of institutional clients. FFTW was founded in 1972 and launched its first mortgage-only account in 1984. As of December 31, 2007, FFTW together with its global affiliates, which we refer to as the FFTW group, Fischer Francis Trees & Watts (UK), Fischer Francis Trees & Watts (Singapore) Pte Ltd and Fischer Francis Trees & Watts KK, had $31.4 billion under management, including $7.5 billion in residential and commercial mortgage assets.

The FFTW group had been a strategic alliance partner of BNP Paribas Asset Management, the asset management group of BNP Paribas from 1999 through December 2006. In December 2006, the

FFTW group became wholly-owned independent subsidiaries within the BNP Paribas group of companies as a result of their acquisition by the BNP Paribas group of companies. Under the terms of that transaction, the FFTW group members have retained independence for key decisions relating to their operations. Each member of the FFTW group is registered with the US Securities and Exchange Commission, or SEC, as an investment adviser under the US Investment Advisers Act of 1940 and may be jointly subject to regulation by foreign securities regulators.

BNP Paribas is a European leader in global banking and financial services. The group is present in over 85 countries, with 163,000 employees, including nearly 127,000 in Europe and 15,000 in the United States. The group holds key positions in three major segments: corporate and investment banking, asset management and services and retail banking.

Simultaneously with the completion of this offering, Charter Atlantic Corporation, an affiliate of BNP Paribas and the parent company of our Manager, will purchase a number of shares of our common stock equal to 10.0% of the number of shares of common stock sold to the public in this offering. Assuming we sell                    shares of common stock in this offering, Charter Atlantic Corporation will purchase                  shares of common stock and will own approximately      % of our outstanding common stock upon completion of this offering and the private placement, or      % assuming the underwriters exercise the over-allotment option in full. Charter Atlantic Corporation will agree that, for a period of one year after the date of this prospectus, it will not, without the prior written consent of Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated, dispose of or hedge any of the shares of our common stock that it purchases in the private placement, subject to certain exceptions and extension in certain circumstances as described elsewhere in this prospectus.

Our Investment Strategy

We will rely on our Manager’s expertise in identifying assets within our target asset class of Agency RMBS. The FFTW investment team has a strong focus on security selection and the relative value of various sectors within the agency mortgage market. We intend that the investment team of our Manager will make investment decisions on our behalf, which will incorporate their views on the economic environment and the outlook for the mortgage market, including relative valuation, supply and demand trends, the level of interest rates, the shape of the yield curve, prepayment rates, and financing and liquidity, subject to maintaining our REIT qualification and our exemption from registration under the Investment Company Act of 1940, or the 1940 Act.

Our Targeted Investments

Agency RMBS securities consist of single-family residential pass-through certificates and CMOs for which the principal and interest payments are guaranteed by a U.S. Government agency or a U.S. Government-sponsored entity.

•	Single-Family Pass-Through Certificates. Single-family residential pass-through certificates are securities representing interests in ‘‘pools’’ of mortgage loans secured by residential real property where payments of both interest and principal, plus pre-paid principal, on the securities are made monthly to holders of the securities, in effect ‘‘passing through’’ monthly payments made by the individual borrowers on the mortgage loans that underlie the securities, net of fees paid to the issuer/guarantor and servicers of the securities.

•	Collateralized Mortgage Obligations (CMOs). CMOs are securities which are structured from agency pass-throughs. CMOs receive monthly payments of principal and interest. CMOs divide the cash flows which come from the underlying pass-throughs into different classes of securities. CMOs can have different maturities and different weighted average lives than the underlying pass-through. CMOs can re-distribute the risk characteristics of a pass-through to better satisfy the demands of various investor types. These risk characteristics would include average life variability, prepayments, volatility, floating versus fixed coupons and interest rate risk.

These Agency RMBS securities are collateralized by either fixed-rate mortgage loans, or FRMs, adjustable-rate mortgage loans, or ARMs, or hybrid ARMs. Hybrid ARMs are mortgage loans that have interest rates that are fixed for an initial period (typically three, five, seven or 10 years) and thereafter reset at regular intervals subject to interest rate caps. Our allocation between securities collateralized by FRMs, ARMs or hybrid ARMs will depend on various factors including, but not limited to, relative value, expected future prepayment trends, supply and demand, costs of hedging, costs of financing, expected future interest rate volatility and the overall shape of the U.S. Treasury and interest rate swap yield curves. We intend to take these factors into account when we consider making these types of investments.

Investment Committee

Our Manager will establish an Investment Committee. The role of the Investment Committee is to review and approve our investment policies. The Investment Committee will also review our investment portfolio holdings, portfolio performance and oversee investment activity adherence to and compliance with investment policies. The Investment Committee will consist of our chief investment officer, John Carey, as well as other senior mortgage investment professionals of FFTW. The Investment Committee will meet on a regular basis to review the outlook for the mortgage sector and the fundamental outlook for the US economy and central bank policies.

Our Financing Strategy

Our investment strategy will employ leverage to increase potential returns to our stockholders and to fund the acquisition of our assets. Our income will be generated primarily by the difference, or net spread, between the income we earn on our assets and the cost of our financing and hedging activities.

Subject to our maintaining our qualification as a REIT, we expect to finance our investments primarily through short-term borrowings structured as repurchase agreements. We expect our repurchase agreements to have maturities ranging from overnight to 12 months. We expect we will not be required to maintain any specific debt-to-equity ratio under these agreements. We generally expect the leverage on our portfolio to be between six and 10 times our invested equity.

We have entered into master repurchase agreements with 12 financial institutions, including affiliates of certain of the underwriters, and are in negotiations with a number of other counterparties, regarding master repurchase agreements that we intend to have in place concurrently with or shortly after the closing of this transaction.

Our Hedging and Risk Management Strategy

As part of our risk management strategy, our Manager will actively manage the financing, interest rate, prepayment and convexity risks associated with holding a portfolio of Agency RMBS. Subject to maintaining our qualification as a REIT, we intend to utilize derivative financial instruments, including, among others, interest rate swaps, interest rate caps, and interest rate floors to hedge all or a portion of the interest rate risk associated with the financing of our portfolio. Specifically, we will seek to hedge our exposure to potential interest rate mismatches between the interest we earn on our investments and our borrowing costs caused by fluctuations in short-term interest rates. In utilizing leverage and interest rate hedges, our objectives will be to improve risk-adjusted returns and, where possible, to lock in, on a long-term basis, a favorable spread between the yield on our assets and the cost of our financing. We will rely on FFTW’s experience to manage these risks on our behalf. We may implement part of our hedging strategy through a domestic taxable REIT subsidiary, or TRS, which will be subject to U.S. federal, state and, if applicable, local income tax.

Our Competitive Advantages

We believe that our competitive advantages include the following:

Access to an Established Asset Manager with an Experienced Investment Team and an Extensive Infrastructure.    Our Manager’s mortgage investment team is led by John P. Carey, who has over 18 years of experience trading and investing in residential mortgage-backed securities, or RMBS. As of December 31, 2007, the FFTW group had approximately $31.4 billion of fixed income assets under management, including $7.5 billion of residential and commercial mortgage assets. FFTW has been active in the mortgage sector for over 20 years, and as a result, FFTW’s mortgage team has developed proprietary analytical tools and models to aid in security selection and risk control. Our Manager has an extensive infrastructure, including its extensive risk management and financial reporting operations, as well as its business development, legal and compliance teams.

Access to BNP Paribas Relationships.    BNP Paribas maintains extensive long-term relationships with financial intermediaries, including primary dealers, leading investment banks, brokerage firms, repurchase agreement counterparties, and commercial banks. These relationships may enhance our ability to source and finance investment opportunities and access borrowings; however, BNP Paribas is not obligated to provide us with access to its relationships or to provide us with financing.

Attractive Risk Profile.    We believe that Agency RMBS offers attractive returns with reduced credit risk due to the fact that the principal on these securities is guaranteed by the agencies. We believe that the liquid nature of Agency RMBS and the agency guarantees enable lenders to offer consistent attractive financing terms relative to other types of mortgage-related investments.

Strong Alignment of BNP Paribas’s Interests.    Charter Atlantic Corporation, an affiliate of BNP Paribas and the parent company of our Manager, will purchase a number of shares of our common stock equal to 10.0% of the number of shares of common stock sold to the public in this offering. Assuming we sell                    shares of common stock in this offering, Charter Atlantic Corporation will purchase                  shares of common stock and will own approximately      % of our outstanding common stock upon the completion of this offering, or assuming the underwriters exercise the over-allotment option in full,      %. We believe that the significant ownership of our common stock by an affiliate of BNP Paribas upon completion of this offering and simultaneous private placement will align BNP Paribas’s interests with our interests.

Tax Advantages of REIT Qualification. Assuming that we meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, we will generally be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our net income that is distributed currently to our shareholders. This treatment substantially eliminates the ‘‘double taxation’’ at the corporate and stockholder levels that results generally from investment in a corporation.

Summary Risk Factors

An investment in shares of our common stock involves various risks. You should consider carefully the risks discussed below and under ‘‘Risk Factors’’ before purchasing our common stock.

•	We have no operating history and may not operate successfully. We operate in a highly competitive market for investment opportunities. We have not yet identified any specific investments. Our financial condition and results of operation will depend on our ability to successfully commence operations and manage future growth effectively.

•	The members of the management team of our Manager devote a portion of their time to other companies in capacities that could create conflicts of interest that may adversely affect our investment opportunities; this lack of a full-time commitment could also adversely affect our operating results.

•	Our Manager’s base management fee is payable regardless of our performance.

•	The management agreement with our Manager was not negotiated on an arm’s-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party and may be difficult and costly to terminate.

•	We expect to use significant leverage to fund the acquisition of our assets, which may adversely affect the return on our investments and may reduce cash available for distribution to our stockholders.

•	Continued adverse developments in the broader residential mortgage market may adversely affect the value of Agency RMBS and our ability to finance our portfolio.

•	We may incur increased borrowing costs related to repurchase agreements, which would adversely affect our profitability. In addition, our use of repurchase agreements may require us to provide additional collateral and may restrict us from leveraging our assets as fully desired.

•	Our Board of Directors has approved broad investment guidelines for our Manager and will not approve individual investment decisions made by our Manager. We may change our investment strategy and asset allocation without stockholder consent, which may result in riskier investments.

•	We are dependent on the key personnel of our Manager and access to its infrastructure for our success. The departure of any such personnel would have a material adverse effect on our performance.

•	Failure to obtain adequate capital and funding would adversely affect our results and may, in turn, negatively affect the market price of shares of our common stock and our ability to pay dividends to our stockholders.

•	An increase in our borrowing costs relative to the interest we receive on our assets may adversely affect our profitability, and thus our cash available for distribution to our stockholders.

•	Increases in interest rates could negatively affect the value of our investments, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

•	Our hedging transactions may not completely insulate us from interest rate risk. Hedging against interest rate exposure may adversely affect our earnings, which could reduce our cash available for distribution to our stockholders.

•	Prepayment rates could negatively affect the value of our investment portfolio, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

•	The mortgage loans we invest in and the mortgage loans underlying the mortgage and asset-backed securities we invest in are subject to delinquency, foreclosure and loss, which could result in losses to us.

•	Our failure to qualify as a REIT would subject us to U.S. federal income tax, which would reduce the cash available for distribution to our stockholders.

•	The REIT qualification rules impose limitations on the types of investments and hedging, financing, and other activities which we may undertake, and these limitations may, in some cases, preclude us from pursuing the most economically beneficial investment, hedging, financing and other alternatives

•	Loss of our 1940 Act exemption would adversely affect us and negatively affect our stock price and our ability to distribute dividends to our stockholders and could result in the termination of the management agreement with our Manager. In addition, the assets we may acquire are limited by the provisions of the 1940 Act and the rules and regulations promulgated thereunder which may, in some cases, preclude us from pursuing the most economically beneficial investment alternatives.

Our Structure

We were formed by FFTW, who may be deemed our promoter, as a Maryland corporation on February 26, 2008.

The following chart shows our structure after giving effect to this offering:

(1)	Simultaneously with this offering, Charter Atlantic Corporation, an affiliate of BNP Paribas and the parent company of our Manager, will purchase shares of our common stock; assumes no exercise by the underwriters of their over-allotment option.

Our Management Agreement

We will be externally managed and advised by our Manager. We will enter into a management agreement with our Manager effective upon the closing of this offering. The management agreement will govern the relationship between us and our Manager and will describe the services to be provided by our Manager and its compensation for those services. Under the management agreement, our Manager, subject to the supervision of our Board of Directors, will be required to implement our business strategy and oversee our business affairs in conformity with the operating policies and the investment guidelines that are proposed by the Investment Committee of our Manager and approved by our Board of Directors. Our Manager will be responsible for, among other duties, performing all of our day-to-day functions; determining investment criteria in conjunction with our Board of Directors; sourcing, analyzing and executing investments; asset sales and financings; and performing asset management duties.

The management agreement will have an initial term expiring on June 30, 2010, and will automatically be renewed for one-year terms thereafter unless earlier terminated. Our independent directors will review our Manager’s performance annually, and following the initial term, the management agreement may be terminated annually by us upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of at least a majority of the outstanding shares of our common stock (other than shares held by our Manager or its affiliates), based upon: (i) our Manager’s unsatisfactory performance that is materially detrimental to us, or (ii) our determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We will provide our Manager with 180-days prior notice of such termination. Upon termination without cause, we will make a termination payment to our Manager. We may also terminate the management agreement at any time on 30-days prior notice, including during the initial term of the agreement, without making a termination payment, for cause as defined in the management agreement. Our Manager may also decline to renew the management agreement by providing us with 180-days written notice, in which case we would not be required to make a termination payment.

The following table summarizes the fees and expense reimbursements and other amounts that we will pay to our Manager:

Type	Description	Payment
Base management fee:	The base management fee will be payable monthly in arrears in an amount equal to 1/12th of the following: •1.50% (per annum) of our stockholders’ equity up to $750 million; and	Monthly in cash.

•1.25% (per annum) of our stockholders’ equity in excess of $750 million.

For purposes of calculating the base management fee, our stockholders’ equity means the sum of the net proceeds from any issuances of our equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus our retained earnings at the end of such month (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any amount that we pay for repurchases of our common stock, and less any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income). This amount will be adjusted to exclude one-time events pursuant to changes in accounting principles generally accepted in the United States, or GAAP, and certain non-cash charges after discussions between our Manager and our independent directors and approved by a majority of our independent directors. Therefore, the amount of stockholders' equity used to calculate the base management fee could be greater than the amount of stockholders' equity shown in our financial statements.

Type	Description	Payment
Expense reimbursement:	We pay all operating expenses, except those specifically required to be borne by our Manager under the management agreement. Our reimbursement obligation is not subject to any dollar limitation. We will not reimburse our Manager for the salaries and other compensation of its employees, except for the allocable share of the compensation of our chief financial officer and employees hired by our Manager as in-house accounting, legal and back-office resources, based on the time they spend on our affairs. Our Manager will be responsible for the compensation of our chief executive officer, chief investment officer and our Manager’s investments professionals, which will not be reimbursed by us.	Quarterly in cash.
Termination payment:	Termination payment equal to three times the sum of the average annual base management fee earned by our Manager during the prior 24-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter.	Upon termination of the management agreement by us without cause or by our Manager if we materially breach the management agreement.
Incentive plan awards	Our 2008 equity incentive plan provides for grants of restricted common stock and other equity-based awards to our directors, officers and employees of our Manager.	Future awards may be made to officers and employees of our Manager.

Conflicts of Interest

We are dependent on our Manager for our day-to-day management and do not have any independent officers or employees. Our officers and our non-independent directors also serve as officers and employees of our Manager. Our management agreement with our Manager was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated at arm’s length with an unaffiliated third party. In addition, the ability of our Manager to engage in other business activities may reduce the time it and its officers and employees spend managing us.

Our Manager has discretionary investment authority over a number of different accounts. As of December 31, 2007, FFTW managed approximately $7.5 billion of assets invested in residential and commercial mortgage-backed securities on behalf of its institutional clients. It is possible in the future that FFTW may manage funds for additional accounts that may compete with us for investment opportunities. Our Manager has an investment allocation policy in place so that we may share equitably in investment opportunities with other client accounts of our Manager. To the extent our business evolves in such a way to give rise to conflicts not currently addressed by the investment allocation policy, our Manager may need to refine its policy to handle any such situations. To avoid any actual or perceived conflicts of interest with our Manager, an investment in any security structured or managed by our Manager, and any sale of our assets to our Manager and its affiliates or to an entity managed by our Manager and its affiliates, will have to be approved by a majority of our independent directors. Our Manager does not have an allocation policy governing sources of financing. It is possible that we may compete with other clients of our Manager in seeking financing for Agency RMBS investments. BNP Paribas and its affiliates may act as a broker or dealer for our investments and may act as a lender to us in the future in exchange for customary compensation. Our independent directors expect to establish parameters within which BNP Paribas and its affiliates may act as our counterparty and provide broker, dealer and lending services to us in order to enable transactions to occur in an orderly and timely manner.

It is difficult and costly to terminate the management agreement without cause. We may only terminate the management agreement without cause after the initial term in connection with the annual review of our Manager’s performance and the management fees and only with the approval of two-thirds of our independent directors or a majority of our stockholders (other than those shares held by our Manager or its affiliates), and upon the payment of a substantial termination payment. These conditions may adversely affect our ability to terminate our Manager without cause. For more information please see ‘‘Our Manager and the Management Agreement—Conflicts of Interest’’ and ‘‘Our Manager and the Management Agreement—Management Agreement.’’

We have agreed to pay our Manager a base management fee that is not tied to our performance. The base management fee component may not sufficiently incentivize our Manager to generate attractive risk-adjusted returns for us.

Operating and Regulatory Structure

REIT Qualification

In connection with this offering, we intend to elect to be treated as a REIT under Sections 856 through 859 of the Internal Revenue Code commencing with our taxable year ending on December 31, 2008. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

As a REIT, we generally will not be subject to U.S. federal income tax on our net taxable income we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to some U.S. federal, state and local taxes on our income or property.

1940 Act Exemption

We intend to operate our business so that we are exempt from registration under the 1940 Act. We will rely on the exemption provided by Section 3(c)(5)(C) of the 1940 Act, a provision designed for companies that do not issue redeemable securities and are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. In satisfying this exemption, we intend to invest at least 55% of our assets in Agency RMBS that represent the entire ownership in a pool of mortgage loans and other qualifying interests in real estate and approximately an additional 25% of our assets in other types of Agency RMBS and other real estate-related assets. As a result, we will be limited in our ability to make certain investments.

The Offering

Common stock offered by us	shares

Common stock to be outstanding after this offering	shares(1),(2)

Use of proceeds	Based on the anticipated initial public offering price of $ per share, we estimate that the net proceeds we will receive from the sale of shares of our common stock in this offering, together with simultaneous purchase of shares of our common stock at the initial public offering price by Charter Atlantic Corporation, will be approximately $ million, after deducting the underwriting discounts and commissions and other estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $ million.

We plan to use all the net proceeds from this offering and the simultaneous investment by Charter Atlantic Corporation to build an investment portfolio consisting of Agency RMBS and related financing and hedging instruments. We expect to fully deploy the net proceeds within 90 days of the completion of this offering. Pending this use, we intend to invest the net proceeds from this offering and the simultaneous investment by Charter Atlantic Corporation in readily marketable, short-term, interest-bearing investments, including money market accounts, that are consistent with our intention to qualify as a REIT. These temporary investments are expected to provide a lower net return than we hope to achieve from our targeted investments in Agency RMBS. See ‘‘Use of Proceeds’’

Our distribution policy	U.S. federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. For more information, please see ‘‘U.S. Federal Income Tax Considerations.’’

(1)	Assumes no exercise of the underwriters’ option to purchase up to an additional shares of our common stock solely to cover over-allotments, if any.
(2)	Includes shares of our common stock purchased by Charter Atlantic Corporation, an affiliate of BNP Paribas at the initial public offering price. Also includes (i) an aggregate of shares of restricted common stock that we will grant to directors, and (ii) 100 shares of common stock issued to FFTW at the time of our initial capitalization. Does not include shares of our common stock available for future grant under our 2008 equity incentive plan.

In connection with the REIT requirements, we intend to make regular quarterly distributions of all or substantially all of our net taxable income to holders of our common stock out of assets legally available therefor. Any future distributions we make will be at the discretion of our Board of Directors and will depend upon, among other things, our actual results of operations. These results and our ability to pay distributions will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. For more information, please see ‘‘Distribution Policy.’’

We cannot assure you that we will make any distributions to our stockholders.

NYSE symbol	‘‘GTC’’

Ownership and transfer restrictions	To assist us in complying with limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code, among other purposes, our charter generally prohibits, among other prohibitions, any stockholder from beneficially or constructively owning more than 9.8% in value or in number of shares, whichever is more restrictive, the outstanding shares of our capital stock or more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock. If Charter Atlantic Corporation’s purchase of shares of our common stock simultaneously with this offering exceeds the 9.8% ownership limit, we will grant a waiver to Charter Atlantic Corporation. See ‘‘Description of Capital Stock — Restrictions on Ownership and Transfer.’’

Risk factors	Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under ‘‘Risk Factors’’ and all other information in this prospectus before investing in our common stock.

Our Corporate Information

Our principal executive offices are located at 200 Park Avenue, 46th Floor, New York, NY 10166. Our telephone number is 1-877-4GALIOT. Our website is www.galiotcapital.com. The contents of our website are not a part of this prospectus.

 Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Associated With Our Management and Relationship With Our Manager

We are dependent on our Manager and may not find a suitable replacement if our Manager terminates the management agreement, in which case we may not be able to operate our business.

We have no employees, no separate facilities and are completely reliant on our Manager, which has significant discretion as to the implementation and execution of our business strategies and risk management practices. We can offer no assurance that our Manager will remain our Manager or that we will continue to have access to our Manager’s principals and professionals. The initial term of our management agreement with our Manager only extends until June 30, 2010. We are subject to the risk that our Manager will terminate the management agreement and that no suitable replacement will be found. If the management agreement is terminated and no suitable replacement is found to manage us, we may not be able to execute our business plan.

We are dependent on the key personnel and infrastructure of our Manager for our success.

We are dependent on the personal diligence, experience, skill and infrastructure of our Manager. Initially we will have officers and no employees. Our officers are also officers and employees of our Manager. The departure of any of the senior personnel of FFTW who provide services to us, in particular John P. Carey, could have a material adverse effect on our business, financial condition, cash flow and results of operations.

There are conflicts of interest in our relationship with our Manager, which could result in decisions that are not in the best interests of our stockholders.

We are subject to potential conflicts of interest arising out of our relationship with our Manager resulting from the fact that each of our officers also serves as an employee of our Manager, where they devote a portion of their time. In addition, these individuals are under no obligation mandating minimum amounts of time to be devoted to us. As a result, our Manager and our officers may have conflicts between their duties to us and their duties to, and interests in, our Manager. Though our Manager has an investment allocation policy in place so that we may share equitably with other client amounts of our Manager, there may be conflicts in allocating investments which are suitable both for us and other clients of our Manager. Our Manager does not have an allocation policy governing sources of financing. It is possible that we may compete with other clients of our Manager in seeking financing for Agency RMBS investments. To the extent our business evolves in such way to give rise to conflicts not currently addressed by the investment allocation policy, our Manager may need to refine its policy to handle any such situations. As of December 31, 2007, the FFTW group managed approximately $7.5 billion of investments in commercial and residential mortgage-backed securities on behalf of its institutional clients. Our Manager may compete with us with respect to certain investments which we may want to acquire, and, as a result, we may either not be presented with the opportunity or have to compete with our Manager to acquire these investments. Our Manager may choose to allocate favorable investments to itself and its clients instead of to us. The ability of our Manager and their respective officers and employees to engage in other business activities may reduce the time our Manager’s personnel spend on our business. Further, during turbulent conditions in the mortgage industry, distress in the credit markets or other times when we will need focused support and assistance from our Manager and its professionals, other clients for which our Manager also acts as an investment manager will likewise require greater focus and attention, placing our Manager’s resources in high demand. In such situations, we may not receive the necessary support and assistance we require or would otherwise receive if we were internally managed or if our Manager did not act as a manager for other entities. There is no assurance that the investment allocation policy that addresses some of the conflicts relating to our investments, which is described under ‘‘Our Manager and the Management Agreement — Conflicts of Interest,’’ will be adequate to address all of the conflicts that may arise.

Following this offering, we expect Charter Atlantic Corporation, an affiliate of BNP Paribas and the parent company of our Manager, to own         % of our common stock, excluding shares sold pursuant to the underwriters’ exercise of their over-allotment option and shares of our restricted common stock approved to be granted under our 2008 incentive plan. In evaluating investments and other management strategies, this may lead our Manager, which is an indirect wholly-owned subsidiary of BNP Paribas, to place emphasis on the maximization of revenues at the expense of other criteria, such as preservation of capital. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our invested portfolio.

Our Manager’s base management fee is payable regardless of our performance.

We will pay our Manager substantial management fees regardless of the performance of our portfolio. Our Manager’s entitlement to substantial nonperformance-based compensation might reduce its incentive to devote its time and effort to seeking investments that provide attractive risk-adjusted returns for our portfolio. This in turn could hurt both our ability to make distributions to our stockholders and the market price of our common stock.

The management agreement was not negotiated on an arm’s-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

We are subject to potential conflicts arising out of our relationship with our Manager. We are entirely dependent on our Manager for our day-to-day management. As a result, our management agreement with our Manager was negotiated between related parties, and its term, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

The termination of our management agreement by us would be difficult and costly.

Termination of the management agreement with our Manager without cause is difficult and costly. Our independent directors will review our Manager’s performance and the management fees annually, and following the initial term, the management agreement may be terminated annually by us without cause upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of at least a majority of the outstanding shares of our common stock (other than those shares held by our Manager or its affiliates), based upon: (i) our Manager’s unsatisfactory performance that is materially detrimental to us, or (ii) a determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. Our Manager will be provided 180-days prior notice of any such termination. Additionally, upon such termination, the management agreement provides that we will pay our Manager a termination payment equal to three times the average annual base management fee earned by our Manager during the prior 24-month period before such termination, calculated as of the end of the most recently completed fiscal quarter. These provisions may adversely affect our ability to terminate our Manager without cause.

Our Board of Directors has approved broad investment guidelines for our Manager and will not approve each investment decision made by our Manager.

Our Manager is authorized to operate pursuant to broad investment guidelines and will be responsible for making all of our investments. Our Board of Directors will periodically review our investment guidelines and our investment portfolio, but will not, and will not be required to, review our proposed investments, except that an investment in a security structured or managed by our

Manager or an affiliate of the Manager must be approved by a majority of our independent directors or must comply with parameters established in advance by our independent directors. In addition, in conducting periodic reviews, our Board of Directors may rely primarily on information provided to them by our Manager. Furthermore, our Manager may use complex strategies, and transactions entered into by our Manager may be difficult or impossible to unwind by the time they are reviewed by our Board of Directors. Our Manager will have great latitude within the broad investment guidelines in determining the types of assets it may decide are proper investments for us, which could result in investment returns that are substantially below expectations or that result in losses, which would materially and adversely affect our business operations and results. Further, decisions made and investments entered into by our Manager may not be in your best interests.

We may change our investment strategy and asset allocation without stockholder consent, which may result in riskier investments.

We may change our investment strategy or asset allocation at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus. A change in our investment strategy may increase our exposure to interest rate and default risk and real estate market fluctuations. Furthermore, a change in our asset allocation could result in our making investments in asset categories different from those described in this prospectus. These changes could adversely affect the market price of our common stock and our ability to make distributions to you.

We compete with investment vehicles of our Manager for access to our Manager’s investment professionals, resources and investment opportunities.

Our Manager provides investment and financial advice to a number of investment vehicles. Accordingly, we will compete with our Manager’s other investment vehicles for our Manager’s resources. In the future, our Manager may sponsor and manage other investment vehicles with an investment focus that overlaps with ours, which could result in us competing for access to the benefits that we expect our relationship with our Manager to provide to us.

If our Manager ceases to be our Manager pursuant to the management agreement, it could be an event of default under our financing arrangements and we could be unable to obtain future financing on commercially reasonable terms or at all.

The financial institutions that we expect will finance our investments may require that our Manager remain our Manager pursuant to the management agreement. The failure of our Manager to continue to be our investment manager could constitute an event of default under our financing arrangements, and each of the financial institutions may have the right to terminate their financing arrangements, including their obligation to advance funds to us to finance our future investments, require repayment of financed amounts or payment of termination amounts. If our Manager ceases to be our Manager for any reason and we are unable to obtain financing under these or replacement financing arrangements, our growth may be limited.

Our Manager’s liability is limited under the management agreement, and we have agreed to indemnify our Manager against certain liabilities.

Pursuant to the management agreement, our Manager does not assume any responsibility other than to render the services called for thereunder and is not responsible for any action of our Board of Directors in following or declining to follow its advice or recommendations. Our Manager and its members, officers and employees are not liable to us, our directors or our shareholders for acts performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. We have agreed to indemnify our Manager and its sub-advisors, members, officers and employees and each person controlling our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of such indemnified party not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, and performed in good faith in accordance with and pursuant to the management agreement.

Risks Related To Our Business

We have no operating history and may not operate successfully or generate sufficient revenue to make or sustain distributions to our stockholders.

We were organized in February 2008 and have no operating history. We have no assets and will commence operations only upon completion of this offering. Although the management team of our Manager has experience managing client accounts with investments in Agency RMBS, we do not have an operating history, and our Manager has no experience operating a REIT. As a result, it is difficult to value our business and future prospects and we cannot assure you that we will be able to operate our business successfully or implement our operating policies and strategies described in this prospectus. If we do not implement our investment or financing strategies as described herein or successfully, our business could be harmed and our net income, and the amount and frequency of any dividends that may be paid on our common stock, could be adversely affected. We are unable to present our results of operations in this prospectus because we do not have an operating history. We cannot assure you that we will be able to generate sufficient revenue from operations to pay our operating expenses or sustain dividend payments to shareholders.

We are dependent on our Manager, who has no experience operating a REIT.

Our Manager does not have experience operating a REIT in compliance with the numerous technical restrictions and limitations set forth in the Internal Revenue Code applicable to REITs or the 1940 Act. Our Manager and its employees’ lack of experience in managing an investment portfolio under regulatory constraints applicable to REITs may hinder their ability to achieve our investment objectives. In addition, maintaining our REIT qualification and complying with the 1940 Act exemptions limit the types of investments we are able to make. Our Board of Directors will not review or approve individual investments unless the investment is outside our operating policies or investment guidelines.

We operate in a highly competitive market for investment opportunities and more established competitors may be able to compete more effectively for investment opportunities than we can.

A number of entities will compete with us to make the types of investments that we plan to make. We will compete with other REITs, public and private funds, commercial and investment banks and commercial finance companies. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. Several other REITs have recently raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with ours, which may create competition for investment opportunities. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time, and we can offer no assurance that we will be able to identify and make investments that are consistent with our investment objectives.

Continued adverse developments in the residential mortgage market, including recent defaults, credit losses and liquidity concerns, could make it difficult for us to borrow money to acquire Agency RMBS on a leveraged basis, which could adversely affect our profitability.

We intend to rely on the availability of financing to acquire Agency RMBS on a leveraged basis. Institutions from which we will seek to obtain financing may have owned or financed Agency RMBS which have declined in value and caused them to suffer losses as a result of the recent downturn in the residential mortgage market. If these conditions persist, these institutions may be forced to exit the repurchase market, become insolvent or further tighten their lending standards or increase the amount of equity capital or haircut required to obtain financing, and in such event, could make it more difficult for us to obtain financing on favorable terms or at all. Our profitability may be adversely affected if we were unable to obtain cost-effective financing for our investments.

Continued adverse developments in the broader residential mortgage market may adversely affect the value of the agency securities in which we intend to invest.

Recently, the residential mortgage market in the United States has experienced a variety of difficulties and changed economic conditions, including recent defaults, credit losses and liquidity concerns. Over the last month, news of actual and potential security liquidations has increased the volatility of many financial assets, including agency securities and other high-quality RMBS assets. As a result, values for RMBS assets, including some agency securities and other AAA-rated RMBS assets, have been negatively impacted. Further increased volatility and deterioration in the broader residential mortgage and RMBS markets may adversely affect the performance and market value of the agency securities in which we intend to invest.

We intend to invest the net proceeds of this offering and the simultaneous purchase by Charter Atlantic Corporation in Agency RMBS.

Our investments will serve as collateral for our financings. Any decline in their value, or perceived market uncertainty about their value, would likely make it difficult for us to obtain financing on favorable terms or at all, or maintain our compliance with terms of any financing arrangements already in place. If market conditions result in a decline in the value of our agency securities, our financial position and results of operations could be adversely affected.

Rapid changes in the values of our Agency RMBS may make it more difficult for us to maintain our qualification as a REIT or our exemption from the 1940 Act.

If the market value or income potential of our Agency RMBS declines as a result of increased interest rates, prepayment rates or other factors, we may need to increase our real estate investments and income or liquidate any non-qualifying assets to maintain our REIT qualification or our exemption from the 1940 Act. If the decline in real estate asset values or income occurs quickly, this may be especially difficult to accomplish. We may have to make investment decisions that we otherwise would not make absent the REIT and 1940 Act considerations.

We expect to leverage our investments, which may adversely affect our return on our investments and may reduce cash available for distribution to our stockholders.

We expect to leverage our investments through borrowings, generally through the use of repurchase agreements. We are not required to maintain any specific debt-to-equity ratio. The amount of leverage will vary depending on our ability to obtain credit facilities, the lenders’ and rating agencies’ estimates of the stability of the investments’ cash flow, and our assessment of the appropriate amount of leverage for the particular assets we are funding. We may be required to maintain minimum average cash balances in connection with borrowings under a credit facility. Our return on our investments and cash available for distribution to our stockholders may be reduced to the extent that changes in market conditions prevent us from leveraging our investments or increase the cost of our financing relative to the income that can be derived from the assets acquired. Our debt service payments will reduce cash flow available for distributions to stockholders, which could adversely affect the price of our common stock. We may not be able to meet our debt service obligations, and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or sale to satisfy the obligations.

A decrease in the value of assets leveraged through repurchase agreements may lead to margin calls which we will have to satisfy. A margin call means that the lender requires us to pledge additional collateral to re-establish the value of the collateral to the amount of the borrowing with minimal notice. We may not have the funds available to satisfy any such margin calls and we may be forced to sell assets at significantly depressed prices due to market conditions or otherwise. The satisfaction of such margin calls may reduce cash flow available for distribution to our stockholders. Any reduction in distributions to our stockholders may cause the value of our common stock to decline, in some cases, precipitously.

As a result of recent market disruptions, repurchase agreement lenders have tightened their lending standards.

As a result of recent market disruptions that included company and hedge fund failures and securities portfolio foreclosures by repurchase agreement lenders, among other events, repurchase agreement lenders have tightened their lending standards and have done so in a manner that now distinguishes between ‘‘type’’ of Agency RMBS. For example, during the month of March 2008, lenders generally increased haircuts (the difference between the cash we receive from the counterparty when we initially sell the securities to the counterparty less than the value of those securities) substantially on Agency RMBS secured by hybrid ARMs which are largely dependent upon cash flow structure. A material increase in haircuts on these securities would likely negatively affect our profitability, liquidity, and the results of operations.

Failure to procure adequate capital and funding on favorable terms, or at all, would adversely affect our results and may, in turn, negatively affect the market price of shares of our common stock and our ability to distribute dividends to our stockholders.

We do not have any financing arrangements in place as of the date of this prospectus. Due to the current dislocations in the subprime mortgage sector, the current weakness in the broader mortgage market, significant sales of Agency and non-Agency mortgage backed securities by borrowers to satisfy margin calls under repurchase agreements, and the recent turmoil in the financial markets as it relates to major financial institutions, our ability to obtain financing arrangements on acceptable terms, or at all, could be adversely affected. We will depend on a limited number of lenders to provide the primary credit facilities for our purchases of Agency RMBS. One or more of our prospective lenders may be unwilling or unable to provide us with funding on favorable terms, or at all, which could adversely affect our ability to operate our business in the manner described in this prospectus, to achieve profitability or to pay dividends to shareholders.

In addition, we will be required to renew or replace our maturing short-term borrowings on a continuous basis to achieve our investment and leverage objectives. Prospective lenders may be unwilling or unable to renew or replace our maturing borrowings on favorable terms, or at all. If we cannot renew or replace maturing borrowings, we may have to sell our Agency RMBS under adverse market conditions and may incur permanent capital losses as a result.

We cannot assure you that these markets will remain an efficient source of long-term financing for our assets. If our strategy is not viable, we will have to find alternative forms of financing for our assets which may not be available. Further, as a REIT, we are required to distribute annually at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain, to our stockholders and are therefore not able to retain significant amounts of our earnings for new investments. We cannot assure you that any, or sufficient, funding or capital will be available to us in the future on terms that are acceptable to us. If we cannot obtain sufficient funding on acceptable terms, there may be a negative impact on the market price of our common stock and our ability to make distributions to our stockholders. Moreover, our ability to grow will be dependent on our ability to procure additional funding. To the extent we are not able to raise additional funds through the issuance of additional equity or borrowings, our growth will be constrained.

We expect that our financing facilities will contain covenants that restrict our operations and may inhibit our ability to grow our business and increase revenues.

We expect our financing facilities will contain extensive restrictions, covenants, and representations and warranties that, among other things, will require us to satisfy specified financial, asset quality, loan eligibility and loan performance tests. If we fail to meet or satisfy any of these covenants or representations and warranties, we would be in default under these agreements and our lenders could elect to declare all amounts outstanding under the agreements to be immediately due and payable, enforce their respective interests against collateral pledged under such agreements and restrict our ability to make additional borrowings. We also expect our financing agreements will contain cross-default provisions, so that if a default occurs under any one agreement, the lenders under our other agreements could also declare a default.

These restrictions may interfere with our ability to obtain financing, including the financing needed to qualify as a REIT, or to engage in other business activities, which may significantly harm our business, financial condition, liquidity and results of operations. A default and resulting repayment acceleration could significantly reduce our liquidity, which could require us to sell our assets to repay amounts due and outstanding. This could also significantly harm our business, financial condition, results of operations, and our ability to make distributions, which could cause the value of our common stock to decline. A default will also significantly limit our financing alternatives such that we will be unable to pursue our leverage strategy, which could curtail our investment returns.

The repurchase agreements that we will use to finance our investments may require us to provide additional collateral and may restrict us from leveraging our assets as fully as desired.

If the market value of the loans or securities pledged or sold by us to a repurchase lender decline in value, we may be required by the lending institution to provide additional collateral or pay down a portion of the funds advanced, but we may not have the funds available to do so. Generally, it is the determination of the repurchase lenders as to whether there have been declines in value which trigger a requirement for us to post additional collateral. Posting additional collateral will reduce our liquidity and limit our ability to leverage our assets, which could adversely affect our business. In the event we do not have sufficient liquidity to meet such requirements, lending institutions can accelerate repayment of our indebtedness, increase our borrowing rates, liquidate our collateral or terminate our ability to borrow. Such a situation would likely result in a rapid deterioration of our financial condition and possibly necessitate a filing for protection under the U.S. Bankruptcy Code.

Further, financial institutions may require us to maintain a certain amount of cash that is not invested or to set aside non-levered assets sufficient to maintain a specified liquidity position which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on equity. If we are unable to meet these collateral obligations, then, as described above, our financial condition could deteriorate rapidly.

Our use of repurchase agreements to borrow funds may give our lenders greater rights in the event that either we or a lender files for bankruptcy.

Our borrowings under repurchase agreements may qualify for special treatment under the bankruptcy code, giving our lenders the ability to avoid the automatic stay provisions of the bankruptcy code and to take possession of and liquidate our collateral under the repurchase agreements without delay in the event that we file for bankruptcy. Furthermore, the special treatment of repurchase agreements under the bankruptcy code may make it difficult for us to recover our pledged assets under a repurchase agreement in the event that a lender party to such agreement files for bankruptcy. Thus, the use of repurchase agreements exposes our pledged assets to risk in the event of a bankruptcy filing by either a lender or us.

If the counterparty to our repurchase transactions defaults on its obligation to resell the underlying security back to us at the end of the transaction term, or if the value of the underlying security has declined as of the end of that term or if we default on our obligations under the repurchase agreement, we will lose money on our repurchase transactions.

When we engage in a repurchase transaction, we generally sell securities to the transaction counterparty and receive cash from the counterparty. The counterparty is obligated to resell the securities back to us at the end of the term of the transaction, which is typically 30-90 days. Because the cash we receive from the counterparty when we initially sell the securities to the counterparty is less than the value of those securities (this difference is referred to as the haircut), if the counterparty defaults on its obligation to resell the securities back to us we would incur a loss on the transaction equal to the amount of the haircut (assuming there was no change in the value of the securities). We would also lose money on a repurchase transaction if the value of the underlying securities has declined as of the end of the transaction term, as we would have to repurchase the securities for their initial value but would receive securities worth less than that amount. Any losses we incur on our repurchase transactions could adversely affect our earnings, and thus our cash available for distribution to our stockholders.

If we default on one of our obligations under a repurchase transaction, the counterparty can terminate the transaction and cease entering into any other repurchase transactions with us. In that case, we would likely need to establish a replacement repurchase facility with another repurchase dealer in order to continue to leverage our portfolio and carry out our investment strategy. There is no assurance we would be able to establish a suitable replacement facility.

An increase in our borrowing costs relative to the interest we receive on our assets may adversely affect our profitability, and thus our cash available for distribution to our stockholders.

As our repurchase agreements and other short-term borrowings mature, we will be required either to enter into new borrowings or to sell certain of our investments. An increase in short-term interest rates at the time that we seek to enter into new borrowings would reduce the spread between our returns on our assets and the cost of our borrowings. This would adversely affect our returns on our assets that are subject to prepayment risk, including our mortgage-backed securities, which might reduce earnings and, in turn, cash available for distribution to our stockholders.

An increase in interest rates may harm our book value, which could harm the value of our common stock.

Increases in the general level of interest rates can cause the fair market value of our assets to decline. The hybrid adjustable-rate Agency RMBS (during the fixed-rate component of the mortgages underlying such Agency RMBS) and fixed-rate Agency RMBS that we may acquire will generally be more negatively affected by such increases than the adjustable-rate Agency RMBS that we may acquire. In accordance with accounting rules, we will be required to reduce our stockholders’ equity, or book value, by the amount of any decrease in the market value of our Agency RMBS that are classified for accounting purposes as available-for-sale. We will be required to evaluate our Agency RMBS on a quarterly basis to determine their fair value by using third party bid price indications provided by dealers who make markets in these securities or by third-party pricing services. If the fair value of a security is not available from a dealer or third-party pricing service, we will estimate the fair value of the security using a variety of methods including, but not limited to, discounted cash flow analysis, matrix pricing, option-adjusted spread models and fundamental analysis. Aggregate characteristics taken into consideration include, but are not limited to, type of collateral, index, margin, periodic cap, lifetime cap, underwriting standards, age and delinquency experience. However, the fair value reflects estimates and may not be indicative of the amounts we would receive in a current market exchange. If we determine that an Agency RMBS is other-than-temporarily impaired, we would be required to reduce the value of such Agency RMBS on our balance sheet by recording an impairment charge in our income statement and our stockholders’ equity would be correspondingly reduced. Reductions in stockholders’ equity decrease the amounts we may borrow to purchase additional Agency RMBS, which could restrict our ability to increase our net income.

An increase in interest rates may cause a decrease in the volume of newly issued Agency RMBS which could adversely affect our ability to acquire Agency RMBS that satisfy our investment objectives and to generate income and pay dividends.

Rising interest rates generally reduce the demand for consumer credit, including mortgage loans, due to the higher cost of borrowing. A reduction in the volume of mortgage loans originated may affect the volume of Agency RMBS available to us, which could affect our ability to acquire Agency RMBS and satisfy our investment objectives. Rising interest rates may also cause Agency RMBS that were issued prior to an interest rate increase to provide yields that exceed prevailing market interest rates. If rising interest rates cause us to be unable to acquire a sufficient volume of Agency RMBS or Agency RMBS with a yield that exceeds the borrowing cost we will incur to purchase Agency RMBS, our ability to satisfy our investment objectives and to generate income and pay dividends in the amount expected, or at all, may be materially and adversely affected.

A flat or inverted yield curve may negatively affect our operations and profitability due to its potential impact on investment yields and the supply of adjustable-rate mortgage, or ARM, products.

A flat yield curve occurs when there is little difference between short-term and long-term interest rates. An inverted yield curve occurs when short-term interest rates are higher than long-term interest rates. A flat or inverted yield curve will likely reduce our profitability because we will generally borrow on a short-term basis and our investments will generally earn a return based on relatively longer-term interest rates. A flat or inverted yield curve may also be an adverse environment for ARM product volume, as there may be little incentive for borrowers to choose an ARM product over a longer-term fixed-rate loan. If the supply of ARM product decreases, yields may decline due to market forces.

Hedging against interest rate exposure may adversely affect our earnings, which could reduce our cash available for distribution to our stockholders.

Subject to maintaining our qualification as a REIT, we may pursue various hedging strategies to seek to reduce our exposure to losses from adverse changes in interest rates. Our hedging activity will vary in scope based on the level and volatility of interest rates, the type of assets held and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedges may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability;

•	the amount of income that a REIT may earn from hedging transactions (other than through taxable REIT subsidiaries, or TRSs) to offset interest rate losses is limited by U.S. federal tax provisions governing REITs;

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

•	the party owing money in the hedging transaction may default on its obligation to pay.

Our hedging transactions, which are intended to limit losses, may actually limit gains and increase our exposure to losses. As a result, our hedging activity may adversely affect our earnings, which could reduce our cash available for distribution to our stockholders.

In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record-keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying derivative transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in its default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

Whether the derivatives we acquire achieve hedge accounting treatment under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, or SFAS No. 133, hedging generally involves costs and risks. Our hedging strategies may adversely affect us because hedging activities involve costs that we will incur regardless of the effectiveness of the hedging activity. Those costs may be higher in periods of market volatility, both because the counterparties to our derivative agreements may demand a higher payment for taking risks, and because repeated adjustments of our hedges during periods of interest rate changes also may increase costs. Especially if our hedging strategies are not effective, we could incur significant hedging-related costs without any corresponding economic benefits.

We may fail to qualify for hedge accounting treatment.

We intend to record derivative and hedge transactions in accordance with SFAS No. 133. Under these standards, we may fail to qualify for hedge accounting treatment for a number of reasons, including if we use instruments that do not meet the SFAS No. 133 definition of a derivative (such a short sales), we fail to satisfy SFAS No. 133 hedge documentation and hedge effectiveness assessment requirements or our instruments are not highly effective. If we fail to qualify for hedge accounting treatment, our operating results may suffer because losses on the derivatives that we enter into may not be offset by a change in the fair value of the related hedged transaction.

Our use of certain hedging techniques may expose us to counterparty risks.

If a swap counterparty under an interest rate swap agreement that we intend to enter into as part of our hedging strategy cannot perform under the terms of the interest rate swap, we may not receive payments due under that agreement, and thus, we may lose any unrealized gain associated with the interest rate swap. The hedged liability could cease to be hedged by the interest rate swap. Additionally, we may also risk the loss of any collateral we have pledged to secure our obligations under the interest rate swap if the counterparty becomes insolvent or files for bankruptcy. Similarly, if an interest rate cap counterparty fails to perform under the terms of the interest rate cap agreement, in addition to not receiving payments due under that agreement that would off-set our interest expense, we could also incur a loss for all remaining unamortized premium paid for that security.

Declines in the market values of our investments may adversely affect periodic reported results and credit availability, which may reduce earnings and, in turn, cash available for distribution to our stockholders.

A substantial portion of our assets will be classified for accounting purposes as available-for-sale. Changes in the market values of those assets will be directly charged or credited to stockholders’ equity. As a result, a decline in value may reduce the book value of our assets. Moreover, if the decline in value of an available-for-sale security is other than temporary, such decline will reduce earnings.

A decline in the market value of our assets may also adversely affect us in instances where we have borrowed money based on the market value of those assets. If the market value of those assets declines, the lender may require us to post additional collateral to support the loan. If we were unable to post the additional collateral, we would have to sell the assets at a time when we might not otherwise choose to do so. A reduction in credit available may reduce our earnings and, in turn, cash available for distribution to stockholders.

We are highly dependent on information systems and third parties, and systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our common stock and our ability to pay dividends to our stockholders.

Our business is highly dependent on communications and information systems. Any failure or interruption of our systems could cause delays or other problems in our securities trading activities, including mortgage-backed securities trading activities, which could have a material adverse effect on our operating results and negatively affect the market price of our common stock and our ability to pay dividends to our stockholders.

Our net assets may not grow sufficiently to cover the costs of establishing and operating our business and our stockholders may not recover amounts initially invested.

Amounts owing under our borrowings and repurchase agreements will rank ahead of stockholders’ entitlements and, accordingly, if our net assets do not grow sufficiently to cover the costs of establishing and operating our business, shareholders may not recover the amount initially invested.

Loss of our 1940 Act exemption would adversely affect us and negatively affect the market price of shares of our common stock and our ability to distribute dividends and could result in the termination of the management agreement with our Manager.

We intend to operate our company so as not to become regulated as an investment company under the 1940 Act in reliance on the exemption provided by Section 3(c)(5)(C) of the 1940 Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires that: (i) at least 55% of our investment portfolio consist of ‘‘mortgages and other liens on and interest in real estate,’’ or ‘‘qualifying real estate interests,’’ and (ii) at least 80% of our investment portfolio consist of qualifying real estate interests plus ‘‘real estate-related assets.’’ In satisfying this requirement, we intend to invest at least 55% of our assets in Agency RMBS that represent the entire ownership in a pool of mortgage loans and other qualifying interests in real estate and approximately an additional 25% of our assets in other types of Agency RMBS and other real estate-related assets. As a result, we will be limited in our ability to make certain investments.

If we fail to qualify for this exemption in the future, we could be required to restructure our activities in a manner that, or at a time when, we would not otherwise choose to do so, which could negatively affect the value of shares of our common stock, the sustainability of our business model, and our ability to make distributions. For example, if the market value of our investments in securities were to increase by an amount that resulted in less than 55% of our assets being invested in Agency RMBS that represent the entire ownership in a pool of mortgage loans or less than 80% of our assets being invested in real estate-related assets, we might have to sell securities to qualify for exemption under the 1940 Act. The sale could occur during adverse market conditions, and we could be forced to accept a price below that which we believe is acceptable. In addition, there can be no assurance that the laws and regulations governing REITs, including the Division of Investment Management of the SEC providing more specific or different guidance regarding the treatment of assets as qualifying real estate assets or real estate-related assets, will not change in a manner that adversely affects our operations.

A loss of our 1940 Act exemption would allow our Manager to terminate the management agreement with us, which could have a material adverse effect on our business, financial condition, cash flow and results of operations.

Risks Related To Our Investments

We have not yet identified any specific investments.

We have not yet identified any specific investments for our portfolio and, thus, you will not be able to evaluate any proposed investments before purchasing shares of our common stock. Additionally, our investments will be selected by our Manager, and our stockholders will not have input into such investment decisions. Both of these factors will increase the uncertainty, and thus the risk, of investing in our shares.

Until appropriate investments can be identified, our Manager may invest the net proceeds of this offering in interest-bearing short-term investments, including money market accounts, which are consistent with our intention to qualify as a REIT. These investments are expected to provide a lower net return than we hope to achieve from investments in our intended use of proceeds of this offering. We expect to reallocate a portion of the net proceeds from this offering into a portfolio of Agency RMBS within 90 days, subject to the availability of appropriate investment opportunities. Our Manager intends to conduct due diligence with respect to each investment and suitable investment opportunities may not be immediately available. Even if opportunities are available, there can be no assurance that our Manager’s due diligence processes will uncover all relevant facts or that any investment will be successful. The failure of our Manager to apply the proceeds of this offering effectively or find investments that meet our investment criteria in sufficient time or on acceptable terms could result in unfavorable returns, could cause a material adverse effect on our business, financial condition, liquidity, results of operations and ability to make distributions to our stockholders, and could cause the value of our common stock to decline.

We are subject to the risk that Fannie Mae and Freddie Mac may not be able to fully satisfy their guarantee obligations, which may adversely affect the value of our investment portfolio and our ability to sell or finance these securities.

The interest and principal payments we expect to receive on the Agency RMBS in which we intend to invest will be guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. Unlike the Ginnie Mae certificates in which we may invest, the principal and interest on securities issued by Fannie Mae and Freddie Mac are not guaranteed by the U.S. government. All the agency securities in which we intend to invest depend on a steady stream of payments on the mortgages underlying the securities.

The recent economic challenges in the residential mortgage market have affected the financial results of Fannie Mae and Freddie Mac. For 2007 and the first quarter of 2008, both Fannie Mae and Freddie Mac reported substantial losses. Fannie Mae has publicly stated that it expects losses on guarantees of Agency RMBS to continue and expects significant increases in credit-related expenses and credit losses through 2008. Freddie Mac has publicly stated that it expects total credit losses to increase in 2008. If Fannie Mae and Freddie Mac continue to suffer significant losses, their ability to honor their respective Agency RMBS guarantees may be adversely affected. Further, any actual or perceived financial challenges at either Fannie Mae or Freddie Mac has caused and could continue to cause the rating agencies to downgrade securities issued by Fannie Mae and Freddie Mac. On May 14, 2008, Moody’s Investors Service, or Moody’s, downgraded Freddie Mac’s bank financial strength rating from A− to B+, which measures the likelihood it will require financial assistance from third parties. On May 6, 2008, Moody’s downgraded its bank financial strength rating on Fannie Mae by one notch from B+ to B after Fannie Mae posted its third straight quarterly loss. Any failure to honor guarantees on Agency RMBS by Fannie Mae or Freddie Mac or any downgrade of securities issued by Fannie Mae or Freddie Mac by the rating agencies could cause a significant decline in the cash flow from, and the value of, any Agency RMBS we may own, and we may then be unable to sell or finance agency securities on favorable terms or at all.

Changes to the nature, extent or regulation of the business activities of Fannie Mae or Freddie Mac or declines in the U.S. real estate or credit markets might adversely affect their credit ratings and the market prices of their securities, including Agency RMBS to be acquired by us.

Fannie Mae and Freddie Mac are shareholder-owned publicly traded corporations created by charters of the U.S. Congress. They are commonly referred to as ‘‘Government-sponsored enterprises,’’ although their obligations are not guaranteed by the U.S. government. Fannie Mae and Freddie Mac purchase mortgage loans from mortgage originators and either hold those mortgages in their portfolios or pool them into Agency RMBS, which they guarantee for full and timely payment of principal and interest, regardless of whether the mortgagors actually make the payments. Fannie Mae’s and Freddie Mac’s obligations in respect of their respective guarantees rank equally with their respective senior unsecured debt securities, which are currently rated Aaa by Moody’s and AAA by Standard & Poor’s and Fitch.

Furthermore, the recent conditions in the U.S. subprime mortgage market have exposed Fannie Mae and Freddie Mac to substantial losses, and they could face more losses if the U.S. real estate and credit markets continue to decline. Further declines in the U.S. real estate or credit markets could require or cause Fannie Mae or Freddie Mac to change the nature and extent of their business activities (including the type or amount of Agency RMBS they issue), could adversely affect their activities, financial condition and overall risk profile, and could adversely affect their credit ratings and the market prices of the RMBS created and guaranteed by them, and, as a result, our shareholders’ equity.

New laws may be passed affecting the relationship between Fannie Mae and Freddie Mac, and the U.S. Government, which could adversely affect the availability and pricing of Agency MBS.

Legislation has been or may be proposed to change the relationship between Fannie Mae and Freddie Mac, on the one hand, and the U.S. Government, on the other hand, or that requires Fannie Mae and Freddie Mac to reduce the amount of mortgages they own or limit the amount of securities they guarantee. We intend to invest exclusively in Agency RMBS. If any such legislation is enacted into law, it may lead to market uncertainty and the actual or perceived impairment in the credit quality of securities issued by Fannie Mae or Freddie Mac. This may increase the risk of loss from investments in securities issued by Fannie Mae and/or Freddie Mac. Any legislation requiring Fannie Mae or Freddie Mac to reduce the amount of mortgages they own or for which they guarantee payments on Agency MBS could adversely affect the availability and pricing of Agency MBS and therefore, adversely affect our business prospects.

We may not realize income or gains from our investments.

We seek to generate both current income and capital appreciation. The securities we invest in may, however, not appreciate in value and, in fact, may decline in value, and the debt securities we invest in may default on interest or principal payments. Accordingly, we may not be able to realize income or gains from our investments. Any gains that we do realize may not be sufficient to offset any other losses we experience. Any income that we realize may not be sufficient to offset our expenses.

Our investments may be concentrated and will be subject to risk of default.

While we intend to diversify our portfolio of investments in the manner described in this prospectus, we are not required to observe specific diversification criteria. To the extent that our portfolio is concentrated in any one region or type of security, downturns relating generally to such region or type of security may result in defaults on a number of our investments within a short time period, which may reduce our net income and the value of our shares and accordingly may reduce our ability to pay dividends to our stockholders.

Differences in timing of interest rate adjustments on adjustable-rate agency securities we may acquire and our borrowings may adversely affect our profitability and our ability to make distributions to our stockholders.

Certain of the Agency RMBS we intend to acquire will be adjustable-rate securities. This means that their interest rates may vary over time based upon changes in an objective index, such as

•	LIBOR, the interest rate that banks in London offer for deposits in London of U.S. dollars;

•	the Treasury rate, a monthly or weekly average yield of benchmark U.S. Treasury securities, as published by the Federal Reserve Board; or

•	the CD rate, the weekly average or secondary market interest rates on six-month negotiable certificates of deposit, as published by the Federal Reserve Board.

These indices generally reflect short-term interest rates. We will rely primarily on short-term borrowings to acquire Agency RMBS with long-term maturities. The relationship between short-term and longer-term interest rates is often referred to as the ‘‘yield curve.’’ Ordinarily, short-term interest rates are lower than longer-term interest rates. If short-term interest rates disproportionately relative to longer-term interest rates (a flattening of the yield curve), our borrowing costs may increase more rapidly than the interest income earned on our assets. Because we expect our investments in Agency RMBS generally will bear interest based on longer-term rates than our borrowings, a flattening of the yield curve would tend to decrease our net income and the market value of the Agency RMBS in our investment portfolio. Additionally, to the extent cash flows from investments that return scheduled and unscheduled principal are reinvested, the spread between the yields on the new investments and available borrowing rats may decline, which would likely decrease our net income. It is also possible that the short-term interest rates may exceed longer-term interest rates (a yield curve inversion), in which event, our borrowing costs may exceed our interest income and we could incur operating losses, which would hinder our ability to make distributions to our stockholders.

Interest rate caps on our adjustable rate Agency RMBS may reduce our net income and cause us to suffer a loss during periods of rising interest rates.

Adjustable-rate Agency RMBS will typically be subject to periodic and lifetime interest rate caps. Periodic interest rate caps limit the amount an interest rate can increase during any given period. Lifetime interest rate caps limit the amount an interest rate can increase through the maturity of Agency RMBS. Our borrowings typically will not be subject to similar restrictions. Accordingly, in a period of rapidly increasing interest rates, the interest rates paid on our borrowings could increase without limitation while caps could limit the interest rates on our adjustable-rate Agency RMBS. This problem is magnified for hybrid adjustable-rate and adjustable-rate agency securities that are not fully indexed. Further, some hybrid adjustable-rate and adjustable-rate securities may be subject to periodic payment caps that result in a portion of the interest being deferred and added to the principal outstanding. As a result, we may receive less cash income on hybrid adjustable-rate and adjustable-rate Agency RMBS than we need to pay interest on our related borrowings. These factors could reduce our net interest income and cause us to suffer a loss during periods of rising interest rates.

Most of our portfolio investments will be recorded at fair value, as determined in accordance with our pricing policy as approved by our Board of Directors and, as a result, there will be uncertainty as to the value of these investments.

Most of our portfolio investments will be in the form of securities that are not publicly traded. The fair value of securities and other investments that are not publicly traded may not be readily determinable. We will value these investments quarterly at fair value, as determined in accordance with our pricing policy as approved by our Board of Directors. Because such valuations are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. The value of our common stock could be adversely affected if our determinations regarding the fair value of these investments were materially higher than the values that we ultimately realize upon their disposal.

A prolonged economic slowdown, a recession or declining residential real estate values could impair our investments and harm our operating results.

Many of our investments may be susceptible to economic slowdowns or recessions, which could lead to financial losses in our investments and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could prevent us from increasing investments and have an adverse effect on our operating results.

Prepayment rates could negatively affect the value of our investment portfolio, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

Pools of residential mortgage loans underlie the Agency RMBS that we will acquire. In the case of residential mortgage loans, there are seldom any restrictions on borrowers’ abilities to prepay their loans. We will generally receive payments from principal payments that are made on these underlying mortgage loans. When borrowers prepay their mortgage loans faster than expected, this results in prepayments that are faster than expected on the Agency RMBS. Faster than expected prepayments could adversely affect our profitability, including in the following ways:

•	We may purchase Agency RMBS that have a higher interest rate than the market interest rate at the time. In exchange for this higher interest rate, we may pay a premium over the par value to acquire the security. In accordance with GAAP, we may amortize this premium over the estimated term of the mortgage-backed security. If the mortgage-backed security is prepaid in whole or in part prior to its maturity date, however, we may be required to expense the premium that was prepaid at the time of the prepayment.

•	We anticipate that a substantial portion of our adjustable-rate Agency RMBS may bear interest rates that are lower than their fully indexed rates, which are equivalent to the applicable index rate plus a margin. If an adjustable-rate Agency RMBS is prepaid prior to or soon after the time of adjustment to a fully-indexed rate, we will have held that Agency RMBS while it was least profitable and lost the opportunity to receive interest at the fully indexed rate over the remainder of its expected life.

•	If we are unable to acquire new Agency RMBS similar to the prepaid Agency RMBS, our financial condition, results of operation and cash flow would suffer.

Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates also may be affected by conditions in the housing and financial markets, general economic conditions and the relative interest rates on fixed-rate and adjustable-rate mortgage loans.

While we will seek to minimize prepayment risk to the extent practical, in selecting investments we must balance prepayment risk against other risks and the potential returns of each investment. No strategy can completely insulate us from prepayment risk.

The mortgage loans underlying our Agency RMBS will be subject to delinquency, foreclosure and loss, which could result in losses to us.

Residential mortgage loans are secured by single-family residential property and are subject to risks of delinquency and foreclosure and risks of loss. The ability of a borrower to repay a loan secured by a residential property is dependent upon the income or assets of the borrower. A number of factors, including a general economic downturn, acts of God, terrorism, social unrest and civil disturbances, may impair borrowers’ abilities to repay their loans. Asset-backed securities are bonds or notes backed by loans or other financial assets. The ability of a borrower to repay these loans or other financial assets is dependant upon the income or assets of these borrowers.

Agency RMBS evidence interests in or are secured by pools of residential mortgage loans. Accordingly, the Agency RMBS in which we invest will be subject to all of the risks of the underlying mortgage loans. In the event of defaults with respect to the mortgage loans that underlie our Agency RMBS and the exhaustion of any underlying or additional credit support, we may not realize our anticipated return on these investments and we may incur a loss on these investments.

We may enter into derivative contracts that could expose us to cash collateral liabilities in the future.

Subject to maintaining our qualification as a REIT, part of our investment strategy will involve entering into derivative contracts that could require us to fund cash payments in certain circumstances. These potential payments will be contingent liabilities and therefore may not appear on our balance sheet. Our ability to fund these contingent liabilities will depend on the liquidity of our assets and access to capital at the time, and the need to fund these contingent liabilities could adversely impact our financial condition.

Our real estate investments are subject to risks particular to residential real property.

We own assets secured by real estate. Real estate investments are subject to various risks, including:

•	acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses;

•	acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001;

•	adverse changes in national and local economic and market conditions;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	costs of remediation and liabilities associated with environmental conditions such as indoor mold; and

•	the potential for uninsured or under-insured property losses.

If any of these or similar events occurs, it may reduce our return from an affected property or investment and reduce or eliminate our ability to make distributions to stockholders.

We may in the future invest in RMBS collateralized by non-conforming mortgage loans, which are subject to increased risks.

We may in the future invest in RMBS backed by collateral pools of non-conforming residential mortgage loans. ‘‘Non-conforming’’ mortgage loans refer to mortgage loans that have been originated using underwriting standards that are less restrictive than the underwriting requirements used as standards for other first and junior lien mortgage loan purchase programs, such as the programs of Fannie Mae and Freddie Mac. These lower standards include mortgage loans made to borrowers having imperfect or impaired credit histories (including outstanding judgments or prior bankruptcies), mortgage loans where the amount of the loan at origination is 80% or more of the value of the mortgage property, mortgage loans made to borrowers with low credit scores, mortgage loans made to borrowers who have other debt that represents a large portion of their income and mortgage loans made to borrowers whose income is not required to be disclosed or verified.

Due to economic conditions, including increased interest rates and lower home prices, as well as aggressive lending practices, non-conforming mortgage loans have in recent periods experienced increased rates of delinquency, foreclosure, bankruptcy and loss, and they are likely to continue to experience delinquency, foreclosure, bankruptcy and loss rates that are higher, and that may be substantially higher, than those experienced by mortgage loans underwritten in a more traditional manner. Thus, because of the higher delinquency rates and losses associated with non-conforming mortgage loans, the performance of RMBS backed by non-conforming mortgage loans in which we may invest could be correspondingly adversely affected, which could adversely impact our results of operations, financial condition and business.

Changes in accounting treatment may adversely affect our profitability.

The Financial Accounting Standards Board, or FASB, has recently issued a Staff Position, FSP FAS 140-3, regarding the accounting and financial statement presentation for transactions which involve the acquisition of Agency RMBS from a counterparty and the subsequent financing of Agency RMBS through repurchase agreements with the same counterparty. To date, we have not entered into any such transactions. If we do not meet the criteria under FSP FAS 140-3 to account for the transactions on a gross basis, our accounting treatment would not affect the economics of these transactions, but would affect how these transactions are reported on our financial statements. We believe that under FSP FAS 140-3 for same party transactions we would be precluded from presenting Agency RMBS and the relating financings, as well as the related interest income and interest expense, on a gross basis on our financial statements. Instead, we would account for the purchase commitment and repurchase agreement on a net basis and record a forward commitment to purchase Agency RMBS as a derivative instrument. Such forward commitments will be recorded at fair value with subsequent changes in fair value recognized in earnings. Additionally, we would record the cash portion of our investment in Agency RMBS as a mortgage related receivable from the counterparty on our balance sheet. Although we would not expect this change in presentation to have a material impact on our net income, it could have an adverse impact on our operations. It could have an impact on our ability to include certain Agency RMBS purchased and simultaneously financed from the same counterparty as qualifying real estate interests or real estate-related assets used to qualify under the exemption to not have to register as an investment company under the 1940 Act. It could also limit our investment opportunities as we may need to limit our purchases of Agency RMBS that are simultaneously financed with the same counterparty.

The increasing number of proposed federal, state and local laws may increase our risk of liability with respect to certain mortgage loans and could increase our cost of doing business.

The United States Congress and various state and local legislatures are considering legislation, which, among other provisions, would permit limited assignee liability for certain violations in the mortgage loan origination process. We cannot predict whether or in what form Congress or the various state and local legislatures may enact legislation affecting our business. We are evaluating the potential impact of these initiatives, if enacted, on our practices and results of operations. As a result of these and other initiatives, we are unable to predict whether federal, state or local authorities will require changes in our practices in the future. These changes, if required, could adversely affect our profitability, particularly if we make such changes in response to new or amended laws, regulations or ordinances in any state where we acquire a significant portion of our mortgage loans, or if such changes result in us being held responsible for any violations in the mortgage loan origination process.

Risks Related To Our Common Stock

There is no public market for our common stock and a market may never develop, which could result in holders of our common stock being unable to monetize their investment.

Our shares of common stock are newly issued securities for which there is no established trading market. We intend to apply to list our common stock for trading on the New York Stock Exchange, or NYSE, but there can be no assurance that it will be approved for listing or that an active trading market for our common stock will develop. Accordingly, no assurance can be given as to the ability of our stockholders to sell their common stock or the price that our stockholders may obtain for their common stock.

Even if an active trading market develops, the market price of our common stock may be highly volatile and could be subject to wide fluctuations after this offering and may fall below the offering price. Some of the factors that could negatively affect our share price include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in our earnings estimates or publication of research reports about us or the real estate industry;

•	increases in market interest rates that may lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of our Manager’s key personnel;

•	actions by stockholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.

Our common stock is only an appropriate investment for potential investors who understand that, on disposal, they may receive less than the price paid for their common stock and that if there are insufficient assets to repay our borrowings and other obligations in full they may receive no distribution at all on a winding-up of our company.

Common stock eligible for future sale may have adverse effects on our share price.

We cannot predict the effect, if any, of future sales of common stock, or the availability of shares for future sales, on the market price of the common stock. Sales of substantial amounts of common stock, or the perception that such sales could occur, may adversely affect prevailing market prices for the common stock.

Upon the completion of this offering and the simultaneous private placement, we will have                      shares of common stock outstanding. Charter Atlantic Corporation, an affiliate of BNP Paribas and the parent company of our Manager, will hold approximately     % of our outstanding shares of common stock as of the closing of this offering, or     % assuming the underwriters’ over-allotment option is exercised in full. We will enter into a registration rights agreement with

Charter Atlantic Corporation with respect to the common stock owned by such corporation upon completion of this offering. Pursuant to the registration rights agreement, we will grant such corporation (i) unlimited demand registration rights to have these shares registered for resale and (ii) in certain circumstances, the right to ‘‘piggy-back’’ these shares in registration statements we might file in connection with any future public offering. Charter Atlantic Corporation’s registration rights with respect to the                  shares of common stock that it will purchase simultaneously with the completion of this offering will only begin to apply one year after the date of this prospectus. We cannot predict the effect that any sale of our common stock by BNP Paribas will have on the market price of our common stock.

You should not rely on lock-up agreements in connection with this offering to limit the amount of common stock sold into the market.

We and each of our Manager, our directors and executive officers will severally agree that, for a period of 180 days after the date of this prospectus, we and they will not, without the prior written consent of Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC and Morgan
Stanley & Co. Incorporated dispose of or hedge any shares of our common stock, subject to certain exceptions and extension in certain circumstances. Charter Atlantic Corporation has agreed not to sell or hedge the shares it is purchasing simultaneously with this offering for one year after the date of this prospectus without the consent of Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated.

There are no present agreements between Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated and any of us, our Manager, our directors, our officers, Charter Atlantic Corporation or us to release any of them or us from these lock-up agreements. However, we cannot predict the circumstances or timing under which Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated may waive these restrictions. These sales or a perception that these sales may occur could reduce the market price of our common stock.

There is a risk that you may not receive distributions or that distributions may not grow over time.

We intend to make distributions on a quarterly basis out of assets legally available therefor to our stockholders in amounts such that all or substantially all of our net taxable income in each year is distributed. We have not established a minimum distribution payment level and our ability to pay distributions may be adversely affected by a number of factors, including the risk factors described in this prospectus. All distributions will be made at the discretion of our Board of Directors and will depend on our earnings, our financial condition, maintenance of our REIT qualification and other factors as our Board of Directors may deem relevant from time to time. Among the factors that could adversely affect our results of operations and impair our ability to pay distributions to our stockholders are:

•	the profitability of the investment of the net proceeds of this offering:

•	our ability to make profitable investments;

•	margin calls or other expenses that reduce our cash flow;

•	defaults in our asset portfolio or decreases in the value of our portfolio; and

•	the fact that anticipated operating expense levels may not prove accurate, as actual results may vary from estimates.

A change in any one of these factors could affect our ability to make distributions. We cannot assure you that we will achieve investment results that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions.

Market interest rates may have an effect on the trading value of our shares.

One of the factors that investors may consider in deciding whether to buy or sell our shares is our distribution rate as a percentage of our share price relative to market interest rates. If market interest rates increase, prospective investors may demand a higher distribution rate or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and capital market conditions can affect the market value of our shares. For instance, if interest rates rise, it is likely that the market price of our shares will decrease as market rates on interest-bearing securities, such as bonds, increase.

Investing in our shares may involve a high degree of risk.

The investments we make in accordance with our investment objectives may result in a high amount of risk when compared to alternative investment options and volatility or loss of principal. Our investments may be highly speculative and aggressive, and therefore an investment in our shares may not be suitable for someone with lower risk tolerance.

Broad market fluctuations could negatively impact the market price of our common stock.

The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performances. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our common stock.

Future sales of shares may have adverse consequences for investors.

We may issue additional shares in subsequent public offerings or private placements to make new investments or for other purposes. We are not required to offer any such shares to existing stockholders on a pre-emptive basis. Therefore, it may not be possible for existing stockholders to participate in such future share issues, which may dilute the existing stockholders’ interests in us. Additional shares may be issued pursuant to the terms of the underwriters’ option, which, if issued, would dilute stockholders’ percentage ownership in us. If the underwriters exercise their option to purchase additional shares to cover over-allotments, the issuance of additional shares by us, or the possibility of such issue, may cause the market price of the shares to decline.

The trading market for our common stock may fluctuate and/or lack liquidity.

The market price of our common stock and the income derived from it may be subject to wide fluctuations in response to many factors including variations in our operating results, divergence in financial results from analysts’ expectations, changes in earnings estimates by stock market analysts, general economic conditions, legislative changes in our sector and other events and factors outside of our control. The market value of a share of common stock may vary considerably from its underlying shareholders’ equity.

In addition, stock markets have from time to time experienced extreme price and volume fluctuations, which, in addition to general economic and political conditions, could adversely affect the market price for our common stock. To optimize returns investors may need to hold common stock on a long term basis and they may not be suitable for short term investment.

Admission of our common stock to listing on the NYSE should not be taken as implying that there will be a liquid market for our common stock. The value of our common stock may go down as well as up.

Our Board of Directors has the discretion to authorize one or more series of preferred stock and to fix the designation, powers, preferences and rights of each series of preferred stock.

Our Board of Directors has the discretion to authorize preferred stock in one or more series, and to establish from time to time the number of preferred stock to be included in each such series, and to fix the designation, powers, preferences and rights of such preferred stock of each such series and the qualifications, limitations, or restrictions thereof. Our Board of Directors is not required to obtain the approval of the holders of our common stock before it establishes a series of preferred stock or issues any such stock.

The rights of the holders of our common stock may be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be established and issued by our Board of Directors in the future. The issuance of preferred stock may have the effect of delaying, deterring or preventing a change of control of us without further action by the holders of our common stock and may adversely affect the voting and other rights of the holders of our common stock.

Future offerings of debt or equity securities, which would rank senior to our common stock, may adversely affect the market price of our common stock.

If we decide to issue debt or equity securities in the future, which would rank senior to our common stock, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their stock holdings in us.

Risks Related to Our Organization and Structure

Our charter and bylaws contain provisions that may inhibit potential acquisition bids that you and other stockholders may consider favorable, and the market price of our common stock may be lower as a result.

Upon completion of this offering, our charter and bylaws will contain provisions that may have an anti-takeover effect and inhibit a change in our Board of Directors. These provisions include the following:

•	There are ownership limits and restrictions on transferability and ownership in our charter. To qualify as a REIT for each taxable year after 2008, not more than 50% of the value of our outstanding stock may be owned, directly or constructively, by five or fewer individuals during the second half of any calendar year. In addition, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year for each taxable year after 2008. To assist us in satisfying these tests, among other purposes, our charter generally prohibits any person from beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of our outstanding capital stock or more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding common stock. These restrictions may discourage a tender offer or other transactions or a change in the composition of our Board of Directors or control that might involve a premium price for our shares or otherwise be in the best interests of our stockholders and any shares issued or transferred in violation of such restrictions being automatically transferred to a trust for a charitable beneficiary, thereby resulting in a forfeiture of the additional shares.

•	Our charter permits our Board of Directors to issue stock with terms that may discourage a third party from acquiring us. Upon completion of this offering, our charter will permit our Board of Directors to amend the charter without stockholder approval to increase the total number of authorized shares of stock or the number of shares of any class or series and to issue common or preferred stock, having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption as determined by our board. Thus, our board could authorize the issuance of stock with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of our shares might receive a premium for their shares over the then-prevailing market price of our shares.

•	Maryland Control Share Acquisition Act. Maryland law provides that ‘‘control shares’’ of a corporation acquired in a ‘‘control share acquisition’’ will have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible to be cast on the matter under the Maryland Control Share Acquisition Act. ‘‘Control shares’’ means voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more of all voting power. A ‘‘control share acquisition’’ means the acquisition of control shares, subject to certain exceptions.

If voting rights or control shares acquired in a control share acquisition are not approved at a stockholders’ meeting, or if the acquiring person does not deliver an acquiring person statement as required by the Maryland Control Share Acquisition Act, then, subject to certain conditions and limitations, the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. Our bylaws contain a provision exempting acquisitions of our shares from the Maryland Control Share Acquisition Act. However, our Board of Directors may amend our bylaws in the future to repeal or modify this exemption, in which case any control shares of our company acquired in a control share acquisition will be subject to the Maryland Control Share Acquisition Act.

•	Business Combinations. Under Maryland law, ‘‘business combinations’’ between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the Board of Directors approved in advance the transaction by which such person otherwise would have become an interested stockholder. However, in approving a transaction, the Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation, other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the Board of Directors before the time that the interested stockholder becomes an interested stockholder. Our Board of Directors has adopted a resolution which provides that any business combination between us and any other person is exempted from the provisions of the Maryland Business Combination Act, provided that the business combination is first approved by the Board of Directors. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or the Board of Directors does not otherwise approve a business combination, this statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

•	Our charter and bylaws contain other possible anti-takeover provisions. Upon completion of this offering, our charter and bylaws will contain other provisions that may have the effect of delaying, deferring or preventing a change in control of us or the removal of existing directors and, as a result, could prevent our stockholders from being paid a premium for their common stock over the then-prevailing market price. See ‘‘Description of Capital Stock’’ and ‘‘Certain Provisions of Maryland General Corporation Law and Our Charter and Bylaws.’’

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

Our charter limits the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated,

for which Maryland law prohibits such exemption from liability.

In addition, our charter authorizes us to obligate our company to indemnify our present and former directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each present or former director or officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party because of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our directors and officers. See ‘‘Certain Provisions of Maryland General Corporation Law and Our Charter and Bylaws.’’

Tax Risks

Your investment has various U.S. federal income tax risks.

This summary of certain tax risks is limited to the U.S. federal tax risks addressed below. Additional risks or issues may exist that are not addressed in this prospectus and that could affect the U.S. federal tax treatment of us or our stockholders.

We strongly urge you to review carefully the discussion under ‘‘U.S. Federal Income Tax Considerations’’ and to seek advice based on your particular circumstances from an independent tax advisor concerning the effects of U.S. federal, state and local income tax law on an investment in our common stock and on your individual tax situation.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy various tests regarding the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. To meet these tests, we may be required to forego investments we might otherwise make. We may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our investment performance.

Complying with REIT requirements may force us to liquidate otherwise attractive investments.

To qualify as a REIT, we generally must ensure that at the end of each calendar quarter at least 75% of the value of our total assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and mortgage-backed securities. The remainder of our investment in securities (other than government securities and qualifying real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualifying real estate assets) can consist of the securities of any one issuer, and no more than 20% of the value of our total securities can be represented by securities of one or more TRSs. See ‘‘U.S. Federal Income Tax Considerations — Asset Tests.’’ If we fail to comply with these requirements at the end of any quarter, we must correct the failure within 30 days after the end of such calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

Potential characterization of distributions or gain on sale may be treated as unrelated business taxable income to tax-exempt investors.

If (1) all or a portion of our assets are subject to the rules relating to taxable mortgage pools, (2) we are a ‘‘pension-held REIT,’’ (3) a tax-exempt stockholder has incurred debt to purchase or hold our common stock, or (4) we were to purchase residual real estate mortgage investment conduits, or REMIC, interests that generate ‘‘excess inclusion income,’’ then a portion of the distributions to and, in the case of a stockholder described in clause (3), gains realized on the sale of common stock by such tax-exempt stockholder may be subject to U.S. federal income tax as unrelated business taxable income under the Internal Revenue Code. See ‘‘U.S. Federal Income Tax Considerations — Effect of Subsidiary Entities — Taxable Mortgage Pools.’’

If we acquire a residual interest in a REMIC or if we or a portion of our assets are treated as a ‘‘taxable mortgage pool’’ for U.S. federal income tax purposes, we could be subject to U.S. federal income tax and the tax liability of our stockholders could increase.

Although not currently contemplated, if we were to acquire a residual interest in a REMIC or if we or a portion of our assets were treated as a ‘‘taxable mortgage pool’’ for U.S. federal income tax purposes, we could be taxed at the highest corporate income tax rate on a portion of the income arising from a taxable mortgage pool that is allocable to the percentage of our stock held by ‘‘disqualified organizations,’’ which are generally certain cooperatives, governmental entities and tax-exempt organizations that are exempt from tax on unrelated business taxable income. To the extent that common stock owned by ‘‘disqualified organizations’’ is held in record name by a broker/dealer or other nominee, the broker/dealer or other nominee would be liable for the corporate level tax on the portion of our excess inclusion income allocable to the common stock held by the broker/dealer or other nominee on behalf of the ‘‘disqualified organizations.’’ We expect that disqualified organizations will own our shares. Because this tax would be imposed on us, all of our investors, including investors that are not disqualified organizations, would bear a portion of the tax cost associated with the classification of us or a portion of our assets as a taxable mortgage pool. A regulated investment company, or RIC, or other pass-through entity owning our common stock in record name will be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to their owners that are disqualified organizations.

In addition, if we realize excess inclusion income and allocate it to stockholders, this income cannot be offset by net operating losses of our stockholders. If the stockholder is a tax-exempt entity and not a disqualified organization, then this income would be fully taxable as unrelated business taxable income under Section 512 of the Internal Revenue Code. If the stockholder is a foreign person, it would be subject to U.S. federal income tax withholding on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty. If the stockholder is a REIT,

RIC, common trust fund, or other pass-through entity its allocable share of our excess inclusion income could be considered excess inclusion income of such entity. Accordingly, such investors should be aware that a significant portion of our income may be considered excess inclusion income.

Failure to qualify as a REIT would subject us to U.S. federal income tax and potentially increased state and local taxes, which would reduce the amount of cash available for distribution to our stockholders.

We intend to operate in a manner that is intended to cause us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending on December 31, 2008. We have not requested and do not intend to request a ruling from the Internal Revenue Service, or IRS, that we qualify as a REIT. The U.S. federal income tax laws governing REITs are extremely complex, and interpretations of the U.S. federal income tax laws governing qualification as a REIT are limited. Qualifying as a REIT requires us to meet various tests regarding the nature of our assets and our income, the ownership of our outstanding stock, and the amount of our distributions on an ongoing basis. Moreover, new legislation, court decisions or administrative guidance, in each case possibly with retroactive effects may make it more difficult or impossible to qualify as a REIT. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, including the tax treatment of certain investments we may make, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year.

If we fail to qualify as a REIT in any calendar year and we do not qualify for certain statutory relief provisions, we would be required to pay U.S. federal income tax on our taxable income and distributions to our stockholders would not be deductible by us in determining our taxable income. In such case, we might need to borrow money or sell assets to pay our taxes. Our payment of income tax would decrease the amount of our income available for distribution to our stockholders. Furthermore, if we fail to maintain our qualification as a REIT and we do not qualify for certain statutory relief provisions, we no longer would be required to distribute substantially all of our net taxable income to our stockholders. In addition, unless we were eligible for certain statutory relief provisions, we would be disqualified from taxation as a REIT for the four taxable years following the year during which our REIT qualification was lost.

Failure to make required distributions would subject us to tax, which would reduce the cash available for distribution to our stockholders.

To qualify as a REIT, we must distribute to our stockholders each calendar year at least 90% of our REIT taxable income (including certain items of non-cash income), determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to U.S. federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than the sum of:

•	85% of our REIT ordinary income for that year;

•	95% of our REIT capital gain net income for that year; and

•	any undistributed taxable income from prior years.

We intend to distribute our net taxable income to our stockholders in a manner intended to satisfy the 90% distribution requirement and to avoid both corporate income tax and the 4% nondeductible excise tax. However, there is no requirement that TRSs distribute their after tax net income to their parent REIT or their stockholders.

Our taxable income may substantially exceed our net income as determined based on generally accepted accounting principles, or GAAP, because, for example, realized capital losses will be deducted in determining our GAAP net income, but may not be deductible in computing our taxable income. In addition, we may invest in assets that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets. To the extent that we generate such non-cash taxable income in a taxable year, we may incur corporate income tax and the 4% nondeductible excise tax on that income if we do not distribute such income to stockholders in that year. As a result of the foregoing, we may generate less cash flow than taxable income in a particular year. In that event, we may be required to use cash reserves, incur debt, or liquidate non-cash assets at rates or at times that we regard as unfavorable to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in that year.

Ownership limitations may restrict change of control of business combination opportunities in which our stockholders might receive a premium for their shares.

In order for us to qualify as a REIT for each taxable year after 2008, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. ‘‘Individuals’’ for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. To preserve our REIT qualification, among other purposes, our charter generally prohibits any person from directly or indirectly owning more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our capital stock or more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock.

This ownership limitation could have the effect of discouraging a takeover or other transaction in which holders of our common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests.

Our ownership of and relationship with any TRS which we may form or acquire following the completion of this offering will be limited, and a failure to comply with the limits would jeopardize our REIT qualification and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. A TRS will pay federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the TRS rules impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

The TRS that we may form following the completion of this offering would pay federal, state and local income tax on its taxable income, and its after-tax net income would be available for distribution to us but would not be required to be distributed to us. We anticipate that the aggregate value of the TRS stock and securities owned by us will be less than 20% of the value of our total assets (including the TRS stock and securities). Furthermore, we will monitor the value of our investments in our TRSs to ensure compliance with the rule that no more than 20% of the value of our assets may consist of TRS stock and securities (which is applied at the end of each calendar quarter). In addition, we will scrutinize all of our transactions with taxable REIT subsidiaries to ensure that they are entered into on arm’s-length terms to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the 20% limitation discussed above or to avoid application of the 100% excise tax discussed above.

Our qualification as a REIT and exemption from U.S. federal income tax with respect to certain assets may be dependent on the accuracy of legal opinions rendered to or statements by the issuers of securities in which we invest.

When purchasing securities, we may rely on opinions of counsel for the issuer of such securities, or statements made in related offering documents, for purposes of determining whether the issuer of such securities qualifies as a REIT for U.S. federal income tax purposes or whether such securities represent debt or equity securities for U.S. federal income tax purposes, and therefore to what extent those securities constitute REIT real estate assets for purposes of the REIT asset tests and produce income which qualifies under the 75% REIT gross income test. The inaccuracy of any such opinions or statements may adversely affect our REIT qualification and result in significant corporate-level tax.

Liquidation of our assets may jeopardize our REIT qualification.

To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to repay obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets in transactions that are considered to be prohibited transactions.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing mortgage loans, which would be treated as sales for federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we sold or securitized our assets in a manner that was treated as a sale for U.S. federal income tax purposes. Therefore, to avoid the prohibited transactions tax, we may choose not to engage in certain sales of assets at the REIT level and may securitize assets only in transactions that are treated as financing transactions and not as sales for tax purposes even though such transactions may not be the optimal execution on a pre-tax basis.

We could avoid any prohibited transactions tax concerns by engaging in securitization transactions through a TRS, subject to certain limitations as described above. To the extent that we engage in such activities through domestic TRSs, the income associated with such activities will be subject to federal (and applicable state and local) corporate income tax.

Characterization of the repurchase agreements we enter into to finance our investments as sales for tax purposes rather than as secured lending transactions would adversely affect our ability to qualify as a REIT.

We have entered into a number repurchase agreements, and expect to enter into additional repurchase agreements, with a variety of counterparties to achieve our desired amount of leverage for the assets in which we invest. When we enter into a repurchase agreement, we generally sell assets to our counterparty to the agreement and receive cash from the counterparty. The counterparty is obligated to resell the assets back to us at the end of the term of the transaction, which may be overnight or could be up to 12 months. We believe that for U.S. federal income tax purposes we will be treated as the owner of the assets that are the subject of repurchase agreements and that the repurchase agreements will be treated as secured lending transactions notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could successfully assert that we did not own these assets during the term of the repurchase agreements, in which case we could fail to qualify as a REIT.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Internal Revenue Code substantially limit our ability to hedge mortgage-backed securities and related borrowings. Under these provisions, our annual gross income from qualifying and non-qualifying hedges, together with any other income not generated from qualifying real estate assets, cannot exceed 25% of our gross income. In addition, our aggregate gross income from non-qualifying hedges, fees, and certain other non-qualifying sources cannot exceed 5% of our annual gross income. As a result, we might have to limit our use of advantageous hedging techniques or implement those hedges through a TRS, which we may form following the completion of this offering. This could increase the cost of our hedging activities or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear.

Even if we qualify as a REIT, we may face tax liabilities that reduce our cash flow.

Even if we qualify as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, franchise, property and transfer taxes, including mortgage related taxes. See ‘‘U.S. Federal Income Tax Considerations — Taxation of REITs in General.’’ In addition, any TRSs we own will be subject to U.S. federal, state, and local corporate taxes. In order to meet the REIT qualification requirements, or to avoid the imposition of a 100% tax that applies to certain gains derived by a REIT from sales of inventory or property held primarily for sale to customers in the ordinary course of business, we may hold some of our assets through taxable subsidiary corporations, including TRSs. Any taxes paid by such supervisory corporations would decrease the cash available for distribution to our stockholders.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, federal income tax law, regulation or administrative interpretation.

Dividends payable by REITs do not qualify for the reduced tax rates.

Legislation enacted in 2003 generally reduces the maximum tax rate for dividends payable to domestic stockholders that are individuals, trusts and estates from 38.6% to 15% (through 2010). Dividends payable by REITs, however, are generally not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in stock of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

Forward-Looking Statements

We make forward-looking statements in this prospectus that may be impacted by a number of risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans, anticipated events or trends, strategies and objectives that are not historical facts. You can generally identify forward-looking statements when we use the words ‘‘believe,’’ ‘‘expect,’’ ‘‘anticipate,’’ ‘‘estimate,’’ ‘‘plan,’’ ‘‘continue,’’ ‘‘intend,’’ ‘‘should,’’ ‘‘may,’’ ‘‘would,’’ ‘‘will’’ or similar expressions. Statements regarding the following subjects, among others, are forward-looking by their nature:

•	our business and investment strategy;

•	our projected operating results;

•	our ability to obtain future financing arrangements and the terms and structure of such arrangements;

•	general volatility of the securities markets in which we invest;

•	continued adverse developments in the residential mortgage market;

•	interest rate assumptions relating to the Agency RMBS we invest in and our borrowings used to fund such purchases;

•	effects of interest rate caps on the adjustable-rate Agency RMBS we invest in;

•	rates of default or decreased recovery rates on the mortgages and other loans underlying the Agency RMBS we invest in;

•	prepayment rates of the mortgage and other loans underlying the Agency RMBS we invest in;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	changes in governmental regulations, tax law and rates and similar matters;

•	availability of investment opportunities in real estate-related and other securities;

•	availability of qualified personnel;

•	estimates relating to our ability to make distributions to our stockholders in the future;

•	our understanding of our competition;

•	market trends and risks in our industry, with respect to interest rates, the debt securities markets, the real estate markets, or the general economy; and

•	use of the proceeds of this offering.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. You should not place undue reliance on these forward-looking statements. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described in this prospectus under the headings ‘‘Prospectus Summary,’’ ‘‘Risk Factors,’’ ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and ‘‘Business.’’ If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

 Use of Proceeds

Based on the anticipated initial offering price of $          per share, we estimate that the net proceeds we will receive from the sale of                    shares of common stock in this offering, together with the simultaneous purchase of                  shares of our common stock by Charter Atlantic Corporation, an affiliate of BNP Paribas and the parent company of our Manager (representing 10.0% of the number of the shares of common stock sold to the public in this offering), at the initial offering price, will be approximately $          million, or approximately $          million if the underwriters fully exercise their over-allotment option, after deducting underwriting discounts and commissions and other estimated offering expenses of approximately $        million or $        million, respectively.

We intend to invest the net proceeds of this offering and the simultaneous purchase by Charter Atlantic Corporation in Agency RMBS and related financing and hedging instruments. We currently expect that approximately 60% to 90% of our initial portfolio of Agency RMBS will be collateralized by ARMs, of which we expect a majority will be 5/1 ARMs (loans for which the rate is fixed for a period of five years and thereafter become ARMs), and 0% to 20% will be collateralized by FRMs. However, our Manager intends to focus on security selection and relative value when selecting investments for our Agency RMBS portfolio, therefore, such percentage ranges may change based on prevailing market conditions. Until appropriate investments can be identified, our Manager may invest the net proceeds in interest-bearing short-term investments, including money market accounts, which are consistent with our intention to qualify as a REIT. These investments are expected to provide a lower net return than we hope to achieve from investments in our intended use of proceeds of this offering. We expect to reallocate substantially all of the net proceeds from this offering into Agency RMBS within 90 days, subject to the availability of appropriate investment opportunities. Our Manager intends to conduct due diligence with respect to each investment and suitable investment opportunities may not be immediately available. To the extent we raise more proceeds in this offering, we will make more investments. To the extent we raise less proceeds in this offering, we will make fewer investments.

 Distribution Policy

We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending on December 31, 2008. U.S. federal income tax law requires that a REIT distribute with respect to each year at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. If our cash available for distribution is less than 90% of our net taxable income, we could be required to sell assets or borrow funds to make cash distributions or we may make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. Our ability to pay distributions may be impacted by covenants in our financing arrangements, which may require us to maintain certain average cash balances or to deliver cash to counterparties as margin collateral. We will not be required to make distributions with respect to activities conducted through any TRS which we may form following the completion of this offering. For more information, please see ‘‘U.S. Federal Income Tax Considerations — Taxation of Our Company — General.’’

To satisfy the requirements to qualify as a REIT and generally not be subject to federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our net taxable income to holders of our common stock out of assets legally available therefor. Any future distributions we make will be at the discretion of our Board of Directors and will depend upon our earnings and financial condition, maintenance of our REIT qualification, applicable provisions of the Maryland General Corporation Law, or MGCL, and such other factors as our Board of Directors deems relevant. Our earnings and financial condition will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. For more information regarding risk factors that could materially adversely affect our earnings and financial condition, please see ‘‘Risk Factors.’’

We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as qualified dividend income or capital gain or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. For more information, please see ‘‘U.S. Federal Income Tax Considerations — Taxation of Taxable U.S. Stockholders.’’

 Capitalization

The following table sets forth our actual capitalization at March 11, 2008 and our capitalization as adjusted to reflect the effects of the sale of our common stock in this offering at an assumed offering price of $          per share after deducting the underwriters’ commissions and estimated organizational and offering expenses payable by us and the simultaneous offering to Charter Atlantic Corporation of                  shares of our common stock at the same assumed offering price. You should read this table together with ‘‘Use of Proceeds’’ included elsewhere in this prospectus.

	As of March 11 2008
	Actual	As Adjusted(1)
Stockholders’ equity:
Common stock, par value $0.01 per share; 1,000 shares authorized and 100 shares issued and outstanding on an actual basis and 200,000,000 shares authorized and shares(2) issued and outstanding, on an as adjusted basis	$1
Additional paid-in capital	999
Total stockholders’ equity(1)	1,000
Total capitalization(1)	$1,000

(1)	Assumes no exercise of the underwriters’ over-allotment option.
(2)	Includes the shares of restricted common stock approved as initial grants to directors pursuant to the equity incentive plan.

SELECTED FINANCIAL INFORMATION

The following table presents selected financial information as of March 11, 2008, that has been derived from our historical audited balance sheet as of March 11, 2008 and the related notes included elsewhere in this prospectus. We have no operating history and no investment portfolio.

The following selected financial information is only a summary and is qualified by reference to and should be read in conjunction with the ‘‘Management’s Discussion and Analyses of Financial Condition and Results of Operations’’ and our historical audited balance sheet as of March 11, 2008 and the related notes thereto included elsewhere in this prospectus.

As of March 11, 2008
Assets:
Cash and cash equivalents	$1,000
Liabilities and Stockholder’s Equity:
Stockholder’s equity	$1,000

Management’s Discussion and Analysis of Financial Condition
 and Results of Operations

You should read the following discussion in conjunction with the sections of this prospectus entitled ‘‘Risk Factors,’’ ‘‘Forward-Looking Statements,’’ ‘‘Business’’ and our audited balance sheet as of March 11, 2008 and the related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled ‘‘Risk Factors’’ and elsewhere in this prospectus.

Overview

We are a newly-formed specialty finance company that will invest in residential mortgage-backed securities, the principal and interest on which are guaranteed by a U.S. Government agency or a U.S. Government-sponsored entity and related financing and hedging instruments. We refer to these types of residential mortgage-backed securities as Agency RMBS. We will invest in Agency RMBS through acquiring mortgage pass-through securities and collateralized mortgage obligations, or CMOs. We will be externally managed by Fischer Francis Trees & Watts, Inc., or FFTW, a wholly-owned subsidiary of Charter Atlantic Corporation, an indirect wholly-owned subsidiary of BNP Paribas. FFTW is a specialist manager of single and multi-currency fixed income investment portfolios.

Our investment strategy will employ leverage to fund the acquisition of our assets and increase potential returns to our stockholders. Our income will be generated primarily by the difference, or net spread, between the income we earn on our assets and the cost of our financing and hedging activities. Our financing strategy will depend on market conditions and our Manager’s outlook for short-term interest rates.

Subject to our maintaining our qualification as a REIT, we expect to finance our investments primarily through short-term borrowings structured as repurchase agreements.

We expect to manage our debt by utilizing interest rate hedges such as interest rate swaps to reduce the effect of interest rate fluctuations related to our debt or to monitor our expected refinancing needs.

Outlook

We expect the results of our operations to be affected by various factors, many of which are beyond our control such as general U.S. residential real estate fundamentals and the overall U.S. economic environment. Our results of operations will primarily depend on, among other things, the level of our net interest income, the market value of our investment portfolio and the supply of and demand for Agency RMBS. Our net interest income, which reflects the amortization of purchase premiums and accretion of discounts, will vary primarily as a result of changes in interest rates, borrowing costs, and prepayment speeds, which is a measurement of how quickly borrowers pay down the unpaid principal balance on their mortgage loans.

Current Market Conditions.    Recently, the residential mortgage market in the U.S. has experienced a variety of difficulties and changed economic conditions including, recent defaults, credit losses and liquidity concerns. Over the last several months, news of potential security liquidations has increased the volatility of many financial assets, including Agency RMBS and other high quality RMBS assets. As a result, values for RMBS assets, including some Agency RMBS and other AAA-rated RMBS assets, have been negatively impacted. Further, increased volatility and deterioration in the broader residential mortgage and RMBS markets may adversely affect the performance and market value of the Agency RMBS in which we intend to invest. In addition, we intend to rely on the availability of financing to acquire Agency RMBS on a leveraged basis. There has also been a significant disruption in the financing of RMBS. Institutions from which we will seek to obtain financing may have owned or financed RMBS which have declined in value and caused them to suffer losses as a result of the recent downturn in the residential mortgage markets. If these conditions persist, these institutions may be forced to exit the repurchase market, become insolvent, or further tighten lending standards or increase the amount of equity capital, or ‘‘haircut’’, required to obtain financing, and in such event, could make it more difficult for us to obtain financing on favorable terms or at all. For example, during the month of March 2008, lenders generally increased haircuts substantially on Agency RMBS secured by hybrid ARMs which are largely dependent upon cash flow structure.

Prepayment Speeds.    Prepayment speeds, as reflected by the Constant Prepayment Rate, or CPR, vary according to interest rates, the type of investment, conditions in financial markets, competition and other factors, none of which can be predicted with any certainty. In general, when interest rates rise, it is relatively less attractive for borrowers to refinance their mortgage loans, and as a result, prepayment speeds tend to decrease. When interest rates fall, prepayment speeds tend to increase. For Agency RMBS investments purchased at a premium, as prepayment speeds increase, the amount of income we earn decreases because the purchase premium we paid for the bonds amortizes faster than expected. Conversely, decreases in prepayment speeds result in increased income because the purchase premium we paid for the bonds amortizes slower than expected and we can extend the period over which we amortize the purchase premium. For Agency RMBS investments purchased at a discount, as prepayment speeds increase, the amount of income we earn increases because of the acceleration of the accretion of the discount into interest income. Conversely, decreases in prepayment speeds result in decreased income because of the deceleration of the accretion of the discount into interest income and can extend the period over which we accrete the purchase discount into interest income.

Rising Interest Rate Environment.    As indicated above, as interest rates rise, prepayment speeds generally decrease, increasing our interest income with respect to Agency RMBS purchased at a premium. Rising interest rates, however, increase our financing costs which may result in a net negative impact on our net interest income. In addition, if we acquire Agency RMBS collateralized by monthly reset adjustable-rate mortgages, or ARMs, and three- and five-year hybrid ARMs, such interest rate increases should result in decreases in our net investment income, as there could be a timing mismatch between the interest rate reset dates on our Agency RMBS portfolio and the financing costs of these investments. Monthly reset ARMs are ARMs on which coupon rates reset monthly based on indices such as one-month LIBOR. Hybrid ARMs are mortgages that have interest rates that are fixed for an initial period (typically three, five, seven or 10 years) and thereafter reset at regular intervals subject to interest rate caps.

Size of Investment Portfolio.    The size of our investment portfolio, as measured by the aggregate principal balance of our mortgage related securities and the other assets we own is also a key revenue driver. Generally, as the size of our investment portfolio grows, the amount of interest income we receive increases. The larger investment portfolio, however, drives increased expenses as we incur additional interest expense to finance the purchase of our assets.

Since changes in interest rates may significantly affect our activities, our operating results depend, in large part, upon our ability to effectively manage interest rate risks and prepayment risks while maintaining our qualification as a REIT.

Spreads on Agency RMBS.    The spread between U.S. Treasuries and Agency RMBS has recently been volatile. Spreads on non-treasury, fixed income assets including Agency RMBS have moved sharply wider due to the difficult credit conditions. The poor collateral performance of the sub-prime mortgage sector coupled with declining home prices have had a negative impact on investor confidence. As the prices of securitized assets have declined, a number of investors and a number of structured investment vehicles have faced margin calls from dealers and have been forced to sell assets in order to reduce leverage. The price volatility of these assets has also impacted lending terms in the repurchase market as counterparties have raised margin requirements to reflect the more difficult environment.

The spread between the yield on our assets and our funding costs is an important factor in the performance our business. Wider spreads imply greater income on new asset purchases but may have a negative impact on our stated book value. Wider spreads may also negatively impact asset prices. In an environment where spreads are widening, counterparties may require additional collateral to secure borrowings which may require us to reduce leverage by selling assets. Conversely, tighter spreads imply lower income on new asset purchases but may have a positive impact on our stated book value. Tighter spreads may have a positive impact on asset prices. In this case we may be able to reduce the amount of collateral required to secure borrowings.

Extension Risk.    Our Manager will compute the projected weighted-average life of our investments based on assumptions regarding the rate at which the borrowers will prepay the underlying mortgages. In general, when we acquire a fixed rate mortgage, or FRM, or hybrid ARM security, we may, but are not required to, enter into an interest rate swap agreement or other hedging instrument that effectively fixes our borrowing costs for a period close to the anticipated average life of the fixed-rate portion of the related assets. This strategy is designed to protect us from rising interest rates because the borrowing costs are fixed for the duration of the fixed-rate portion of the related agency security.

However, if prepayment rates decrease in a rising interest rate environment, the life of the fixed-rate portion of the related assets could extend beyond the term of the swap agreement or other hedging instrument. This could have a negative impact on our results of operations, as borrowing costs would no longer be fixed after the end of the hedging instrument while the income earned on the hybrid ARM security would remain fixed. This situation may also cause the market value of our hybrid ARM security to decline, with little or no offsetting gain from the related hedging transactions. In extreme situations, we may be forced to sell assets to maintain adequate liquidity, which could cause us to incur losses.

Critical Accounting Policies

Our financial statements will be prepared in accordance with GAAP. These accounting principles may require us to make some complex and subjective decisions and assessments. Our most critical accounting policies will involve decisions and assessments that could affect our reported assets and liabilities, as well as our reported revenues and expenses. We believe that all of the decisions and assessments upon which our financial statements will be based will be reasonable at the time made and based upon information available to us at that time. We will rely on independent pricing of our assets at each quarter’s end to arrive at what we believe to be reasonable estimates of fair market value. We have identified what we believe will be our most critical accounting policies to be the following:

Repurchase Agreements

We will finance the acquisition of Agency RMBS for our investment portfolio primarily through the use of repurchase agreements. Repurchase agreements will be treated as collateralized financing transactions and will be carried at their contractual amounts, including accrued interest, as specified in the respective agreements. Concurrently with the completion of this offering, we intend to enter into repurchase agreements with several counterparties.

In instances where we acquire Agency RMBS through repurchase agreements with the same counterparty from whom the Agency RMBS were purchased, we will account for the purchase commitment and repurchase agreement on a net basis and record a forward commitment to purchase Agency RMBS as a derivative instrument. Such forward commitments are recorded at fair value with subsequent changes in fair value recognized in income. Additionally, we will record the cash portion of our investment in Agency RMBS as a mortgage related receivable from the counterparty on our balance sheet.

Loans and Securities Held for Investment

Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, or SFAS 115, requires that at the time of purchase, we designate a security as either held-to-maturity, available-for-sale, or trading depending on our ability and intent to hold such security to maturity. Securities available-for-sale will be reported at fair value, while securities held-to-maturity will be reported at amortized cost. Although we generally intend to hold most of our Agency RMBS until maturity, we may, from time to time, sell any of our Agency RMBS as part of our overall management of our investment portfolio. Accordingly, we will be required to classify all of our securities as available-for-sale. All assets classified as available-for-sale will be reported at fair value, based on market prices from third-party sources, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders’ equity. We do not have an investment portfolio at this time.

We will evaluate securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. The determination of whether a security is other-than-temporarily impaired will involve judgments and assumptions based on subjective and objective factors. Consideration will be given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of recovery in fair value of the agency security, and our intent and ability to retain our investment in the agency security for a period of time sufficient to allow for any anticipated recovery in fair value. Investments with unrealized losses will not be considered other-than-temporarily impaired if we have the ability and intent to hold the investments for a period of time, to maturity if necessary, sufficient for a forecasted market price recovery up to or beyond the cost of the investments. Unrealized losses on securities that are considered other-than-temporary, as measured by the amount of the difference between the securities’ cost basis and its fair value, will be recognized in earnings as an unrealized loss and the cost basis of the securities will be adjusted.

Investment Consolidation

For each investment we will make, we will evaluate the underlying entity that issued the securities we will acquire to determine the appropriate accounting. We refer to guidance in SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and FASB Interpretation No. (FIN) 46R, Consolidation of Variable Interest Entities, or FIN 46R, in performing our analysis. FIN 46R addresses the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which voting rights are not effective in identifying an investor with a controlling financial interest. An entity is subject to consolidation under FIN 46R if the investors either do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support, are unable to direct the entity’s activities, or are not exposed to the entity’s losses or entitled to its residual returns (‘‘variable interest entities’’ or ‘‘VIEs’’). Variable interest entities within the scope of FIN 46R are required to be consolidated by their primary beneficiary. The primary beneficiary of a VIE is determined to be the party that absorbs a majority of the entity’s expected losses, its expected returns, or both. These determinations may require a significant amount of judgment and analysis.

Interest Income Recognition

Interest income will be recognized over the life of the investment using the effective interest method. Interest income on mortgage-backed securities is recognized using the effective interest method as described by SFAS No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, or SFAS No. 91, for securities of high credit quality and Emerging Issues Task Force No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets, or Emerging Issuer Task Force No. 99-20, for all other securities.

Under SFAS No. 91 and Emerging Issues Task Force No. 99-20, our Manager will estimate, at the time of purchase, the future expected cash flows and determine the effective interest rate based on these estimated cash flows and our purchase price. As needed, these estimated cash flows will be updated and a revised yield computed based on the current amortized cost of the investment. In estimating these cash flows, there will be a number of assumptions that will be subject to uncertainties and contingencies. These include the rate and timing of principal payments (including prepayments, repurchases, defaults and liquidations), the pass-through or coupon rate and interest rate fluctuations.

In addition, interest payment shortfalls due to delinquencies on the underlying mortgage loans, and the timing of the magnitude of credit losses on the mortgage loans underlying the securities have to be judgmentally estimated. These uncertainties and contingencies are difficult to predict and are subject to future events that may impact management’s estimates and our interest income.

Security transactions will be recorded on the trade date. Realized gains and losses from security transactions will be determined based upon the specific identification method and recorded as gain (loss) on sale of available for sale securities and loans held for investment in the statement of income.

We will account for accretion of discounts or premiums on available-for-sale securities and real estate loans using the effective interest yield method. Such amounts will be included as a component of interest income in the income statement.

Accounting For Derivative Financial Instruments

Our policies permit us to enter into derivative contracts, including interest rate swaps and interest rate caps, as a means of mitigating our interest rate risk. We intend to use interest rate derivative instruments to mitigate interest rate risk rather than to enhance returns.

We will account for derivative financial instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, or SFAS No. 133, as amended and interpreted. SFAS No. 133 requires an entity to recognize all derivatives as either assets or liabilities in the balance sheets and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either other comprehensive income in stockholders’ equity until the hedged item is recognized in earnings or net income depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity.

In the normal course of business, we may use a variety of derivative financial instruments to manage, or hedge, interest rate risk. These derivative financial instruments must be effective in reducing our interest rate risk exposure in order to qualify for hedge accounting. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, all changes in the fair value of the instrument are marked-to-market with changes in value included in net income for each period until the derivative instrument matures or is settled. Any derivative instrument used for risk management that does not meet the hedging criteria is marked-to-market with the changes in value included in net income.

Derivatives will be used for hedging purposes rather than speculation. We will rely on quotations from a third party to determine these fair values. If our hedging activities do not achieve our desired results, our reported earnings may be adversely affected.

Income Taxes

We intend to elect and qualify to be taxed as a REIT for our taxable year ending December 31, 2008. Accordingly, we will generally not be subject to corporate U.S. federal or state income tax to the extent that we make qualifying distributions to our stockholders, and provided we satisfy on a continuing basis, through actual investment and operating results, the REIT requirements including certain asset, income, distribution and stock ownership tests. If we fail to qualify as a REIT, and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal, state and local income taxes and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year in which we lost our REIT qualification. Accordingly, our failure to qualify as a REIT could have a material adverse impact on our results of operations and amounts available for distribution to our stockholders.

The dividends paid deduction of a REIT for qualifying dividends to its stockholders is computed using our taxable income as opposed to net income reported on the financial statements. Taxable income, generally, will differ from net income reported on the financial statements because the determination of taxable income is based on tax provisions and not financial accounting principles.

We may elect to treat certain of our subsidiaries as TRSs. In general, a TRS of ours may hold assets and engage in activities that we cannot hold or engage in directly and generally may engage in any real estate or non-real estate-related business. A TRS is subject to U.S. federal, state and local corporate income taxes.

While a TRS will generate net income, a TRS can declare dividends to us which will be included in our taxable income and necessitate a distribution to our stockholders. Conversely, if we retain earnings at a TRS level, no distribution is required and we can increase book equity of the consolidated entity.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board, or FASB, issued SFAS No. 157, Fair Value Measurements, or SFAS No. 157. SFAS 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of their financial instruments according to a fair value hierarchy (i.e., levels 1, 2, and 3, as defined). Additionally, companies are required to provide enhanced disclosure regarding instruments in the level 3 category (which require significant management judgment), including a reconciliation of the beginning and ending balances separately for each major category of assets and liabilities. We adopted SFAS No. 157 as of the date of our formation.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115, or SFAS No. 159. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting dates. We adopted FAS 159 as of the date of our formation.

In June 2007, the AICPA issued SOP 07-1. This SOP provides guidance for determining whether an entity is within the scope of the AICPA Audit and Accounting Guide Investment Companies, or the Guide. Entities that are within the scope of the Guide are required, among other things, to carry their investments at fair value, with changes in fair value included in earnings. The provisions of this SOP were deferred indefinitely by the FASB on October 17, 2007.

FASB Staff Position.    The FASB issued FSP FAS 140-3 relating to FASB SFAS No. 140, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions, or FSP FAS 140-3, to address questions where assets purchased from a particular counterparty and financed through a repurchase agreement with the same counterparty can be considered and accounted for as separate transactions. Currently, we intend to record such assets and the related financing on a gross basis in our statements of financial condition, and the corresponding interest income and interest expense in our statements of operations and comprehensive income (loss). For assets representing available-for-sale investment securities, as in our case, any change in fair value will be reported through other comprehensive income under SFAS No. 115, with the exception of impairment losses, which will be recorded in the statement of operations and comprehensive (loss) income as realized losses. FASB’s staff position requires that all of the following criteria be met in order to continue the application of SFAS No. 140 as described above: (1) the initial transfer of and repurchase financing cannot be contractually contingent; (2) the repurchase financing entered into between the parties provides full recourse to the transferee and the repurchase price is fixed; (3) the financial asset has an active market and the transfer is executed at market rates; and (4) the repurchase agreement and financial asset do not mature simultaneously.

Results of Operations

As of the date of this prospectus, we have not commenced any significant operations. We will not commence any significant operations until we have completed this offering. We are not aware of any material trends or uncertainties, other than economic conditions affecting mortgage loans, mortgage-backed securities and real estate, generally, that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition of real estate-related investments, other than those referred to in this prospectus.

Liquidity and Capital Resources

Liquidity is a measurement of our ability to meet potential cash requirements, including ongoing commitments to pay dividends, fund investments and other general business needs. Our primary sources of funds for liquidity will consist of the net proceeds from this offering, net cash provided by operating activities, cash from the several repurchase agreements we expect to establish concurrently with or shortly before the completion of this offering and other financing arrangements and future issuances of common equity, preferred equity, convertible securities, trust preferred and/or debt securities.

We anticipate that, upon repayment of each borrowing under a repurchase agreement, we will use the collateral immediately for borrowing under a new repurchase agreement. We have not at the present time entered into any commitment agreements under which the lender would be required to enter into new repurchase agreements during a specified period of time.

Under repurchase agreements, we may be required to pledge additional assets to our repurchase agreement counterparties (i.e., lenders) in the event that, in the lenders’ view, the estimated fair value of the existing pledged collateral under such agreements declines and such lenders demand additional collateral, or a margin call, which may take the form of additional securities or cash. Generally, repurchase agreements contain a financing rate, term and trigger levels for margin calls and haircuts depending on the types of collateral and the counterparties involved. If the estimated fair value of investment securities increase due to changes in market interest rates or market factors, lenders may release collateral back to us. Specifically, margin calls result from a decline in the value of the investments securing our repurchase agreements, prepayments on the mortgages securing such investments and from changes in the estimated fair value of such investments generally due to principal reduction of such investments from scheduled amortization and resulting from changes in market interest rates and other market factors. Counterparties also may choose to increase haircuts based on credit evaluations of our company and/or the performance of the bonds in question. We believe that the current levels of haircuts are approximately 5% on fixed-rate agency pools, approximately 5% to 7% on agency hybrids pools and approximately 10% on agency CMOs. Trigger levels for margin calls generally vary from $250,000 to $1 million at the discretion of the counterparty. These levels will change as market conditions change. Should prepayment speeds on the mortgages underlying our investments or market interest rates suddenly increase, margin calls on our repurchase agreements could result, causing an adverse change in our liquidity position.

We have entered into master repurchase agreements with 12 financial institutions, including affiliates of certain of the underwriters, and are in negotiations with a number of other counterparties, regarding master repurchase agreements that we intend to have in place concurrently with or shortly after the closing of this transaction.

We believe these identified sources of funds will be adequate for purposes of meeting our short-term (within one year) liquidity and long-term liquidity needs. Our short-term and long-term liquidity needs include funding future investments, operating costs and distributions to our stockholders. Our ability to meet our long-term liquidity and capital resource requirements may be subject to additional financing. If we are unable to obtain or renew our sources of financing or unable to obtain them on favorable terms, it may have an adverse effect on our business and results of operations.

To qualify as a REIT, we must distribute annually at least 90% of our net taxable income, excluding net capital gains. These distribution requirements limit our ability to retain earnings and thereby replenish or increase capital for operations.

Contractual Obligations and Commitments

We had no contractual obligations as of March 11, 2008. We intend to enter into a management agreement with our Manager a wholly-owned subsidiary of Charter Atlantic Corporation, an indirect wholly-owned subsidiary of BNP Paribas. Our Manager is entitled to receive a base management fee and in certain circumstances, a termination payment and reimbursement of certain expenses as described in the management agreement. Such fees and expenses do not have fixed and determinable payments. The base management fee is payable monthly in arrears in an amount equal to 1.25% to 1.50% per annum, calculated monthly, depending upon the amount of our stockholders’ equity (as defined in the management agreement).

We will be required to pay or reimburse our Manager for all expenses incurred by it related to our operations. Such reimbursement will generally not include the salaries and the other compensation of our Manager’s employees, except for the allocable share of the compensation of our chief financial officer and employees hired by our Manager as in-house accounting, legal and back-office resources, based on the time they spend on our affairs. The compensation of our chief executive officer, chief investment officer and our Manager’s investments professionals will not be reimbursed by us.

We expect to enter into certain contracts that contain a variety of indemnification obligations, principally with our Manager, brokers and counterparties to repurchase agreements. The maximum potential future payment amount we could be required to pay under these indemnification obligations is unlimited.

Dividends

We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income. We intend to pay regular quarterly dividends to our stockholders in an amount equal to our net taxable income. Before we pay any dividend, whether for U.S. federal income tax purposes or otherwise, we must first meet both our operating requirements and debt service on our repurchase agreements and other debt payable. If our cash available for distribution is less than our net taxable income, we could be required to sell assets or borrow funds to make cash distributions or we may make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities.

Off-Balance Sheet Arrangements

As of March 11, 2008 we had no off-balance sheet arrangements.

Inflation

Virtually all of our assets and liabilities will be interest rate sensitive in nature. As a result, interest rates and other factors influence our performance far more so than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Our financial statements are prepared in accordance with GAAP and our distributions will be determined by our Board of Directors consistent with our obligation to distribute to our stockholders at least 90% of our net taxable income on an annual basis in order to maintain our REIT qualification; in each case, our activities and balance sheet are measured with reference to historical cost and/or fair market value without considering inflation.

Quantitative and Qualitative Disclosures About Market Risk

The primary components of our market risk are related to interest rate risk, prepayment and market value risk. While we do not seek to avoid risk completely, we believe the risk can be quantified from historical experience and seek to actively manage that risk, to earn sufficient compensation to justify taking those risks and to maintain capital levels consistent with the risks we undertake.

Interest Rate Risk

Interest rate risk is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control.

We will be subject to interest rate risk in connection with our investments and our repurchase agreements. Our repurchase agreements will typically be of limited duration that are periodically refinanced at current market rates. We intend to mitigate this risk through utilization of derivative contracts, primarily interest rate swap agreements.

Interest Rate Effect on Net Interest Income

Our operating results will depend in large part on differences between the income from our investments and our borrowing costs. Most of our repurchase agreements will provide financing based on a floating rate of interest calculated on a fixed spread over London Interbank Offered Rate, or LIBOR. The fixed spread will vary depending on the type of underlying asset which collateralizes the financing. Accordingly, the portion of our portfolio which consists of floating interest rate assets will be match-funded utilizing our expected sources of short-term financing, while our fixed interest rate assets will not be match-funded. During periods of rising interest rates, the borrowing costs associated with our investments tend to increase while the income earned on our fixed interest rate investments may remain substantially unchanged. This will result in a narrowing of the net interest spread between the related assets and borrowings and may even result in losses. Further, during this portion of the interest rate and credit cycles, defaults could increase and result in credit losses to us, which could adversely affect our liquidity and operating results. Such delinquencies or defaults could also have an adverse effect on the spread between interest-earning assets and interest-bearing liabilities.

Hedging techniques are partly based on assumed levels of prepayments of our fixed-rate and hybrid adjustable-rate mortgage loans and RMBS. If prepayments are slower or faster than assumed, the life of the mortgage loans and RMBS will be longer or shorter, which would reduce the effectiveness of any hedging strategies we may use and may cause losses on such transactions. Hedging strategies involving the use of derivative securities are highly complex and may produce volatile returns.

Interest Rate Effects on Fair Value

Another component of interest rate risk is the effect changes in interest rates will have on the market value of the assets we acquire. We will face the risk that the market value of our assets will increase or decrease at different rates than that of our liabilities, including our hedging instruments.

We will primarily assess our interest rate risk by estimating the duration of our assets and the duration of our liabilities. Duration essentially measures the market price volatility of financial instruments as interest rates change. We generally calculate duration using various financial models and empirical data. Different models and methodologies can produce different duration numbers for the same securities.

It is important to note that the impact of changing interest rates on fair value can change significantly when interest rates change beyond 100 basis points from current levels. Therefore, the volatility in the fair value of our assets could increase significantly when interest rates change beyond 100 basis points. In addition, other factors impact the fair value of our interest rate-sensitive investments and hedging instruments, such as the shape of the yield curve, market expectations as to future interest rate changes and other market conditions. Accordingly, changes in actual interest rates may have a material adverse effect on us.

Prepayment Risk

As we receive prepayments of principal on these investments, premiums paid on such investments will be amortized against interest income. In general, an increase in prepayment rates will accelerate the amortization of purchase premiums, thereby reducing the interest income earned on the investments. Conversely, discounts on such investments are accreted into interest income. In general, an increase in prepayment rates will accelerate the accretion of purchase discounts, thereby increasing the interest income earned on the investments.

Extension Risk

Our Manager will compute the projected weighted-average life of our investments based on assumptions regarding the rate at which the borrowers will prepay the underlying mortgages. In general, when a fixed-rate or hybrid adjustable-rate security is acquired with borrowings, we may, but are not required to, enter into an interest rate swap agreement or other hedging instrument that effectively fixes our borrowing costs for a period close to the anticipated average life of the fixed-rate portion of the related assets. This strategy is designed to protect us from rising interest rates because the borrowing costs are fixed for the duration of the fixed-rate portion of the related residential mortgage-backed security.

However, if prepayment rates decrease in a rising interest rate environment, the life of the fixed-rate portion of the related assets could extend beyond the term of the swap agreement or other hedging instrument. This could have a negative impact on our results from operations, as borrowing costs would no longer be fixed after the end of the hedging instrument while the income earned on the hybrid adjustable-rate assets would remain fixed. This situation may also cause the market value of our hybrid adjustable-rate assets to decline, with little or no offsetting gain from the related hedging transactions. In extreme situations, we may be forced to sell assets to maintain adequate liquidity, which could cause us to incur losses.

Market Risk

Market Value Risk

Our available-for-sale securities will be reflected at their estimated fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income pursuant to
SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. The estimated fair value of these securities fluctuates primarily due to changes in interest rates and other factors. Generally, in a rising interest rate environment, the estimated fair value of these securities would be expected to decrease; conversely, in a decreasing interest rate environment, the estimated fair value of these securities would be expected to increase.

Real Estate Risk

Residential property values are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions (such as an oversupply of housing); changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay our loans, which could also cause us to suffer losses.

 Business

Our Company

We are a newly-formed specialty finance company that will invest in Agency RMBS and related financing and hedging instruments. Our Agency RMBS investments will include pass-through securities and collateralized mortgage obligations, or CMOs.

We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2008. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our net taxable income to stockholders and maintain our intended qualification as a REIT.

Our objective is to provide attractive risk-adjusted returns to our investors over the long-term, primarily through dividends and secondarily through capital appreciation. We will generate income principally from the spread between yields on our investments and our cost of borrowing, including hedging activities. Our investment portfolio of Agency RMBS will be collateralized by a variety of loan types, including fixed-rate mortgage loans, adjustable-rate mortgage loans and hybrid mortgage loans. We intend to construct a diversified investment portfolio by focusing on security selection and the relative value of various sectors within the agency mortgage market. We intend to finance our investments primarily through short-term borrowings structured as repurchase agreements.

We were incorporated in Maryland in February 2008, and will commence operations upon completion of this offering.

Our Manager

Pursuant to the terms of a management agreement with us, we will be externally managed and advised by FFTW. FFTW is a wholly-owned subsidiary of Charter Atlantic Corporation, an indirect and wholly-owned subsidiary of BNP Paribas, a global banking and financial services organization. FFTW is a specialist manager of single and multi-currency fixed-income investment portfolios, acting on behalf of institutional clients. FFTW was founded in 1972 and launched its first mortgage-only account in 1984. As of December 31, 2007, the FFTW group had approximately $31.4 billion of assets under management, including $7.5 billion in residential and commercial mortgage assets. As of May 31, 2008, Agency RMBS represented 79% of FFTW’s U.S. dollar denominated mortgage assets under management and commercial mortgage-backed securities and non-Agency RMBS represented the balance. FFTW currently offers three mortgage products to its clients – AAA Libor Plus, U.S. Mortgage and Mortgage Alpha, each of these products represents a particular investment strategy used by FFTW to construct a portfolio of mortgage-related investments for its clients. Our Manager’s mortgage investment team is led by John P. Carey, who has been an employee of our Manager for approximately 10 years and has over 18 years of experience trading and investing in Agency RMBS.

The FFTW group had been a strategic alliance partner of BNP Paribas Asset Management, the asset management group of BNP Paribas from 1999 through December 2006. In December 2006, the FFTW group became wholly-owned independent subsidiaries within the BNP Paribas group of companies as a result of their acquisition by the BNP Paribas group of companies. Under the terms of that transaction, the FFTW group have retained independence for key decisions relating to their operations. Each member of the FFTW group is registered with the SEC as an investment adviser under the U.S. Investment Advisers Act of 1940 and may be jointly subject to regulation by foreign securities regulators.

Our Manager’s offices are located at 200 Park Avenue, 46th floor, New York, NY 10166 and the telephone number of our Manager’s offices is (212) 681-3000.

BNP Paribas is a European leader in global banking and financial services. The group is present in over 85 countries, with 163,000 employees, including nearly 127,000 in Europe and 15,000 in the United States. The group holds key positions in three major segments: corporate and investment banking, asset management & services and retail banking.

Our Manager will be responsible for administering our business activities and day-to-day operations, subject to the supervision and oversight of our Board of Directors. All of our officers are officers or employees of our Manager. Our Manager has access to well-respected and established portfolio management resources for Agency RMBS asset class and a sophisticated infrastructure supporting those resources, including investment professionals focusing on Agency RMBS.

We will pay our Manager a base management fee and incentive compensation based on performance pursuant to the terms of the management agreement.

Simultaneously with the completion of this offering, Charter Atlantic Corporation, an affiliate of BNP Paribas and the parent company of our Manager, will purchase a number of shares of our common stock equal to 10.0% of the number of shares of common stock sold to the public in this offering. Assuming we sell                      shares of common stock in this offering, Charter Atlantic Corporation will purchase                  shares of common stock and will own approximately     % of our outstanding common stock upon completion of this offering and the private placement, or     % assuming the underwriters exercise the over-allotment option in full. Charter Atlantic Corporation will agree that, for a period of one year after the date of this prospectus, it will not, without the prior written consent of Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated, dispose of or hedge any of the shares of our common stock that it purchases in the private placement, subject to certain exceptions and extension in certain circumstances as described elsewhere in this prospectus.

Our Competitive Advantages

We believe that our competitive advantages include the following:

Access to an Established Asset Manager with an Experienced Investment Team and an Extensive Infrastructure.    Our Manager’s mortgage investment team is led by John P. Carey, who has over 18 years of experience trading and investing in RMBS. As of December 31, 2007, the FFTW group had approximately $31.4 billion of fixed income assets under management, including $7.5 billion of residential and commercial mortgage assets. FFTW has been active in the mortgage sector for over 20 years, and as a result, FFTW’s mortgage team has developed proprietary analytical tools and models to aid in security selection and risk control. Our Manager has an extensive infrastructure, including its extensive risk management and financial reporting operations, its dedicated equity and debt capital markets and fund raising teams, as well as its business developments, legal and compliance teams.

Access to BNP Paribas Relationships.    BNP Paribas maintains extensive long-term relationships with financial intermediaries, including primary dealers, leading investment banks, brokerage firms, repurchase agreement counterparties, and commercial banks. These relationships may enhance our ability to source and finance investment opportunities and access borrowings; however, BNP Paribas is not obligated to provide us with access to its relationships or to provide us with financing.

Attractive Risk Profile.    We intend to invest in Agency RMBS. We believe that this asset class offers attractive returns with reduced credit risk due to the fact that the principal on these securities is guaranteed by the agencies. We believe that the liquid nature of Agency RMBS and the agency guarantees enable lenders to offer consistent attractive financing terms relative to other types of mortgage-related investments.

Strong Alignment of BNP Paribas’s Interests.    Charter Atlantic Corporation, an affiliate of BNP Paribas and the parent company of our Manager, will purchase a number of shares of our common stock equal to 10.0% of the number of shares of common stock sold to the public in this offering. Assuming we sell                      shares of common stock in this offering Charter Atlantic Corporation will purchase                  shares of common stock and will own approximately     % of our outstanding common stock upon the completion of this offering, or assuming the underwriters exercise the over-allotment option in full,     %. We believe that the significant ownership of our common stock by an affiliate of BNP Paribas upon completion of this offering and simultaneous private placement will align BNP Paribas’s interests with our interests.

Tax Advantages of REIT Qualification.    Assuming that we meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code, we will generally be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our net income that is distributed currently to our shareholders. This treatment substantially eliminates the ‘‘double taxation’’ at the corporate and stockholder levels that results generally from investment in a corporation.

Our Investment Strategy

We will rely on our Manager’s expertise in identifying assets within our target asset class of Agency RMBS. The FFTW investment team has a strong focus on security selection and the relative value of various sectors within the agency mortgage market. We intend that the investment team of our Manager will make investment decisions on our behalf, which will incorporate their views on the economic environment and the outlook for the mortgage market, including relative valuation, supply and demand trends, the level of interest rates, the shape of the yield curve, prepayment rates, and financing and liquidity, subject to maintaining our REIT qualification and our exemption from registration under the 1940 Act.

Our investment strategy is designed to enable us to:

•	build an investment portfolio consisting of Agency RMBS that seeks to generate attractive risk-adjusted returns;

•	manage financing, interest and prepayment rate risks;

•	utilize leverage to increase potential returns to stockholders through borrowings;

•	capitalize on discrepancies in the relative valuations in the Agency RMBS market;

•	provide regular quarterly distributions to stockholders;

•	qualify as a REIT; and

•	operate our business so as to be exempt from the requirements of the 1940 Act.

We may change our investment strategy and policies without a vote of our stockholders. Factors that may cause us to change our investment strategy may include changes in the availability of assets for investment, changes in the availability and terms of financing, and changes in our Board of Directors’ or Manager’s view of the overall economic environment and the residential mortgage loan environment. We expect that we would report any material change in our investment strategy to our shareholders through the filing of our public reports under the Securities Exchange Act of 1934.

We intend to elect and qualify to be taxed as a REIT and to operate our business so as to be exempt from registration under the 1940 Act, and therefore we will be required to invest a substantial majority of our assets in loans secured by mortgages on real estate and real estate-related assets. See ‘‘U.S. Federal Income Tax Considerations — Taxation of REITs in General.’’ Subject to maintaining our REIT qualification and our 1940 Act exemption, we do not have any limitations on the amounts we may invest in our targeted asset class.

Our Targeted Investments

Agency RMBS consist of single-family residential, pass-through certificates and CMOs, for which the principal and interest payments are guaranteed by a U.S. Government agency or a U.S. Government-sponsored entity.

•	Single-Family Residential Pass-Through Certificates. Single-family residential pass-through certificates are securities representing interests in ‘‘pools’’ of mortgage loans secured by residential real property where payments of both interest and principal, plus pre-paid principal, on the securities are made monthly to holders of the securities, in effect ‘‘passing through’’ monthly payments made by the individual borrowers on the mortgage loans that underlie the securities, net of fees paid to the issuer/guarantor and servicers of the securities.

•	Collateralized Mortgage Obligations (CMOs). CMOs are securities which are structured from agency pass-throughs. CMOs receive monthly payments of principal and interest. CMOs divide the cash flows which come from the underlying pass-throughs into different classes of securities. CMOs can have different maturities and different weighted average lives than the underlying pass-through. CMOs can re-distribute the risk characteristics of a pass-through to better satisfy the demands of various investor types. These risk characteristics would include average life variability, prepayments, volatility, floating versus fixed coupons and interest rate risk.

The agency securities that we intend to acquire provide funds for mortgage loans made to residential homeowners. These securities generally represent interests in pools of mortgage loans backed by savings and loan institutions, mortgage bankers, commercial bankers and other mortgage lenders. These pools of mortgage loans are assembled for sale to investors, such as us, by various government, government-related or private organizations.

Agency securities differ from other forms of traditional debt securities, which normally provide for periodic payments of interest in fixed amounts with principal payments at maturity or on specified call dates. Instead, agency securities provide for a monthly payment, which consists of both interest and principal. In effect, these payments are a ‘‘pass-through’’ of the monthly interest and scheduled and prepaid principal payments made by the individual borrower on the mortgage loans, net of any fees paid to the issuer, servicer or guarantor of the securities.

The principal may be prepaid at any time due to prepayments on the underlying mortgage loans or other assets. These differences can result in significantly greater price and yield volatility than is the case with traditional fixed-income securities.

Various factors affect the rate at which mortgage prepayments occur, including changes in the level and directional trends in housing prices, interest rates, general economic conditions, the age of the mortgage loan, the location of the property and other social and demographic conditions. Generally, prepayments on agency securities increase during periods of falling mortgage interest rates and decrease during periods of rising mortgage interest rates. However, this may not always be the case. We may reinvest principal repayments at a yield that is higher or lower than the yield on the repaid investment, thus affecting our net interest income by altering the average yield on our assets.

However, when interest rates are declining, the value of agency securities with prepayment options may not increase as much as other fixed income securities. The rate of prepayments on underlying mortgages will affect the price and volatility of agency securities and may have the effect of shortening or extending the duration of the security beyond what was anticipated at the time of purchase. When interest rates rise, our holdings of agency securities may experience reduced returns if the owners of the underlying mortgages pay off their mortgages slower than anticipated. This is generally referred to as extension risk.

Payments of principal and interest on agency securities, although not the market value of the securities themselves, may be guaranteed by the full faith and credit of the United States, such as those issued by Ginnie Mae, or by a U.S. Government-sponsored entity, such as Fannie Mae or Freddie Mac. See ‘‘—Freddie Mac Gold Certificates,’’ ‘‘—Fannie Mae Certificates’’ and ‘‘—Ginnie Mae Certificates.’’

These Agency RMBS securities are collateralized by either fixed-rate mortgage loans, or FRMs, adjustable-rate mortgage loans, or ARMs, or hybrid ARMs. Hybrid ARMs are mortgage loans that have interest rates that are fixed for an initial period (typically three, five, seven or 10 years) and thereafter reset at regular intervals subject to interest rate caps. Our allocation between securities collateralized by FRMs, ARMs or hybrid ARMs will depend on various factors including, but not limited to, relative value, expected future prepayment trends, supply and demand, costs of hedging, costs of financing, expected future interest rate volatility and the overall shape of the U.S. Treasury and interest rate swap yield curves. We intend to take these factors into account when we consider making these types of investments.

Freddie Mac Gold Certificates

Freddie Mac is a shareholder-owned, federally-chartered corporation created pursuant to an act of the U.S. Congress on July 24, 1970. The principal activity of Freddie Mac currently consists of the purchase of mortgage loans or participation interests in mortgage loans and the resale of the loans and participations in the form of guaranteed mortgage-backed securities. Freddie Mac guarantees to each holder of Freddie Mac gold certificates the timely payment of interest at the applicable pass-through rate and principal on the holder’s pro rata share of the unpaid principal balance of the related mortgage loans. The obligations of Freddie Mac under its guarantees are solely those of Freddie Mac and are not backed by the full faith and credit of the United States. If Freddie Mac were unable to satisfy these obligations, distributions to holders of Freddie Mac certificates would consist solely of payments and other recoveries on the underlying mortgage loans and, accordingly, defaults and delinquencies on the underlying mortgage loans would adversely affect monthly distributions to holders of Freddie Mac certificates.

Freddie Mac gold certificates are backed by pools of single-family mortgage loans or multi-family mortgage loans. These underlying mortgage loans may have original terms to maturity of up to 40 years. Freddie Mac certificates may be issued under cash programs (composed of mortgage loans purchased from a number of sellers) or guarantor programs (composed of mortgage loans acquired from one seller in exchange for certificates representing interests in the mortgage loans purchased).

Fannie Mae Certificates

Fannie Mae is a shareholder-owned, federally-chartered corporation organized and existing under the Federal National Mortgage Association Charter Act, created in 1938 and rechartered in 1968 by Congress as a stockholder owned company. Fannie Mae provides funds to the mortgage market primarily by purchasing home mortgage loans from local lenders, thereby replenishing their funds for additional lending. Fannie Mae guarantees to the registered holder of a certificate that it will distribute amounts representing scheduled principal and interest on the mortgage loans in the pool underlying the Fannie Mae certificate, whether or not received, and the full principal amount of any such mortgage loan foreclosed or otherwise finally liquidated, whether or not the principal amount is actually received. The obligations of Fannie Mae under its guarantees are solely those of Fannie Mae and are not backed by the full faith and credit of the United States. If Fannie Mae were unable to satisfy its obligations, distributions to holders of Fannie Mae certificates would consist solely of payments and other recoveries on the underlying mortgage loans and, accordingly, defaults and delinquencies on the underlying mortgage loans would adversely affect monthly distributions to holders of Fannie Mae.

Fannie Mae certificates may be backed by pools of single-family or multi-family mortgage loans. The original term to maturity of any such mortgage loan generally does not exceed 40 years. Fannie Mae certificates may pay interest at a fixed rate or an adjustable rate. Each series of Fannie Mae ARM certificates bears an initial interest rate and margin tied to an index based on all loans in the related pool, less a fixed percentage representing servicing compensation and Fannie Mae’s guarantee fee. The specified index used in different series has included the Treasury Index, the 11th District Cost of Funds Index published by the Federal Home Loan Bank of San Francisco, LIBOR and other indices. Interest rates paid on fully-indexed Fannie Mae ARM certificates equal the applicable index rate plus a specified number of percentage points. The majority of series of Fannie Mae ARM certificates issued to date have evidenced pools of mortgage loans with monthly, semi-annual or annual interest rate adjustments. Adjustments in the interest rates paid are generally limited to an annual increase or decrease of either 1.00% or 2.00% and to a lifetime cap of 5.00% or 6.00% over the initial interest rate.

Ginnie Mae Certificates

Ginnie Mae is a wholly-owned corporate instrumentality of the United States within the Department of Housing and Urban Development, or HUD. The National Housing Act of 1934 authorizes Ginnie Mae to guarantee the timely payment of the principal of and interest on certificates which represent an interest in a pool of mortgages insured by the Federal Housing Administration, or FHA, or partially guaranteed by the Department of Veterans Affairs and other loans eligible for inclusion in mortgage pools underlying Ginnie Mae certificates. Section 306(g) of the Housing Act provides that the full faith and credit of the United States is pledged to the payment of all amounts which may be required to be paid under any guaranty by Ginnie Mae.

At present, most Ginnie Mae certificates are backed by single-family mortgage loans. The interest rate paid on Ginnie Mae certificates may be a fixed rate or an adjustable rate. The interest rate on Ginnie Mae certificates issued under Ginnie Mae’s standard ARM program adjusts annually in relation to the Treasury index. Adjustments in the interest rate are generally limited to an annual increase or decrease of 1.00% and to a lifetime cap of 5.00% over the initial coupon rate.

Our Investment Process

We expect our investment process will benefit from our Manager’s resources and professionals. The senior professional responsible for portfolio management decisions will be John P. Carey and he will be supported by a team of experienced investment professionals. Moreover an Investment Committee, comprising key senior investment professionals from our Manager will oversee our investment guidelines and will meet periodically, at least every quarter, to discuss, among other things, investment opportunities. See ‘‘—Our Investment Committee.’’

The investment team has a strong focus on security selection and on the relative value of various sectors within the Agency mortgage market. Our Manager will utilize this expertise to build a diversified portfolio of Agency RMBS. Our Manager will incorporate their views on the economic environment and the outlook for the mortgage market including relative valuation, supply and demand trends, the level of interest rates, the shape of the yield curve, prepayment rates, financing and liquidity.

Our investment process will include sourcing and screening of investment opportunities, assessing investment suitability, conducting interest rate and prepayment analysis, evaluating cash flow and collateral performance, reviewing legal structure and servicer and originator information and investment structuring, as appropriate, to seek an attractive return commensurate with the risk we are bearing. Upon identification of an investment opportunity, the investment will be screened and monitored by our Manager to determine its impact on maintaining our REIT qualification and our exemption from registration under the 1940 Act. We will seek to make investments in sectors where our Manager has strong core competencies and where we believe market risk and expected performance can be reasonably quantified.

Our Manager evaluates each one of our investment opportunities based on its expected risk-adjusted return relative to the returns available from other, comparable investments. In addition, we evaluate new opportunities based on their relative expected returns compared to our comparable securities held in our portfolio. The terms of any leverage available to us for use in funding an investment purchase are also taken into consideration, as are any risks posed by illiquidity or correlations with other securities in the portfolio.

Once a potential investment has been identified, our Manager’s professionals will perform financial, operational and legal due diligence to assess the risks of the investment. These professionals will analyze the Agency RMBS and conduct follow-up due diligence as part of the underwriting process. As part of this process, the key factors which they will consider include, but are not limited to, documentation, debt-to-income ratio, loan-to-value ratios and property valuation. Consideration is also given to other factors such as price of the pool, geographic concentrations and type of product. Our Manager will refine its underwriting criteria based upon actual loan portfolio experience and as market conditions and investor requirements evolve. Similar analysis is also performed on securities, where the evaluation process will also include relative value analyses based on yield, credit rating, average life, expected duration, option-adjusted spreads, prepayment assumptions and credit exceptions. Other considerations in our investment process include analysis of fundamental economic trends, suitability for investment by a REIT, consumer borrowing trends, home price appreciation and relevant regulatory developments.

Our Financing Strategy

Our investment strategy will employ leverage to increase potential returns to our stockholders and to fund the acquisition of our assets. Our income will be generated primarily by the difference, or net spread, between the income we earn on our assets and the cost of our financing and hedging activities.

Our financing strategy will depend on market conditions and our Manager’s outlook for short term interest rates. Our Manager is a global fixed income asset manager with investment professionals dedicated to studying trends in interest rates based on the policies and outlook of the world economy and the many different central banks around the world.

Subject to our maintaining our qualification as a REIT, we expect to finance our investments primarily through short-term borrowings structured as repurchase agreements. Repurchase agreements are financings, pursuant to which we will sell our Agency RMBS to the repurchase agreement counterparties, the buyer, for an agreed upon price with the obligation to repurchase these assets from the buyer at a future date and at a price higher than the original purchase price. The amount of financing we will receive under a repurchase agreement is limited to a specified percentage of the estimated market value of the assets we sell to the buyer. The difference between the sale price and repurchase price is the cost, or interest expense, of financing under a repurchase agreement.

We expect our repurchase agreements to have maturities ranging from overnight to 12 months. We expect we will not be required to maintain any specific debt-to-equity ratio under these agreements. We generally expect the leverage on our portfolio to be between six and 10 times our invested equity.

We have entered into master repurchase agreements with 12 financial institutions, including affiliates of certain of the underwriters, and are in negotiations with a number of other counterparties, regarding master repurchase agreements that we intend to have in place concurrently with or shortly after the closing of this transaction.

Our investments will serve as collateral for our financings. Any decline in their value, or perceived market uncertainty about their value, would likely make it difficult for us to obtain financing on favorable terms or at all, or maintain our compliance with terms of any financing arrangements already in place. If market conditions result in a decline in the value of our agency securities, our financial position and results of operations could be adversely affected. Current events in the capital markets have proven to be a challenge for entities that rely on the capital markets to finance operations. The collateral required to fund positions has increased, as has the cost of borrowing. The largest increases in haircuts (the difference between the cash we receive from the counterparty when we initially sell the securities to the counterparty less the value of the securities) and borrowing costs have occurred in the non-Agency RMBS sector. Haircuts and borrowing rates have also increased in the Agency RMBS sector, although they remain lower than in the non-Agency RMBS sector. As haircuts for an asset increase the allowable leverage for that asset declines. Additionally, throughout the credit crisis repurchase agreements have remained available for Agency RMBS. See ‘‘Risk Factors—Continued adverse developments in the broader residential mortgage market may adversely affect the value of the agency securities in which we intend to invest.’’

Our Interest Rate Hedging and other Market Risk Management Strategy

Interest Rate Hedging

We may, from time to time, utilize derivative financial instruments to hedge all or a portion of the interest rate risk associated with our borrowings. Under the U.S. federal income tax laws applicable to REITs, we generally will be able to enter into certain transactions to hedge indebtedness that we may incur, or plan to incur, to acquire or carry real estate assets, although our total gross income from such hedges and other non-qualifying sources must not exceed 25% of our gross income.

We intend to engage in a variety of interest rate management techniques that seek on one hand to mitigate the influence of interest rates changes on the values of some of our assets, or on the other hand help us achieve our management objective.

We also expect to utilize interest rates hedges to manage our debt, to reduce the effect of interest rate fluctuations related to our debt or to monitor our expected refinancing needs.

The U.S. federal income tax rules applicable to REITs, may require us to implement certain of these techniques through a TRS that is fully subject to corporate income taxation. Our interest rate management techniques may include:

•	puts and calls on securities or indices of securities;

•	Eurodollar futures contracts and options on such contracts;

•	interest rate caps, swaps and swaptions;

•	U.S. treasury securities and options on U.S. treasury securities; and

•	other similar transactions.

Market Risk Management Strategy

Risk management is an integral component of our strategy to deliver returns to our stockholders. Because we will invest primarily in fixed-income securities, investment losses from prepayment, interest rate volatility or other risks can meaningfully reduce or eliminate our distributions to stockholders. In addition, because we will employ financial leverage in funding our portfolio, mismatches in the maturities of our assets and liabilities can create risk in the need to continually renew or otherwise refinance our liabilities. Our net interest margins will be dependent upon a positive spread between the returns on our asset portfolio and our overall cost of funding. To minimize the risks to our portfolio, we will actively employ portfolio-wide and security-specific risk measurement and management processes in our daily operations. Our risk management tools include software and services licensed or purchased from third parties, in addition to proprietary analytical methods developed by FFTW. There can be no guarantee that these tools will protect us from market risks.

Our Investment Committee

Our Manager will establish an Investment Committee which will initially consist of our chief investment officer, John Carey, as well as other senior mortgage investment professionals of FFTW. Our Manager’s Investment Committee will adopt a set of investment guidelines, subject to the supervision of our Board of Directors. Our Manager’s Investment Committee reviews our compliance with the investment guidelines periodically and our Board of Directors receives a quarterly investment report in conjunction with its review of our quarterly results. Our Board of Directors also reviews our investment portfolio and related compliance reports at its regularly scheduled Board of Directors meeting. The Investment Committee will meet periodically, at least every quarter, on a regular basis to review the outlook for the mortgage sector and the fundamental outlook for the US economy and central bank policies and to discuss investment opportunities.

We expect our Manager’s Investment Committee to propose, and our Board of Directors to approve, the following guidelines for our investments and borrowings:

•	No investment shall be made in non-Agency RMBS;

•	No investment shall be made that would cause us to fail to qualify as a REIT for U.S. federal income tax purposes;

•	No investment shall be made that would cause us to be regulated as an investment company under the 1940 Act; and

•	Prior to entering into any proposed transaction with our Manager or any of its affiliates, a majority of our independent directors must approve the transaction.

These investment guidelines may be changed by a majority of our Board of Directors, including a majority of our independent directors, without the approval of or prior notice to our stockholders.

Our Policies with Respect to Certain Other Activities

If our Board of Directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow (subject to provisions in the Internal Revenue Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods. In the event that our Board of Directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time.

We may offer equity or debt securities in exchange for property and to repurchase or otherwise reacquire our shares and may engage in such activities in the future. We may make loans to persons in the future.

In addition, we may borrow money to finance the acquisition of investments. We intend primarily to use repurchase agreements. Our investment guidelines and our portfolio and leverage are periodically reviewed by our Board of Directors as part of their oversight of our Manager.

We may, subject to gross income and assets tests necessary for REIT qualification, invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers. We may make such investments for the purpose of exercising control.

We engage in the purchase and sale of investments. We will not underwrite the securities of other issuers.

Our Board of Directors may change any of these policies without prior notice to you or a vote of our stockholders.

Operating and Regulatory Structure

REIT Qualification

In connection with this offering, we intend to elect to be treated as a REIT under Sections 856 through 859 of the Internal Revenue Code commencing with our taxable year ending on December 31, 2008. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

As a REIT, we generally will not be subject to U.S. federal income tax on our net taxable income we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to some U.S. federal, state and local taxes on our income or property.

1940 Act Exemption

We intend to operate our business so that we are exempt from registration under the 1940 Act. We will rely on the exemption provided by Section 3(c)(5)(C) of the 1940 Act, a provision designed for companies that do not issue redeemable securities and are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.

To qualify for the exemption, we must make investments so that at least 55% of the assets we own consist of qualifying mortgages and other liens on and interests in real estate, which are collectively referred to as ‘‘qualifying real estate assets,’’ and so that at least 80% of the assets we own consist of real estate-related assets (including our qualifying real estate assets). We do not intend to issue redeemable securities.

Based on no-action letters issued by the Staff of the SEC we consider Agency RMBS such as agency whole pool certificates to be qualifying real estate assets. An agency whole pool certificate is a certificate issued or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae that represents the entire beneficial interest in the underlying pool of mortgage loans. By contrast, an agency certificate that represents less than the entire beneficial interest in the underlying mortgage loans is not considered to be a qualifying real estate asset for purposes of the 55% test, but constitutes a real estate-related asset for purposes of the 80% test. We will treat our ownership interest in pools of whole loan RMBS, in cases in which we acquire the entire beneficial interest in a particular pool, as qualifying real estate assets based on no-action positions of the Staff of the SEC. We generally do not expect our investments in CMOs and other RMBS investments to constitute qualifying real estate assets for the 55% test, unless such treatment is consistent with guidance of the Staff of the SEC.

We also invest in other types of RMBS and CMOs, which we will not treat as qualifying real estate assets for purposes of determining our eligibility for the exclusion provided by Section 3(c)(5)(C) unless such treatment is consistent with guidance of the Staff of the SEC. We have not requested no-action or other interpretative guidance or applied for an exemptive order with respect to the treatment of such assets. In the absence of guidance of the Staff of the SEC that otherwise supports the treatment of such investments as qualifying real estate assets, we will treat them, for purposes of determining our eligibility for the exclusion provided by Section 3(c)(5)(C), as real estate-related assets or miscellaneous assets as appropriate. Any additional guidance from the Staff of the SEC could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

We will monitor our assets to ensure that at least 55% of our assets consist of qualifying real estate assets, and that at least 80% of our assets consist of qualifying real estate assets and real estate-related assets. We expect, when required due to the mix of our investments, to acquire pools of whole loan RMBS for compliance purposes. Investments in such pools may not represent an optimum use of our investable capital when compared to the available investments we target pursuant to our investment strategy.

Competition

Our net income will depend, in large part, on our ability to acquire assets at favorable spreads over our borrowing costs. In acquiring Agency RMBS, we will compete with other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, financial institutions, governmental bodies and other entities. In addition, there are numerous REITs with similar asset acquisition objectives, including a number that have been recently formed, and others may be organized in the future. These other REITs will increase competition for the available supply of mortgage assets suitable for purchase. Many of our anticipated competitors are significantly larger than we are, have access to greater capital and other resources and may have other advantages over us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than we can. Current market conditions may attract more competitors, which may increase the competition for sources of financing. An increase in the competition for sources of funding could adversely affect the availability and cost of financing, and thereby adversely affect the market price of our common stock.

In the face of this competition, we expect to have access to our Manager’s professionals and their industry expertise, which may provide us with a competitive advantage and help us assess investment risks and determine appropriate pricing for certain potential investments. We expect that these relationships will enable us to compete more effectively for attractive investment opportunities. In addition, we believe that current market conditions may have adversely affected the financial condition of certain competitors. Thus, not having a legacy portfolio may also enable us to compete more effectively for attractive investment opportunities. However, we may not be able to achieve our business goals or expectations due to the competitive risks that we face. For additional information concerning these competitive risks, see ‘‘Risk Factors — Risks Related To Our Business — We operate in a highly competitive market for investment opportunities and more established competitors may be able to compete more effectively for investment opportunities than we can.’’

Staffing

We will be managed by our Manager pursuant to the management agreement between our Manager and us. All of our officers are employees of our Manager. Upon completion of this offering we will have officers but no employees. See ‘‘Our Manager and the Management Agreement — Management Agreement.’’

Legal Proceedings

Neither we nor our Manager is currently subject to any legal proceedings which we or our Manager considers to be material.

Our Manager and the Management Agreement

General

We are externally advised and managed by our Manager, FFTW. All of our officers are employees of our Manager. Our Manager will be paid a base management fee pursuant to the management agreement. The executive offices of our Manager are located at 200 Park Avenue, 46th Floor, New York, NY 10166 and the telephone number of our Manager’s executive offices is (212) 681-3000.

Management Agreement

Before the completion of this offering, we will enter into a management agreement with FFTW, our Manager, pursuant to which our Manager will be responsible for the administering our business activities and day to day operations, subject to the supervision and oversight of our Board of Directors. The material terms of the management agreement are described below.

Management Services

The management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines proposed by the Investment Committee of our Manager and approved and monitored by our Board of Directors. Our Manager at all times will be subject to the supervision and direction of our Board of Directors and the terms and conditions of the management agreement. Our Manager is responsible for (i) the selection, purchase and sale of our investment portfolio, (ii) our financing and hedging activities, and (iii) providing us with investment advisory services. Our Manager is responsible for our day to day operations and performs (or causes to be performed) such services and activities relating to our assets and operations as may be appropriate, which may include, without limitation, the following:

(i)	forming the Investment Committee, which will propose investment guidelines to be approved by a majority of our independent directors;

(ii)	serving as our consultant with respect to the periodic review of investments, borrowings and operations and other policies and recommendations with respect thereto for approval by a majority of our independent directors;

(iii)	investigating, analyzing and selecting possible investment opportunities and acquiring, financing, retaining, selling, restructuring, or disposing of investments consistent with the investment guidelines;

(iv)	with respect to prospective purchases, sales, or exchanges of investments, conducting negotiations on our behalf with sellers and purchasers and their respective agents, representatives and investment bankers;

(v)	serving as our consultant with respect to decisions regarding any of our financings, hedging activities or borrowings undertaken by us including (1) assisting us in developing criteria for debt and equity financing that is specifically tailored to our investment objectives, and (2) advising us with respect to obtaining appropriate financing for our investments;

(vi)	negotiating and entering into, on our behalf, repurchase agreements, interest rate swaps and all other agreements and instruments required for us to conduct our business;

(vii)	providing us with portfolio management;

(viii)	engaging and supervising, on our behalf and at our expense, independent contractors that provide investment banking, mortgage brokerage, securities brokerage, other financial services, due diligence services, underwriting review services, legal services, accounting services and all other services (including transfer agent and registrar services) as may be required relating to our operations or investments (or potential investments);

(ix)	providing executive and administrative personnel, office space and office services required in rendering services to us;

(x)	administering the day to day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and our Board of Directors, including, without limitation, the services in respect of any equity incentive plan that we create, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(xi)	communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders, including website maintenance, logo design, analyst presentations, investor conferences and annual meeting arrangements;

(xii)	counseling us in connection with policy decisions to be made by our Board of Directors;

(xiii)	evaluating and recommending to our Board of Directors hedging strategies and engaging in hedging activities on our behalf, consistent with such strategies, as so modified from time to time, with our qualification as a REIT, and with the investment guidelines;

(xiv)	counseling us regarding the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause us to qualify for taxation as a REIT;

(xv)	counseling us regarding the maintenance of our exemption from the 1940 Act and monitoring compliance with the requirements for maintaining an exemption from the 1940 Act and using commercially reasonable efforts to cause the company to maintain such exclusion from the status as an investment company under the 1940 Act;

(xvi)	furnishing reports and statistical and economic research to us regarding our activities and services performed for us by our Manager;

(xvii)	monitoring the operating performance of our investments and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xviii)	investing and re-investing any of our moneys and securities (including investing in short term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners) and advising us as to our capital structure and capital raising activities;

(xix)	causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Internal Revenue Code applicable to REITs and, if applicable, TRSs, and to conduct quarterly compliance reviews with respect thereto;

(xx)	causing us in qualifying to do business in all jurisdictions in which such qualification is required and to obtain and maintain all appropriate licenses;

(xxi)	assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Securities Exchange Act of 1934, or Exchange Act, the Securities Act of 1933, as amended, or the Securities Act, or by the NYSE;

(xxii)	taking all necessary actions to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent provided by the provisions of the Internal Revenue Code and Treasury regulations applicable to REITs;

(xxiii)	placing, or arranging for the placement of, all orders pursuant to the Manager’s investment determinations for us either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

(xxiv)	handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day to day operations (other than with the Manager of its affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;

(xxv)	using commercially reasonable efforts to cause expenses incurred by us or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by our Board of Directors from time to time;

(xxvi)	arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote our business;

(xxvii)	performing such other services as may be required from time to time for the management and other activities relating to our assets and business as our Board of Directors shall reasonably request or our Manager shall deem appropriate under the particular circumstances; and

(xxviii)	using commercially reasonable efforts to cause us to comply with all applicable laws.

Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our Board of Directors in following or declining to follow its advice or recommendations. Our Manager maintains a contractual relationship with us and is also subject to the Investment Advisers Act of 1940. Under the terms of the management agreement, our Manager, its officers, stockholders, managers, directors, employees, any person controlling or controlled by the Manager and any person providing sub-advisory services to the Manager, will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except because of acts or omissions constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. We have agreed to indemnify our Manager, its officers, managers, directors, employees, agents, any person controlling or controlled by the Manager and any person providing sub-advisory services to the Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement. Our Manager has agreed to indemnify us, our directors and officers, employees, agents and any person controlling or controlled by the Company with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement or any claims by our Manager’s employees relating to the terms and conditions of their employment by our Manager. Notwithstanding the foregoing, our Manager will carry reasonable and customary errors and omissions insurance and other customary insurance upon the completion of the offering.

Pursuant to the terms of the management agreement, our Manager is required to provide us with our management team, including a chief executive officer, chief financial officer, treasurer, chief investment officer and chief legal officer, along with appropriate support personnel, to provide the management services to be provided by our Manager to us. None of the officers or employees of our Manager will be exclusively dedicated to us.

Our Manager is required to refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the investment guidelines, (ii) would adversely affect our qualification as a REIT under the Internal Revenue Code or our status as an entity exempted from investment company status under the 1940 Act, or (iii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over us or that would otherwise not be permitted by our charter or bylaws. If our Manager is ordered to take any action by our Board of Directors, our Manager will notify our Board of Directors if it is our Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or our charter or bylaws. Our Manager, its directors, officers or members will not be liable to us, our Board of Directors, or our stockholders for any act or omission by our Manager, its directors, officers or stockholders except as provided in the management agreement.

Term and Termination Rights

The initial term of the management agreement expires on June 30, 2010 and will be automatically renewed for a one year term each anniversary date thereafter unless previously terminated as described below. Our independent directors will review our Manager’s performance and the management fees annually and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors or by a vote of the holders of a majority of the outstanding shares of our common stock (other than those shares held by our Manager or its affiliates), based upon (1) unsatisfactory performance that is materially detrimental to us or (2) our determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent such termination due to unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We must provide 180-days prior notice of any such termination. Our Manager will be paid a termination payment equal to three times the sum of the average annual base management fee earned by our Manager during the 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination. The termination payment is in recognition of the upfront effort expended by our Manager on our business and the significant resources committed to us by them.

We may also terminate the management agreement at any time on 30-days prior notice, including during the initial term of the agreement, without the payment of any termination payment, for cause, which is defined as:

•	our Manager’s continued material breach of any provision of the management agreement following a period of 30 days after written notice thereof;

•	our Manager’s fraud, misappropriation of funds, or embezzlement against us;

•	our Manager’s gross negligence, bad faith, willful misconduct or reckless disregard in the performance of its duties under the management agreement;

•	the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

•	our Manager is convicted (including a plea of nolo contendere) of a felony;

•	the dissolution of our Manager; and

•	change of control as defined in the management agreement of our Manager.

Our Manager may terminate the management agreement if we become required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event, in which case we would not be required to make a termination payment. Our Manager may decline to renew the management agreement by providing us with 180-days written notice, in which case we would not be required to make a termination payment. Our Manager may also terminate the management agreement upon 60-days written notice if we default in the performance of any material term of the management agreement and the default continues for a period of 30 days after written notice to us, whereupon we would be required to pay our Manager a termination fee.

We may not assign our rights or responsibilities under the management agreement without the prior written consent of our Manager, except in the case of an assignment to another REIT or other organization which is our successor, in which case such organization shall be bound by the terms of such assignment in the same manner as we are bound under the management agreement. Our Manager may generally only assign the management agreement with the written approval of a majority of our independent directors. Our Manager, however, may assign certain of its duties under the management agreement to any of its affiliates without the approval of our independent directors if such assignment does not require our approval under the U.S. Investment Advisers Act of 1940 and so long as our Manager remains liable for such affiliate performance.

Management Fees and Reimbursement of Expenses

We do not maintain an office or employ personnel. Instead we rely on the facilities and resources of our Manager to conduct our operations. Expense reimbursements to our Manager are made in cash on a monthly basis following the end of each month.

Base Management Fee

We will pay our Manager a base management fee monthly in arrears in an amount equal to1/12th of the following:

•	1.50% (per annum) of our stockholders’ equity up to $750 million; and

•	1.25% (per annum) of our stockholders’ equity in excess of $750 million.

For purposes of calculating the base management fee, our stockholders’ equity means the sum of the net proceeds from any issuances of our equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus our retained earnings at the end of such month (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any amount that we pay for repurchases of our common stock, and less any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income). This amount will be adjusted to exclude one-time events pursuant to changes in GAAP, and certain non-cash charges after discussions between our Manager and our independent directors and approved by a majority of our independent directors. The base management fee is payable independent of the performance of our investment portfolio.

Our Manager’s base management fee shall be calculated by our Manager within 30 days after the end of each month and such calculation shall be promptly delivered to us. We are obligated to pay the base management fee in cash within five business days after delivery to us of our Manager’s written statement setting forth the computation of the base management fee for such month.

Stock-Based Compensation

As a component of our Manager’s compensation under the management agreement, we may in the future issue employees of our Manager stock-based compensation under our 2008 equity incentive plan.

Reimbursement of Expenses

We pay all operating expenses, except those specifically required to be borne by our Manager under the management agreement. Our reimbursement obligation is not subject to any dollar limitation. The expenses required to be paid by us include, but are not limited to:

(i)	expenses incurred in connection with the issuance of our common stock and transaction costs incident to the acquisition, disposition and financing of our investments;

(ii)	costs of legal, tax, accounting, auditing, and other similar professional services rendered for us by third-party providers retained by our Manager or, if provided by employees of our Manager or its affiliates, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;

(iii)	the compensation and expenses of our directors (excluding the directors who are employees of our Manager or its affiliates) and the cost of liability insurance to indemnify our directors and officers;

(iv)	expenses associated with securities offerings by us;

(v)	costs associated with the establishment and maintenance of any of our credit facilities or other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of our securities offerings;

(vi)	expenses connected with communications to holders of our securities or of our subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by us to any transfer agent and registrar in connection with the listing and/or trading of our stock on any exchange, the fees payable by us to any such exchange in connection with its listing, costs of preparing, printing and mailing our annual report to our stockholders and proxy materials with respect to any meeting of our stockholders;

(vii)	costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third party vendors that is used solely for us;

(viii)	expenses incurred by managers, officers, employees and agents of our Manager for travel on our behalf and other out-of-pocket expenses incurred by managers, officers, employees and agents of our Manager in connection with the financing or refinancing of an investment and other indebtedness;

(ix)	costs and expenses incurred on our behalf with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;

(x)	compensation and expenses of our custodian and transfer agent incurred on our behalf, if any;

(xi)	the costs incurred on our behalf of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

(xii)	all taxes and license fees;

(xiii)	all insurance costs incurred in connection with the operation of our business except for the costs attributable to the insurance that our Manager elects to carry for itself and its employees;

(xiv)	expenses relating to any office(s) or office facilities, including but not limited to disaster backup recovery sites and facilities, maintained for us or our investments separate from the office or offices of our Manager;

(xv)	expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board of Directors to or on account of holders of our securities or of our subsidiaries, including, without limitation, in connection with any dividend reinvestment plan; and

(xvi)	all other expenses actually incurred by our Manager (except as described below) which are reasonably necessary for the performance by our Manager of its duties and functions under the management agreement.

We will not reimburse our Manager for the salaries and other compensation of its employees, except for the allocable share of the compensation of our chief financial officer and employees hired by our Manager as in-house accounting, legal and back-office resources, based on the time they spend on our affairs. Our manager will be responsible for the compensation of our chief executive officer, chief investment officer and our Manager’s investments professionals, which will not be reimbursed by us.

In April 2008, our Manager hired Steven M. Sherwyn as an officer to act as our Chief Financial Officer. Our Manager currently anticipates that Mr. Sherwyn will devote substantially all of his business time to our affairs, although our Manager is not required under the Management Agreement to cause Mr. Sherwyn to devote a specified percentage of his time to our affairs. We will reimburse our Manager for our allocable share of the costs of Mr. Sherwyn’s employment by our Manager. Our allocable share of those costs will be determined based upon the amount of Mr. Sherwyn’s time that is devoted to our affairs. For the foreseeable future, we expect to be responsible for 100% of the costs of Mr. Sherwyn’s employment because he will be spending substantially all of his time working on our affairs. We will reimburse our Manager for Mr. Sherwyn’s compensation because our Manager recently hired Mr. Sherwyn primarily for the purpose of working on our business, whereas our chief executive officer and chief investment officer have been employed by our Manager for a number of years and work on other matters for our Manager.

Mr. Sherwyn will be paid a salary of $200,000 and for 2008 he will receive a guaranteed minimum bonus of $200,000 by our Manager. After 2008, Mr. Sherwyn will be eligible to receive a discretionary bonus from our Manager.

In addition, we may be required to pay our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates required for our operations.

Conflicts of Interest

We are dependent on our Manager for our day-to-day management and do not have any independent officers or employees. Our officers and our non-independent directors also serve as officers and employees of our Manager. Our management agreement with our Manager was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated at arm’s length with an unaffiliated third party. In addition, the ability of our Manager to engage in other business activities may reduce the time it and its officers and employees spend managing us.

Our Manager has discretionary investment authority over approximately 83 different accounts as of December 31, 2007. As of December 31, 2007, the FFTW group managed approximately $7.5 billion of assets invested in residential and commercial mortgage-backed securities on behalf of approximately 102 institutional clients. As of December 31, 2007, our Manager acted as subadvisor for 8 funds. As of May 31, 2008,  FFTW Group manages 12 accounts that are primarily invested in Agency RMBS and 67 accounts that invest, but not primarily, in Agency and non-Agency RMBS. All of these accounts and funds may compete with us for investment opportunities. Our Manager has an investment allocation policy in place so that we may share equitably in all investment opportunities with other client accounts of our Manager. To the extent our business evolves in such a way to give rise to conflicts not currently addressed by the investment allocation policy, our Manager may need to refine their policy to handle any such situations.

The ability of our Manager and its officers and employees to engage in other business activities may reduce the time our Manager spends managing us. Further, during turbulent conditions in the mortgage industry, distress in the credit markets or other times when we will need focused support and assistance from our Manager, other clients of our Manager will likewise require greater focus and attention, placing their resources in high demand. In such situations, we may not receive the necessary support and assistance we require or would otherwise receive if we were internally managed or if our Manager did not act as a manager for other entities.

We have agreed to pay our Manager a base management fee that is not tied to our performance. The base management fee component may not sufficiently incentivize our Manager to generate attractive, risk-adjusted returns for us.

It is difficult and costly to terminate the management agreement we have entered into with our Manager without cause. Our independent directors will review our Manager’s performance and the management fees annually, and following the initial term, the management agreement provides that it may be terminated annually by us without cause upon the affirmative vote of at least two-thirds of our independent directors or by a vote of the holders of at least a majority of the outstanding shares of our common stock (other than those shares held by our Manager or its affiliates), based upon: (i) our Manager’s unsatisfactory performance that is materially detrimental to us or (ii) our determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. Our Manager will be provided 180-days prior notice of any such termination. Upon such termination, we will pay our Manager a termination payment equal to three times the average annual base management fee earned by our Manager during the prior 24-month period before such termination, calculated as of the end of the most recently completed fiscal quarter. These provisions may increase the effective cost to us of terminating the management agreement, thereby adversely affecting our ability to terminate our Manager without cause.

Our Manager may terminate the management agreement if we become required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination payment. Our Manager may also decline to renew the management agreement by providing us with 180-days written notice, in which case we would not be required to pay a termination payment.

The management agreement provides that our Manager will not assume any responsibility other than to provide the services called for by the management agreement. It further provides that our Manager will not be responsible for any action of our Board of Directors in following or declining to follow its advice or recommendations. Our Manager, its officers, managers and employees will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except because of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. We have agreed to indemnify our Manager, its officers, stockholders, managers, directors, officers, employees, any person controlling or controlled by the Manager and any person providing sub-advisory services to the Manager, with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement.

Resolution of Potential Conflicts of Interest and Allocation of Investment Opportunities

Our Manager will abide by its investment allocation policy and thus will offer us the right to participate in all investment opportunities that it determines are appropriate for us in view of our investment objectives, policies and strategies and other relevant factors, subject to the exception that, in accordance with its allocation policy, we might not participate in each such opportunity but will on an overall basis equitably participate with its other clients in all such opportunities. Our Manager allocates investments to eligible accounts based on its clients’ specific investment guidelines, including us, and based on current demand according to the market value of the account (which is the amount of available capital that, consistent with such account’s investment parameters, may be invested in a proposed investment). For certain transactions that cannot be allocated on a pro rata basis, such as in the case of ‘‘whole pool’’ trades, our Manager will endeavor to allocate such purchases over time in a fair and equitable manner. The allocation policy is determined by our Manager’s chief compliance officer to ensure fair and equitable investment allocation to all accounts in accordance with the 1940 Act.

To avoid any actual or perceived conflicts of interest with our Manager, an investment in any security structured or managed by our Manager, and any sale of our assets to our Manager and its affiliates or to an entity managed by our Manager and its affiliates, will be approved by a majority of our independent directors. BNP Paribas and its affiliates may act as a broker or dealer for our investments and may act as a lender to us in the future in exchange for customary compensation. Our independent directors expect to establish in advance parameters within which BNP Paribas and its affiliates may act as our counterparty and provide broker, dealer and lending services to us in order to enable transactions to occur in an orderly and timely manner.

Our Manager does not have an allocation policy governing sources of financing. We intend to finance our investments primarily through repurchase agreements which we will enter into directly with counterparties. We expect that decisions by counterparties to make financing available to us will be based primarily on the nature, quality and value of our assets. It is possible that we may compete with other clients of our Manager in seeking financing for Agency RMBS investments.

Management

Our Directors and Officers

Our Board of Directors will consist of seven members. We have appointed one director. We have nominated six additional persons to be directors, each of whom will join our Board of Directors at the closing of this offering. Our Board of Directors has determined that our director nominees satisfy the listing standards for independence of the New York Stock Exchange, or NYSE.

The following sets forth certain information with respect to our directors and officers:

Name	Age	Position Held with Us
O. John Olcay	71	Chairman of the Board of Directors; Chief Executive Officer
John P. Carey	44	Chief Investment Officer; Director Nominee
Joseph M. Donovan*	53	Director Nominee
Wallace A. Little*	61	Director Nominee
Adolfo F. Marzol	47	Director Nominee
Ronald I. Simon*	69	Director Nominee
John C. Wilcox*	65	Director Nominee
Steven M. Sherwyn	47	Chief Financial Officer
Robin Meister	49	Chief Legal Officer; Secretary
*	Denotes independent director nominee.

Biographical Information

Directors

Upon the expiration of their current terms at the annual meeting of stockholders in 2009, our directors will each be elected to serve a term of one year. Our bylaws provide that a majority of the entire Board of Directors may, at any regular or special meeting called for that purpose, increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than the minimum number required by the Maryland General Corporation Law, or MGCL nor more than 15. Set forth below are the names and certain information on each of our Directors and nominees to be Directors.

O. John Olcay, age 71, has served as our chairman and acting principal executive officer since inception. Mr. Olcay joined FFTW in 1983. He is a vice chairman on the Board of Directors of FFTW and chairman of the Strategy Committee of the Board of FFTW. He is a member of the Management Committee of FFTW. In addition, Mr. Olcay is responsible for product strategy and development as head of structured finance for FFTW. Previously, Mr. Olcay was a partner of W. Greenwell & Co. in London, a leading fixed-income investment firm from 1970 to 1980. While at Greenwell, starting in 1974, he began working with FFTW on a joint effort to provide investment advice to foreign central banks and international companies on their US dollar portfolios. Prior to joining Greenwell, Mr. Olcay was vice president and associate economist at the Bank of New York from 1961 to 1970 and a director of the Bank of New York International Corporation from 1966 to 1970. Mr. Olcay holds an MBA from the Wharton School of the University of Pennsylvania. He earned his BA degree in economics and English literature from Robert College. Until his statutory term ended in April 2008, he had served for 15 years on the Supervisory Board of Aegon Insurance Group of the Netherlands since May 1993, more recently as Vice Chairman of the Board from 2003 to 2008 and Chairman of the Risk Committee from 2007 to 2008. He is Chairman of FFTW KK, Tokyo, Chairman of FFTW Singapore and Vice Chairman of Charter Atlantic Corporation. He also serves as Chairman of FFTW Funds Selection in Luxembourg and FFTW Funds in Dublin.

John P. Carey CFA, age 44, has served as our chief investment officer since inception. Mr. Carey also serves as managing director of our Manager. He has been with FFTW since 1998. He is a member of FFTW’s Investment Strategy Group and head of the Structured Securities Team. Mr. Carey is the product manager for FFTW’s Mortgage and Short Duration portfolios. He is responsible for the strategy and the investment decisions within the mortgage sector. He is the portfolio manager for central bank and official institution clients, for separately managed institutional portfolios and for mutual fund clients. Mr. Carey was previously a Limited Partner at Atlantic Portfolio Analytics and Management, or APAM, from 1997 to 1998, where he traded Mortgage-Backed Securities and Agency CMOs. Prior to joining APAM, Mr. Carey was Senior Vice President in charge of Secondary Marketing for the Chase Manhattan Mortgage Corporation from 1991 to 1997. Mr. Carey holds a M.B.A. in Finance from New York University and a B.A. in Mathematical Economics from Colgate University. He is a Chartered Financial Analyst and a member of the New York Society of Security Analysts.

Ronald I. Simon, Ph.D., age 69, is a nominee to our Board of Directors. Dr. Simon is a private investor and financial consultant to businesses. From March 2003 through February 2006, when it was acquired by Wachovia Corp., Dr. Simon was a Director of WFS Financial, Inc., a large publicly-traded automobile finance company. He was a director of Collateral Therapeutics from 1999 until its acquisition by Schering A.G. in 2002. Since January 2006, he has been a director of Cardium Therapeutics, a company formed to acquire and carry on the research and development of gene therapy to treat heart disease, which was originally developed by Collateral Therapeutics and then continued by Schering. From 1995 to 2002, Dr. Simon was a Director of SoftNet Systems, Inc., and during 2001, he served as acting Chairman, Chief Executive Officer and Chief Financial Officer of the company. Since 2002, he has been a director of its successor company, American Independence Corp., a holding company engaged principally in the health insurance and reinsurance business. He was a director of BDI Investment Corporation, a closely held regulated investment company, from February 2003 until its liquidation in February 2005. He served as Chief Financial Officer of Wingcast, Inc., a developer of automotive telematics owned by Ford Motor and Qualcomm, Inc. from 2001 to 2002. He also served as Executive Vice President and Chief Financial Officer of Western Water Company from 1997 to 2000, and a director of the company from 1999 through 2001. Dr. Simon earned a B.A. from Harvard University, an M.A. from Columbia University, and a Ph.D. from Columbia University Graduate School of Business.

John C. Wilcox, age 65, is a nominee to our Board of Directors. Mr. Wilcox has been the Senior Executive and Board Chairman of Sodali Ltd, a firm providing consulting and transactional services to listed companies in Europe, Asia and developing markets since February 1, 2008. He is also an independent consultant on corporate governance to TIAA-CREF, where he served as Senior Vice president and Head of Corporate Governance from 2005 to 2008. Prior to joining TIAA-CREF he was chairman of Georgeson & Company, Inc. from June 1992 to April 2005. During his career he has specialized in corporate governance, investor relations, proxy voting, corporate control transactions, capital markets regulation and director education. Mr. Wilcox’s memberships include: the Society of Corporate Secretaries and Governance Professionals and its Securities Law Committee; the National Investor Relations Institute; the American Bar Association − Committee on Corporate Laws; the National Association of Corporate Directors − NY Chapter Advisory Board; the International Corporate Governance Network, where he served on the Board of Governors and chairs the Committee on Cross-Border Voting Practices; the Council of Institutional Investors; the Aspen Institute Corporate Values Strategy Group; the Committee for Economic Development − Subcommittee on Corporate Governance and Capital Markets. He serves on the Board of Trustees of the Woodrow Wilson National Fellowship Foundation and Bennington College. Mr. Wilcox received a B.A. from Harvard College, where he was a member of Phi Beta Kappa, an M.A. from the University of California, Berkeley, where he studied as a Woodrow Wilson Fellow, a J.D. from Harvard Law School and an LL.M. degree from New York University Graduate School of Law.  He is a member of the American and New York Bar Associations.

Joseph M. Donovan, age 53, is a nominee to our Board of Directors. Prior to his retirement in January 2007, Mr. Donovan was chairman of Credit Suisse’s asset-backed securities and debt financing group, which he led for nearly seven years. Prior thereto, Mr. Donovan was a managing director and head of asset finance at Prudential Securities from 1998 to 2000 and Smith Barney from 1995 to 1997.

Mr. Donovan began his banking career at The First Boston Corporation in 1983, ultimately becoming a managing director at CS First Boston, where he served as Chief Operating Officer of the Investment Banking Department from 1992 to 1995. Mr. Donovan is a director of Babcock & Brown Air Limited and RAM Holdings, Ltd. Mr. Donovan received his MBA from The Wharton School and has a degree in Accountancy from the University of Notre Dame.

Wallace A. Little, age 61, is a nominee to our Board of Directors. Mr. Little, who is a retired partner for the Structured Finance Advisory Services Group at Ernst & Young LLP, focused almost exclusively on the market for residential mortgage backed securities, and in particular the Government and Agency MBS sector. From 1980 to 2005, Mr. Little was a tax partner at Ernst & Young LLP. Mr. Little’s background includes designing and executing capital market access strategies for clients, advising specialty finance companies including mortgage finance institutions on loan underwriting, transaction analysis, mergers and acquisitions, dispositions, debt and equity offerings, joint ventures and strategic alliances. From 1994 to 2003, Mr. Little served as the Partner in Charge of the Ginnie Mae Financial Advisory Team. Prior to his experience with Ernst & Young, Mr. Little was employed in the audit, financial accounting and tax practices of PricewaterhouseCoopers LLP and Deloitte LLP. Mr. Little received his JD from the University of San Francisco, School of Law and has a degree in Business Administration with Accounting Concentration from San Francisco State University. Mr. Little is a Certified Public Accountant in the State of California.

Adolfo F. Marzol, age 47, is a nominee to our Board of Directors. Mr. Marzol is currently working as a consultant to financial institutions in the areas of mortgage risk management, measurement, policy and governance. Mr. Marzol may in the future be retained by FFTW as a consultant in these areas. In October 2006, Mr. Marzol was elected to the Board of Directors of Doral Financial, a NYSE-listed banking enterprise located in Puerto Rico. While on the Doral Board, Mr. Marzol chaired the Risk Policy Committee with responsibility for interest rate, credit and operational risk. Mr. Marzol also served as the Chairman of the Board of Smithsonian Business Ventures, a non-profit organization which oversaw the business units of the Smithsonian Institution, Washington D.C. From February 1996 to January 2006, Mr. Marzol served at Fannie Mae, six years as Executive Vice President and Chief Credit Officer and his final year as Fannie Mae’s first Chief Risk Officer, in an interim capacity. Prior thereto, Mr. Marzol served from September 1988 to December 1995 with Chase Manhattan Mortgage Corp. At Chase Manhattan Mortgage, Mr. Marzol served in increasingly senior positions, ending as Executive Vice President and Chief Financial Officer. Prior positions included Senior Vice President of Risk Management (the equivalent of Head of Secondary Marketing) and Vice President of Corporate Development. Mr. Marzol started his mortgage finance career with Equitable Mortgage Resources Inc., with his final position prior to joining Chase Manhattan Mortgage as Vice President of Finance and Treasurer. Mr. Marzol received his M.A. in Finance from the University of Florida and holds a bachelor’s degree in Economics from the University of Florida.

Officers

Steven M. Sherwyn, age 47, has been appointed as our chief financial officer, effective April 28, 2008. Prior to joining us, Mr. Sherwyn was, from inception, the chief financial officer and treasurer of Quadra Realty Trust, Inc., a NYSE listed commercial mortgage REIT externally managed by Hypo Real Estate Capital Corporation. Mr. Sherwyn joined Hypo in May of 2004 and, prior to the formation of Quadra, served as a director in charge of contract finance and as a senior director and head of strategic business opportunities. He was named a managing director in 2007. Prior to joining Hypo, Mr. Sherwyn held a number of senior positions in the asset-backed and mortgage-backed industry for several firms including The Winter Group, a residential mortgage conduit, SG Cowen Securities, Corp., Daiwa Securities America Inc. and Oppenheimer & Co., Inc. and was a practicing tax lawyer for seven years. Mr. Sherwyn holds a B.S. in Economics from the Wharton School of the University of Pennsylvania, a J.D. from Stanford University Law School and a LL.M. in Taxation from New York University School of Law. He is a member of the legal bars of New York and New Jersey and holds a certified public accountant license (which is currently inactive).

Robin Meister, age 49, has served as our chief legal officer since inception. Ms. Meister is also the chief legal and risk officer, chief compliance officer and managing director of our Manager. She joined

FFTW’s New York office in 1997. Ms. Meister is head of Risk Oversight Group and has responsibility for legal, regulatory and investment compliance matters relating to FFTW’s and its affiliate, Malbec Partners’, businesses worldwide. She also supervises FFTW’s Risk Oversight Group, whose responsibilities include ensuring investment compliance for client portfolios, negotiation and maintenance of client agreements, general corporate and counterparty contracts, and coordination with external regulators. Prior to joining FFTW, Ms. Meister worked in private practice representing various financial institutions. She began her legal career as an associate general counsel in the General Counsel’s Office of Lehman Brothers and its predecessor organizations. Ms. Meister holds a BS in business administration and a BA in economics from the State University of New York at Albany and a JD from New York Law School. She is a member of the Bars of New York and New Jersey.

Key Personnel at FFTW

Jeffrey Trongone, age 51, served as our acting principal financial officer and principal accounting officer through April 28, 2008. Mr. Trongone is also responsible for our Manager’s Alternative Products business line, an alternatives platform branded Malbec Partners. His responsibilities include sourcing teams, management of general operations, business development and investor relations, and overall business unit profits. Mr. Trongone joined FFTW’s New York office in 2006. He also serves as chief financial officer of FFTW where he is responsible for assessing product and market opportunities and costs, developing realistic and actionable plans to improve profitability, monitoring performance against those plans, and providing product managers and senior management with the appropriate financial information so that they have a full context for decision making. He also provides leadership and direction to the Finance & Accounting Team and ensures the development of timely and accurate financial reports and forecasts and that adequate controls are in place to safeguard assets, optimize use of funds, generate cash, and comply with all regulatory requirements. Mr. Trongone was formerly an independent consultant and chief operating officer for both Xerion Capital Partners and Third Point LLC, prominent hedge funds from 2004 to 2005. Prior to that, he worked for JP Morgan’s asset management business as managing director and chief financial officer from 1999 to 2003 and at Chancellor Capital Management as managing director and chief operating officer from 1988 to 1997. Mr. Trongone began his career at KPMG. He is a Certified Public Accountant and has a BS in accounting from Fordham University.

Keith Rosenbloom, age 38, joined FFTW in January 2006 as a portfolio manager in the Structured Securities and Short Duration Team in New York. His responsibilities include managing mortgage-backed securities portfolios and the mortgage-backed securities portion of aggregate portfolios, and identifying relative value opportunities within the mortgage-backed securities market. Mr. Rosenbloom joined from Gracie Square, LLC, where he was a portfolio manager for levered high grade structured product portfolios from July 2004 to December 2005. Prior to this, Mr. Rosenbloom was a managing director and senior portfolio manager at PartnerRe Asset Management from October 2002 to July 2004 and his responsibilities included managing the structured product component of the insurance company’s assets. His other experiences include Alliance Capital where he was a vice president from October 2000 to September 2002 and Sanford Bernstein where he was a principal from February 1993 to October 2000. Mr. Rosenbloom holds a BA in economics with a dual concentration in finance and real estate from the Wharton School of Business at the University of Pennsylvania.

Frank J. Jaccarino, age 33, joined FFTW in 1999 and is currently a member of the Structured Securities and Short Duration Team in New York. His responsibilities include managing the commercial mortgage-backed securities and asset-backed securities portions of aggregate, MBS, and short duration portfolios, and identifying relative value opportunities within the commercial mortgage-backed securities and asset-backed securities markets. Prior to joining the Structured Securities desk, Mr. Jaccarino worked as a performance analyst in FFTW’s Global Securities Operations Team from 1999 to 2001. He holds an MBA in finance from St. John’s University and a BS in accounting from CUNY-College of Staten Island. He is a member of the New York Society of Security Analysts and a member of the CFA Institute.

Maureen Sheehy, age 28, joined FFTW in 2001 and is a member of the Structured Securities and Short Duration Team in New York. Currently, she is responsible for the management of money market positions and portfolios. She is also responsible for financing short cash and security positions as well as for ensuring that all cash balances are efficiently invested. Previously, Ms. Sheehy worked as a performance analyst in FFTW’s Global Securities Operations Team responsible for the analysis and reporting of portfolio performance from 2002 to 2003. She holds a BA in finance from Villanova University.

Matt D. Slootsky, age 31, joined FFTW in June 1999 and is a member of the Structured Securities and Short Duration Team in New York. His responsibilities include managing mortgage-backed securities portfolios and the mortgage-backed securities portion of aggregate portfolios, and identifying relative value opportunities within the mortgage-backed securities market. Prior to joining the mortgage desk, Mr. Slootsky worked in FFTW’s Global Securities Operations Team as a performance analyst from 1999 to 2001. Before joining FFTW, he worked as a sales assistant in Morgan Stanley’s Institutional Equity Sales Department from 1997 to 1999. Mr. Slootsky earned a BS in accounting from the University of Delaware.

Ken O’Donnell, age 41, joined FFTW in 2002 and is a member of the Structured Securities and Short Duration Team in New York. Mr. O’Donnell is responsible for the management of money market, short and short- intermediate portfolios. The portfolios for which he is responsible consist of structured securities, primarily of asset-backed and mortgage-backed securities as well as agency and US government securities. Prior to joining FFTW, Mr. O’Donnell was with Standish Mellon Asset Management in Boston from 1998 to 2002. There, he worked as an asset-backed security specialist in the structured products group. His primary responsibilities included managing asset-backed securities, mortgage-backed securities and commercial mortgage-backed securities exposures for a diversified group of client portfolios. Prior to entering the finance industry, Mr. O’Donnell worked as a mechanical engineer in the Commercial Systems’ Group of the TRANE Company in Boston from 1992 to 1998. He holds an MS in finance from Boston College and a BS in mechanical engineering from Syracuse University. He is a member of the New York Society of Security Analysts and the CFA Institute.

Jeff Morton, age 32, joined FFTW in 2007 and is a member of the Structured Securities and Short Duration Team in New York. He is responsible for the management of security and portfolio duration, pricing, and trade allocation of structured products. Prior to joining FFTW, Mr. Morton was vice president of fixed income at Credit Suisse from 2003 to 2007 responsible for portfolio analysis, attribution, and index and performance information. Prior to this, Mr. Morton was vice president of portfolio compliance at BlackRock from 1997 to 2003 where he was responsible for portfolio compliance and operations data control. He holds a BS in industrial management and economics from the Carnegie Mellon University. He is a member of the New York Society of Security Analysts and a member of the CFA Institute.

Sally Chen, age 34, joined FFTW in January 2006 as the primary analyst for US economic research. In addition to her US responsibilities, Ms. Chen coordinates macroeconomic analysis for Japan, the Euro-area and UK. In this capacity, Ms. Chen reports to David Marmon, Head of the Governments & Multi-Sector Team at FFTW. She facilitates firm-wide discussions on global economic and asset market developments and chairs the weekly Investment Strategy Group meeting. Prior to this, Ms. Chen worked for the Federal Reserve Bank of New York, where she spent six years on the Open Markets Desk, covering G3 interest rates, currencies and mortgages from 1999 to 2006. Ms. Chen holds a BA in economics from Wellesley College and an MPA in economics and public finance from Columbia University (1999).

Corporate Governance — Board of Directors and Committees

Our business is managed by our Manager, subject to the supervision and oversight of our Board of Directors, which has established investment guidelines for our Manager to follow in its day-to-day management of our business. A majority of our Board of Directors is ‘‘independent,’’ as determined by the requirements of the NYSE and the regulations of the SEC. Our directors keep informed about our business at meetings of our board and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers.

Audit Committee

Our Board of Directors has established an audit committee, which is composed of Messrs. Simon, Donovan and Little, each of whom is an independent director. Mr. Simon chairs our audit committee and qualifies as an audit committee financial expert, as that term is defined by the SEC. Each of the members of the audit committee is ‘‘financially literate’’ under the rules of the NYSE. The committee assists the board in overseeing:

•	our accounting and financial reporting processes;

•	the integrity and audits of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent registered public accounting firm; and

•	the performance of our independent registered public accounting firm and any internal auditors.

The audit committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Our Board of Directors has determined that all of the directors serving on the audit committee are independent members of the audit committee under the current NYSE independence requirements and SEC rules. We believe that, at the pricing of the offering, the audit committee will meet the requirements for independence under, and the functioning of the audit committee will comply with, current rules of the SEC and NYSE.

Compensation Committee

Our Board of Directors has established a compensation committee, which is composed of Messrs. Donovan, Simon and Wilcox, each of whom is an independent director. Mr. Donovan chairs the compensation committee, whose principal functions are to:

•	evaluate the performance of our officers;

•	evaluate the performance of our Manager;

•	review the compensation and fees payable to our Manager under our management agreement;

•	recommend to the Board of Directors the compensation for our independent directors; and

•	administer the issuance of any securities under our equity incentive plan to our employees or the employees of our Manager.

Our Board of Directors has determined that all of the directors serving on the compensation committee are independent members of the compensation committee under the current NYSE independence requirements and SEC rules. We believe that, at the pricing of the offering, the compensation committee will meet the requirements for independence under, and the functioning of the committee will comply with, current rules of the NYSE, taking into account the relevant transition rules for IPO issuers.

Nominating and Corporate Governance Committee

Our Board of Directors has established a nominating and corporate governance committee, which is composed of Messrs. Wilcox, Little and Donovan, each of whom is an independent director. Mr. Wilcox chairs the committee, which is responsible for seeking, considering and recommending to the full Board of Directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders. It also periodically prepares and submits to the board for adoption the nominating and corporate governance committee’s selection criteria for director nominees. It reviews and makes recommendations on matters involving general operation of the Board of Directors and our corporate governance, and annually recommends to the board nominees for each committee of the Board of Directors. In addition, the nominating and corporate governance committee annually facilitates the assessment of the Board of Directors’ performance as a whole and of the individual directors and reports thereon to the board.

Our Board of Directors has determined that all of the directors serving on the nominating and corporate governance committee are independent members of the nominating and corporate governance committee under the current NYSE independence requirements and SEC rules. We believe that, at the pricing of the offering, the nominating and corporate governance committee will meet the requirements for independence under, and the functioning of the committee will comply with, current rules of the NYSE, taking into account the relevant transition rules for IPO issuers.

Code of Business Conduct and Ethics

Our Board of Directors will establish a code of business conduct and ethics that applies to our officers, directors and employees and to our Manager’s officers, directors and employees when such individuals are acting for or on our behalf. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our officers or directors may be made only by our Board of Directors or one of our board committees and will be promptly disclosed as required by law or stock exchange regulations.

Director Compensation

Any member of our Board of Directors who is also an employee of our Manager is referred to as an excluded director. Each excluded director will not receive additional compensation for serving on our Board of Directors. Each non-excluded director will receive an annual fee for their services of $50,000 in cash ($55,000 for the chairperson of the audit committee). Directors may be provided with the right to defer the receipt of payment of such fees. We will also reimburse our directors for their travel expenses incurred in connection with their attendance at full board and committee meetings.

We intend to make an initial grant of          shares of restricted common stock to each of Messrs. Donovan, Little, Marzol and Wilcox and          shares of restricted common stock to Mr. Simon at the closing of the offering, in each case subject to a one year vesting period. Our non-excluded directors will also be eligible to receive an annual grant of a number of shares of restricted common stock equal to a number of shares of our common stock with an aggregate market value of $50,000 ($55,000 for the chairperson of the audit committee) as of the date of each annual shareholders meeting and other stock-based awards under our equity incentive plan. The initial and annual grants will be subject to a one year vesting period.

We have not made any payments to our non-excluded director nominees as the date of this prospectus.

Executive Compensation

We have not paid, and we do not intend to pay, any annual cash compensation to our officers for their services as officers. Our officers will be compensated by our Manager. However our Manager will charge us our allocable share of the compensation expense of our chief financial officer, see ‘‘Management — Management Fees, Executive Compensation and Reimbursement of Expenses.’’

Equity Incentive Plan

We will adopt an equity incentive plan to provide incentives to independent directors, officers or employees of us or our Manager and its affiliates, and other service providers to stimulate their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain personnel. The equity incentive plan will be administered by the compensation committee of our Board of Directors. Unless terminated earlier, our equity incentive plan will terminate in 2018, but will continue to govern unexpired awards. Our equity incentive plan provides for grants of restricted common stock, restricted common stock units, options and other equity-based awards up to an aggregate of 6% of the issued and outstanding shares of our common stock (on a fully diluted basis and including shares to be sold to Charter Atlantic Corporation, an affiliate of BNP Paribas and the parent company of our Manager, simultaneously with this offering and shares to be sold pursuant to the underwriters’ exercise of their over-allotment option) at the time of the award, subject to a ceiling of 40 million shares available for issuance under the plan. In making awards under the plan, our Board of Directors or the compensation committee, as applicable, may consider the recommendations of our Manager as to the personnel who should receive awards and the amounts of the awards.

Our equity incentive plan will permit the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Internal Revenue Code, and stock options that do not qualify as incentive stock options. The exercise price of each stock option may not be less than 100% of the fair market value of our shares of common stock on the date of grant. The compensation committee will determine the terms of each option, including when each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options become vested and exercisable in installments and the exercisability of options may be accelerated by the compensation committee.

Our equity incentive plan will also permit the granting of shares of our common stock in the form of restricted common stock. A restricted common stock award represents an award of shares of common stock that may be subject to forfeiture (vesting conditions), restrictions on transferability and such other restrictions, if any, as the compensation committee may impose at the date of grant. The shares may vest and the restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as our compensation committee may determine.

Our equity incentive plan will also permit the granting of restricted common stock units (generally referred to under the equity incentive plan as phantom shares). Restricted common stock units confer on the participant the right to receive cash, common stock or other property, as determined by the plan administrator, having a value equal to the value of one share of our common stock for each awarded restricted common stock unit. Unless otherwise determined by the compensation committee of the Board of Directors, the holders of awards of restricted common stock or restricted common stock units will be entitled to receive dividends or, in the case of restricted common stock units, dividend equivalents, which in either case will be payable at such time that dividends are paid on outstanding shares.

Unrestricted shares of common stock, which are shares of common stock awarded at no cost to the participant or for a purchase price determined by the compensation committee, may also be issued under our equity incentive plan. The compensation committee may also grant shares of our common stock, phantom shares, stock appreciation rights, performance awards, dividend equivalent rights, and other stock and non-stock-based awards under the incentive plan. These awards may be subject to such conditions and restrictions as the compensation committee may determine, including, but not limited to, the achievement of certain performance goals or continued employment with us through a specific period.

Our Board of Directors may at any time amend, alter or discontinue the incentive plan, but cannot, without a participant’s consent, take any action that would diminish any of the rights of such participant under any award granted under the plan. Approval of the stockholders, however, will be required for any amendment that would, other than through adjustment as provided in the incentive plan:

•	increase the total number of shares of our common stock reserved for issuance under the incentive plan;

•	change the class of eligible participants under the incentive plan;

•	reprice any option or stock appreciation right; or

•	otherwise require such approval.

Our equity incentive plan provides that the compensation committee of our Board of Directors has the discretion to provide that all or any outstanding options and stock appreciation rights will become fully exercisable, all or any outstanding stock awards will become vested and transferable and all or any outstanding performance shares and incentive awards will be earned, all or any outstanding awards may be cancelled in exchange for a payment of cash or all or any outstanding awards may be substituted for awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the equity incentive plan if there is a change in control of us.

Under our equity incentive plan, a change in control is defined as the occurrence of any of the following events: (i) the acquisition of more than 50% of our voting shares by any person; (ii) the sale or disposition of all or substantially all of our assets; (iii) a merger, consolidation or statutory share exchange where our stockholders immediately prior to such event hold less than 50% of the voting power of the surviving or resulting entity; (iv) during any two year period our directors, including subsequent directors recommended or approved by our directors, at the beginning of such period cease to constitute a majority of our Board of Directors; (v) stockholder approval of our liquidation or dissolution; (vi) a sale of substantially all of our assets, or (vii) the adoption by our Board of Directors of a resolution to the effect that, in its judgment, as a consequence of any transaction or event, a change in control has effectively occurred, except, in the case of clauses (i) through (vi), if the change of control results from a transaction between us and our Manager or an affiliate of our Manager or from a termination of the management agreement for cause.

Equity Compensation Plan Information

The following table presents information as of June 11, 2008 with respect to compensation plans under which shares of our common stock are authorized for issuance.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Available for Future Issuance Under Equity Compensation Plans(1)
Equity Compensation Plans Approved by Stockholders	0	N/A
Equity Compensation Plans Not Approved by Stockholders	N/A	N/A	N/A
Total	0	N/A

(1)	The amount does not give effect to the shares of restricted common stock approved to be issued to directors under our equity incentive plan, which was approved by our Board of Directors and shareholder on May 29, 2008.

Restricted Common Stock Unit Awards

We have approved making grants at the closing of this offering of an aggregate of              restricted common stock units, subject to a one year vesting period, to Messrs. Donovan, Little, Marzol, Simon and Wilcox, each of whom is one of our director nominees. The              shares of restricted common stock approved as grants to our independent directors represent approximately     % of the issued and outstanding shares of our common stock (on a fully diluted basis after giving effect to the shares issued in this offering and including shares to be sold to Charter Atlantic Corporation, an affiliate of BNP Paribas and the parent company of our Manager, simultaneously with this offering but excluding any shares to be sold pursuant to the underwriters’ exercise of their over-allotment option) based on the assumption that                    shares of our common stock will be issued in this offering. We will make dividend equivalent distributions on restricted common stock units whether or not vested.

Indemnification and Limitation on Liability; Insurance

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, manager, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur because of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, manager, partner or trustee and who is made, or threatened to be made, a party to the proceeding because of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur because of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party because of his or her service in such capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party because of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.

Under Maryland law, however, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

We expect to enter into indemnification agreements with each of our directors and officers that provide for indemnification to the maximum extent permitted by Maryland law. We are also in the process of obtaining, and expect to obtain before the closing of this offering, a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers because of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act.

 Principal Stockholders

Immediately prior to the completion of this offering, there will be 100 shares of common stock outstanding and one stockholder of record. At that time, we will have no other shares of capital stock outstanding. The following table sets forth certain information, prior to and after this offering, regarding the ownership of each class of capital stock by:

•	each of our directors and director nominees;

•	each of our officers;

•	each holder of 5% or more of each class of our capital stock; and

•	all of our directors, director nominees and officers as a group.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as shares of restricted common stock that are currently vested or which are scheduled to vest within 60 days).

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, 200 Park Avenue, 46th floor, New York, NY 10166.

Percentage of Common Stock Outstanding
	Immediately Prior to This Offering		Immediately After This Offering(1)(2)
Name	Shares Owned	Percentage	Shares Owned	Percentage
BNP Paribas(1)	100	100%		%
O. John Olcay	—	—	—	—
John P. Carey	—	—	—	—
Joseph M. Donovan	—	—		*
Wallace A. Little	—	—		*
Adolfo F. Marzol	—	—		*
Ronald I. Simon	—	—		*
John C. Wilcox	—	—		*
Steven M. Sherwyn	—	—	—	—
Robin Meister	—	—	—	—
All directors and executive officers as a group	—	—		*

*	Less than 1%.
(1)	BNP Paribas is the indirect controlling shareholder of Charter Atlantic Corporation which will purchase shares of our common stock simultaneously with this offering. The business address of BNP Paribas is: 16 Boulevard Des Italiens, Paris, France F-75009. BNP Paribas is also the indirect controlling shareholder of FFTW which acquired 100 shares of our common stock at the time of our initial capitalization.
(2)	Assumes no exercise of the underwriters’ over-allotment option.

 Certain Relationships and Related Transactions

Management Agreement

We will enter into a management agreement with our Manager pursuant to which it will provide the day-to-day management of our operations. The management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our Board of Directors. See ‘‘Our Manager and the Management Agreement — Management Agreement.’’

Our chief executive officer, chief investment officer, chief financial officer, and secretary also serve as officers and employees of our Manager. As a result, the management agreement between us and our Manager negotiated between related parties, and the terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. See ‘‘Our Manager and the Management Agreement — Conflicts of Interest’’ and ‘‘Risk Factors — Risks Associated with Our Management and Relationship with Our Manager — There are conflicts of interest in our relationship with our Manager which could result in decisions that are not in the best interests of our stockholders.’’

Related Party Transaction Policies

To avoid any actual or perceived conflicts of interest with our Manager, we expect our Board of Directors to adopt a policy providing that an investment in any security structured or managed by our Manager, and any sale of our assets to our Manager and its affiliates or any entity managed by our Manager and its affiliates, will require the proper approval of our independent directors. Our independent directors expect to establish in advance parameters within which BNP Paribas and its affiliates may act as our counterparty and provide broker, dealer and lending services to us in order to enable transactions to occur in an orderly and timely manner.

We also expect our Board of Directors to adopt a policy regarding the approval of any ‘‘related person transaction’’, which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000, and a ‘‘related person’’ (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to our Secretary any related person transaction and all material facts about the transaction. Our Secretary would then assess and promptly communicate that information to the Compensation Committee of our Board of Directors. Based on its consideration of all of the relevant facts and circumstances, this committee will decide whether or not to approve such transaction and will generally approve only those transactions that do not create a conflict of interest. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to this committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

In addition, our Code of Ethics, which is reviewed and approved by our Board of Directors and provided to all our directors, officers and the persons who provide services to us pursuant to the management agreement requires that all such persons avoid any situations or relationships that involve actual or potential conflicts of interest, or perceived conflicts of interest, between an individual’s personal interests and the interests of the company. Pursuant to our Code of Ethics, each of these persons must disclose any conflicts of interest, or actions or relationships that might give rise to a conflict, to their supervisor or our Secretary. If a conflict is determined to exist, the person must disengage from the conflict situation or terminate his provision of services to us. Our Chief Executive Officer, Chief Financial Officer, our principal accounting officer and certain other persons who may be designated by our Board of Directors or its Audit Committee, whom we collectively refer to as our financial executives, must consult with our Secretary with respect to any proposed actions or arrangements that are not clearly consistent with our Code of Ethics. In the event that a financial executive wishes to engage in a proposed action or arrangement that is not consistent with our Code of Ethics, the executive must obtain a waiver of the relevant provisions of our Code of Ethics in advance from our Audit Committee.

Restricted Common Stock and Restricted Stock Unit Awards

Our 2008 incentive plan provides for grants of restricted common stock, restricted stock units and other equity-based awards up to an aggregate of 6% of the issued and outstanding shares of our common stock (on a fully diluted basis and including shares to be sold to Charter Atlantic Corporation, simultaneously with this offering and shares to be sold pursuant to the underwriters’ exercise of their over-allotment option) at the time of the award, subject to a ceiling of 40 million shares available for issuance under the plan. Certain of our director nominees, including Messrs. Donovan, Little, Marzol and Wilcox will be granted           shares of restricted common stock, and Mr. Simon will be granted           shares of restricted common stock, in each case, at the closing of this offering. The             aggregate shares of restricted common stock approved as grants to these directors will be subject to a one-year vesting period and represent approximately      % of the issued and outstanding shares of our common stock (on a fully diluted basis after giving effect to the shares issued in this offering and including shares to be sold to Charter Atlantic Corporation simultaneously with this offering but excluding any shares to be sold pursuant to the underwriters’ exercise of their over-allotment option) based on the assumption that                    shares of our common stock will be issued in this offering.

Registration Rights Agreement

We and Charter Atlantic Corporation will enter into a registration rights agreement with regard to the common stock owned by such corporation upon completion of this offering. Pursuant to the registration rights agreement, we will grant Charter Atlantic Corporation (i) unlimited demand registration rights to have these shares registered for resale, and (ii) in certain circumstances, the right to ‘‘piggy-back’’ these shares in registration statements we might file in connection with any future public offering. The registration rights of Charter Atlantic Corporation with respect to the common stock that it will purchase simultaneously with this offering will only begin to apply one year after the date of this prospectus. Notwithstanding the foregoing, any registration will be subject to cutback provisions and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as ‘‘blackout periods.’’

Purchases of Common Stock by Affiliates

Simultaneously with the completion of this offering, Charter Atlantic Corporation will purchase a number of shares of our common stock equal to 10.0% of the number of shares of common stock sold to the public in this offering. Assuming we sell                    shares of common stock in this offering, Charter Atlantic Corporation will purchase                  shares of common stock and will own approximately      % of our outstanding common stock upon completion of this offering and the private placement, or      % assuming the underwriters exercise the over-allotment option in full. Such corporation will agree that, for a period of one year after the date of this prospectus, it will not, without prior written consent of Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated, dispose of or hedge any shares of our common stock that it purchases in the private placement, subject to certain exceptions and extension in certain circumstances. This lock-up agreement will not apply to any shares of our common stock that will or may be issued to our Manager under the terms of the management agreement.

Other Relationships

BNP Paribas and its affiliates may act as a broker or dealer for our investments and may act as a lender to us in the future in exchange for customary compensation.

 Description of Capital Stock

The following summary description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and our charter and our bylaws, copies of which will be available before the closing of this offering from us upon request. See ‘‘Where You Can Find More Information.’’

General

Immediately before the completion of this offering, we will amend and restate our charter to provide that we may issue up to 200,000,000 shares of common stock having a par value of $0.01 per share and up to 30,000,000 shares of preferred stock having a par value of $0.01 per share. Upon completion of this offering and the private placement to Charter Atlantic Corporation, a BNP Paribas affiliate and the parent company of our Manager,                    shares of common stock will be issued and outstanding and no shares of preferred stock will be issued and outstanding. Our Board of Directors, with the approval of a majority of the entire board and without any action on the part of our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. Under Maryland law, our stockholders generally are not personally liable for our debts and obligations solely as a result of their status as stockholders.

Common Stock

All shares of our common stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and non-assessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our Board of Directors and declared by us out of funds legally available therefor. Shares of our common stock have no preemptive, appraisal, preferential exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our charter. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after payment of or adequate provision for all of our known debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Subject to our charter restrictions on the transfer and ownership of our stock and except as may otherwise be specified in the terms of any class or series of common stock, each share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors, and holders of less than a majority of such shares will be unable to elect any director.

Power to Reclassify Shares of Our Stock

Our charter authorizes our Board of Directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including preferred stock. Before issuance of shares of each class or series, the Board of Directors is required by Maryland law and by our charter to set, subject to our charter restrictions on the transfer and ownership of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the Board of Directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interests. No shares of our preferred stock are presently outstanding and we have no present plans to issue any preferred stock.

Power to Issue Additional Shares of Common Stock and Preferred Stock

We believe that the power of our Board of Directors to amend the charter without stockholder approval to increase the total number of authorized shares of our stock or any class or series of our stock, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as our common stock, will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our Board of Directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Restrictions on Ownership and Transfer

To qualify as a REIT under the Internal Revenue Code for each taxable year beginning after December 31, 2008, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, beginning after December 31, 2008, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the second half of any calendar year.

Our charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own. Our charter provides that (subject to certain exceptions described below) no person may own, or be deemed to own by the attribution provisions of the Internal Revenue Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of our capital stock or more than 9.8% in value or in number of shares, whichever is more restrictive, of our common stock.

Our charter also prohibits any person from (i) beneficially or constructively owning shares of our capital stock that would result in our being ‘‘closely held’’ under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and (ii) transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of our stock which are transferred to the trust (as described below), will be required to give notice immediately to us and provide us with such other information as we may request to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if our Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Our Board of Directors, in its sole discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our Board of Directors such representations, covenants and undertakings as our Board of Directors may deem appropriate to conclude that granting the exemption will not cause us to lose our qualification as a REIT. Our Board of Directors may also require a ruling from the IRS or an opinion of counsel to determine or ensure our qualification as a REIT. If Charter Atlantic Corporation’s purchase of shares of our common stock simultaneously with this offering exceeds the 9.8% ownership limit, we will grant a waiver to Charter Atlantic Corporation.

Any attempted transfer of our securities which, if effective, would result in our capital stock being owned by fewer than 100 persons will be void ab initio, and the proposed transferee will not acquire any rights in such securities. Any attempted transfer of our securities which, if effective, would result in a violation of the ownership limits discussed above or in our being ‘‘closely held’’ under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT will cause the number of securities causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such securities. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) before the date of the transfer. If, for any reason, the transfer to the trust is ineffective, our charter provides that the purported transfer in violation of the restrictions will be void ab initio. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any securities held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid before our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee before our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that the securities have been transferred to the trust, the trustee will sell the securities to a person designated by the trustee, whose ownership of the securities will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the securities sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the securities or, if the proposed transferee did not give value for the securities in connection with the event causing the securities to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the securities on the day of the event causing the securities to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the securities. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, before our discovery that the securities have been transferred to the trust, the securities are sold by the proposed transferee, then (i) the securities shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the securities that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, the securities held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer. We may reduce the amount payable to the proposed transferee, however, by the amount of any dividends or distributions paid to the proposed transferee on the securities and owed by the proposed transferee to the trustee. We will have the right to accept the offer until the trustee has sold the securities. Upon a sale to us, the interest of the charitable beneficiary in the securities sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

All certificates representing the securities will bear a legend referring to the restrictions described above or will state that we will furnish a full statement about certain transfer restrictions to a stockholder upon request and without charge.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) in value of all classes or series of our stock, including shares of common stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock which the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request to determine the effect, if any, of the beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations. In addition, each such owner shall upon demand be required to provide to us such information as we may request, in good faith, to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or might otherwise be in the best interests of our stockholders.

Listing

We have applied to list our common stock on the New York Stock Exchange under the symbol ‘‘GTC’’.

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common stock is American Stock Transfer & Trust.

Certain Provisions of the Maryland General Corporation Law
 and Our Charter and Bylaws

The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See ‘‘Where You Can Find More Information.’’ Certain provisions of Maryland law and in our charter and bylaws may have the effect of delaying, deferring or preventing a takeover of our company (including transactions in which stockholders might otherwise receive a premium for their shares over the then current market price).

Our Board of Directors

Our charter and bylaws provide that the number of directors of our company may be established by our Board of Directors but may not be less than the minimum number required by the MGCL or more than 15. Pursuant to Subtitle 8 of Title 3 of the MGCL, once we consummate this initial public offering, except as may be provided by the Board of Directors in setting the terms of any class or series of shares of preferred stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualified.

Pursuant to our charter, each of our directors is elected by our common stockholders to serve until the next annual meeting and until their successors are duly elected and qualify. Holders of shares of common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of common stock entitled to vote will be able to elect all of our directors. Directors are elected by a plurality of the votes cast.

Removal of Directors

Our charter provides that, subject to the rights of one or more classes or series of preferred stockholders to elect or remove directors, a director may be removed only for cause and only by the affirmative vote of at least a majority of the votes of common stockholders entitled to be cast generally in the election of directors. For cause means, with respect to any particular director, conviction of a felony or a final judgement of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active deliberate dishonesty. This provision, when coupled with the exclusive power of our Board of Directors to fill vacancies on our Board of Directors, precludes stockholders from (1) removing incumbent directors except upon a substantial affirmative vote and (2) filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain ‘‘business combinations’’ (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (i.e. any person who owns 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the Board of Directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the Board of Directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. Our Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by our Board of Directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our Board of Directors has by resolution exempted business combinations between us and any person, provided that such business combination is first approved by our Board of Directors (including a majority of our directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person described above. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by our company with the supermajority vote requirements and other provisions of the statute.

If the opt-out from the business combination statute is altered or repealed or our board of directors does not otherwise approve a business combination, the business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that ‘‘control shares’’ of a Maryland corporation acquired in a ‘‘control share acquisition’’ have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of common stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. ‘‘Control shares’’ are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third, (B) one-third or more but less than a majority or (C) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A ‘‘control share acquisition’’ means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, we may itself present the question at any stockholders meeting.

If voting rights are not approved at the stockholder meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of stock. Consequently, the control share acquisition statute will not apply to us unless our Board of Directors later amends our bylaws to modify or eliminate this provision, which it may do without stockholder approval and which it may make effective prospectively or retrospectively.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its Board of Directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Our charter provides that, at such time as we are able to make a Subtitle 8 election, (which we expect upon consummation of our initial public offering) vacancies on our board may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter for the removal of any director from the board which removal will be allowed with cause, (2) vest in the board the exclusive power to fix the number of directorships and (3) provide, unless called by our chairman of the board, chief executive officer, president or the board, a special meeting of stockholders may only be called by our secretary upon written request of holders of not less than a majority of our outstanding shares of common stock to call a special meeting.

Meetings of Stockholders

Pursuant to our bylaws, a meeting of our stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time set by our Board of Directors during May of each year beginning with 2009. In addition, the chairman of our Board of Directors, chief executive officer, president or Board of Directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders will also be called by our secretary upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting.

Amendment to Our Charter and Bylaws

Except for amendments related to removal of directors and the restrictions on ownership and transfer of our shares of stock (each of which require the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter), and except for those amendments permitted to be made without stockholder approval under Maryland law or our charter, our charter may be amended only if the amendment is declared advisable by our Board of Directors and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Our Board of Directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Extraordinary Transactions

Under Maryland law, a Maryland corporation generally cannot merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by the board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter requires the affirmative vote of the stockholders holding at least a majority of all the shares entitled to vote on the matter in these situations. Also, many of our operating assets are held by our subsidiaries and these subsidiaries may be able to merger or sell all or substantially all of their assets without the approval of our stockholders.

Dissolution of Our Company

The dissolution of our company must be approved by a majority of our entire Board of Directors and the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our Board of Directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board of Directors or (3) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our Board of Directors may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board of Directors or (3) provided that our Board of Directors has determined that directors will be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for our shares of common stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote requirements and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded or if we were to opt in to the classified board provision of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received unless, in either case, a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, manager, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. We expect to enter into indemnification agreements with each of our directors and officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Qualification

Our charter provides that our Board of Directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

 Shares Eligible for Future Sale

Before this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock.

Upon completion of this offering and the private placement to Charter Atlantic Corporation, a BNP Paribas affiliate and the parent company of our Manager, we will have outstanding an aggregate of approximately                    shares of our common stock. In addition, our equity incentive plan provides for grants of restricted common stock and other equity-based awards up to an aggregate of 6% of the issued and outstanding shares of our common stock (on a fully diluted basis and including shares to be sold to Charter Atlantic Corporation simultaneously with this offering and shares to be sold pursuant to the underwriters’ exercise of their over-allotment option) at the time of the award, subject to a ceiling of 40 million shares available for issuance under the plan. We have also approved making grants at the close of this offering of an aggregate of             shares of restricted common stock to certain of our directors. The             shares of restricted common stock approved as grants to the directors will be subject to a one year vesting period and represent approximately 0.1% of the issued and outstanding shares of our common stock (on a fully diluted basis after giving effect to the shares issued in this offering and including shares to be sold to Charter Atlantic Corporation simultaneously with this offering but excluding any shares to be sold pursuant to the underwriters’ exercise of their over-allotment option) based on the assumption that                    shares of our common stock will be issued in this offering.

The shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless the shares are held by any of our ‘‘affiliates,’’ as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an ‘‘affiliate’’ of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. All shares of our common stock held by our affiliates, including our officers and directors, are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered under the securities laws or if they qualify for an exemption from registration under Rule 144, as described below.

Rule 144

On November 15, 2007, the SEC adopted amendments to Rule 144. These amendments became effective on February 15, 2008. Rule 144, as amended, is described below.

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which will require us to file periodic reports under the Exchange Act).

No assurance can be given as to (i) the likelihood that an active market for our common stock will develop, (ii) the liquidity of any such market, (iii) the ability of the stockholders to sell the securities or (iv) the prices that stockholders may obtain for any of the securities. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of common stock, or the perception that such sales could occur, may affect adversely prevailing market prices of the common stock. See ‘‘Risk Factors — Risks Related To Our Common Stock.’’

Lock-Up Agreements

Each of our officers and directors, our Manager and employees of our Manager have agreed with the underwriters not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 180 days after the date of this prospectus, without the prior written consent of Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated, subject to specific limited exceptions. See ‘‘Underwriting.’’ In addition, Charter Atlantic Corporation has agreed that, for a period of one year after the date of this prospectus, without the consent of Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated, it will not dispose of or hedge any shares of our common stock that it purchases in the private placement being conducted simultaneously with this offering.

In connection with the 180 day restricted period with the underwriters, if either (1) during the last 17 days of the lock up period, we release earning results or material news, or a material event relating to us occurs or (2) before the expiration of the 180 day restricted period, we announce that we will release earnings results during the 16 day period beginning on the last day of the 180 day period, then in either case the expiration of the lock up will be extended until the expiration of the 18 day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated waives, in writing, such an extension.

We have entered into a similar agreement for a 180-day period with the underwriter except that without such consent we may grant options and issue shares pursuant to our 2008 incentive plan. There are no agreements between Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC or Morgan Stanley & Co. Incorporated and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 180-day period.

There are no existing arrangements to release any of the securities subject to the lock up provisions agreed to with Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated. The release of any lock ups will be considered on a case by case basis. The underwriters in their sole discretion and at any time without notice release some or all of the shares subject to lock up agreements before the expiration of the 180 day lock up period. When determining whether or not to release shares from the lock up agreements, the underwriters will consider, among other factors, the stockholder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at such time.

 U.S. Federal Income Tax Considerations

The following is a summary of material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common stock. For purposes of this section, references to ‘‘we,’’ ‘‘our,’’ ‘‘us’’ or ‘‘our company’’ mean only Galiot Capital Corporation and not our subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of our company, and of its subsidiaries and other lower-tier and affiliated entities will, in each case, be in accordance with its applicable organizational documents. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

•	U.S. expatriates;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies (or RICs);

•	trusts and estates;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a ‘‘straddle,’’ ‘‘hedge,’’ ‘‘conversion transaction,’’ ‘‘synthetic security’’ or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons holding their interest through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in us; and, except to the extent discussed below:

•	tax-exempt organizations; and

•	non-U.S. stockholders (as defined below).

This summary assumes that stockholders will hold our common stock as capital assets, which generally means as property held for investment.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK TO ANY

PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK.

Taxation of Our Company — General

We intend to elect to be taxed as a REIT under Sections 856 through 859 of the Internal Revenue Code, commencing with our taxable year ending December 31, 2008. We believe that we have been organized and we intend to operate in a manner that allows us to qualify for taxation as a REIT under the Internal Revenue Code.

The law firm of Clifford Chance US LLP has acted as our counsel in connection with this offering. We expect to receive the opinion of Clifford Chance US LLP to the effect that, commencing with our taxable year ending December 31, 2008, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that the opinion of Clifford Chance US LLP is based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus. Additionally, the opinion of Clifford Chance US LLP is conditioned upon factual representations and covenants made by our management and affiliated entities, regarding our organization, assets, present and future conduct of our business operations and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. In addition, to the extent we make certain investments, such as investments in certain debt securities or preferred equity securities of REITs, the accuracy of such opinion will also depend on the accuracy of certain opinions rendered to us in connection with such transactions. While we believe that we are organized and intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Clifford Chance US LLP or us that we will so qualify for any particular year. Clifford Chance US LLP will have no obligation to advise us or the holders of our shares of common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual results of operations, distribution levels and diversity of share ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Clifford Chance US LLP. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest, which could include entities that have made elections to be taxed as REITs, the qualification of which will not have been reviewed by Clifford Chance US LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by us or which serve as security for loans held by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below, under ‘‘— Requirements for Qualification as a REIT.’’ While we believe that we are organized and will operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT or that we will be able to operate in accordance with the REIT requirements in the future. See ‘‘— Failure to Qualify.’’

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the ‘‘double taxation’’ at the corporate and stockholder levels that results generally from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level, upon a distribution of dividends by the REIT.

For tax years through 2010, stockholders who are individual U.S. stockholders (as defined below) are generally taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends.

With limited exceptions, however, dividends received by individual U.S. stockholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2010. Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items, such as capital gains, recognized by REITs. See ‘‘— Taxation of Taxable U.S. Stockholders.’’

Even if we qualify for taxation as a REIT, however, we will be subject to U.S. federal income taxation as follows:

•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the ‘‘alternative minimum tax’’ on our items of tax preference, if any.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See ‘‘— Prohibited Transactions’’ and ‘‘— Foreclosure Property’’ below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as ‘‘foreclosure property,’’ we may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

•	If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT asset tests that do not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•	If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods (or the required distribution), we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (1) the amounts actually distributed (taking into account excess distributions from prior years), plus (2) retained amounts on which income tax is paid at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in ‘‘— Requirements for Qualification as a REIT.’’

•	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us and any taxable REIT subsidiaries (or TRSs) we may own if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•	If we acquire appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, we will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the non-REIT corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

•	We will generally be subject to tax on the portion of any excess inclusion income derived from an investment in residual interests in real estate mortgage investment conduits or REMICs to the extent our stock is held by specified tax-exempt organizations not subject to tax on unrelated business taxable income. Similar rules will apply if we own an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax. For a discussion of ‘‘excess inclusion income,’’ see ‘‘— Effect of Subsidiary Entities,’’ ‘‘— Taxable Mortgage Pools’’ and ‘‘— Excess Inclusion Income.’’

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our common stock.

•	We may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations, the earnings of which could be subject to U.S. federal corporate income tax.

In addition, we may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, franchise property and other taxes. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer ‘‘individuals’’ (as defined in the Internal Revenue Code to include specified entities);

(7)	which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and

(8)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our charter provides restrictions regarding the ownership and transfer of its shares, which are intended, among other purposes to assist in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an ‘‘individual’’ generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares of stock, in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and after exercising reasonable diligence would not have known that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests

In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Internal Revenue Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest is treated as assets and items of income of ours for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership.

Disregarded Subsidiaries

If a REIT owns a corporate subsidiary that is a ‘‘qualified REIT subsidiary,’’ that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, that is wholly-owned by a REIT, by other disregarded subsidiaries or by a combination of the two. Single member limited liability companies that are wholly-owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as ‘‘pass-through subsidiaries.’’

In the event that a disregarded subsidiary ceases to be wholly-owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See ‘‘— Asset Tests’’ and ‘‘— Gross Income Tests.’’

Taxable REIT Subsidiaries

A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders.

A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying hedging income or inventory sales). If dividends are paid to us by one or more domestic TRSs we may own, then a portion of the dividends that we distribute to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See ‘‘— Taxation of Taxable U.S. Stockholders’’ and ‘‘— Annual Distribution Requirements.’’

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or the TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. Rents we receive that include amounts for services furnished by one of our TRSs to any of our tenants will not be subject to the excise tax if such amounts qualify for the safe harbor provisions contained in the Internal Revenue Code. Safe harbor provisions are provided where: (1) amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception; (2) a TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable; (3) rents paid to us by tenants that are not receiving services from the TRS are substantially comparable to the rents paid by our tenants leasing comparable space that are receiving such services from the TRS and the charge for the services is separately stated; or (4) the TRS’s gross income from the service is not less than 150% of the TRS’s direct cost of furnishing the service.

Taxable Mortgage Pools

An entity, or a portion of an entity, is classified as a taxable mortgage pool under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations ‘‘bear a relationship’’ to the payments to be received by the entity on the debt obligations that it holds as assets.

Under Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise ‘‘substantially all’’ of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

A taxable mortgage pool generally is treated as a corporation for U.S. federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. If a REIT, owns directly, or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for U.S. federal income tax purposes, 100% of the equity interests in the taxable mortgage pool, the taxable mortgage pool will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the REIT for U.S. federal income tax purposes and would not generally affect the tax qualification of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT’s stockholders. See ‘‘— Excess Inclusion Income.’’

If we own less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for U.S. federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements.

Gross Income Tests

In order to maintain our qualification as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in ‘‘prohibited transactions,’’ must be derived from investments relating to real property or mortgages on real property, including ‘‘rents from real property,’’ dividends received from and gains from the disposition of other shares of REITs, interest income derived from mortgage loans secured by real property (including certain types of MBS), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

Interest Income

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. If we acquire or originate a construction loan, for purposes of the foregoing apportionment, the fair market value of the real property includes the fair market value of the land plus the reasonably estimated cost of improvement or developments (other than personal property) which secure the construction loan. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (or a shared appreciation provision), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us.

To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.

Any amount includible in our gross income with respect to a regular or residual interest in a REMIC generally is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as receiving directly our proportionate share of the income of the REMIC for purposes of determining the amount which is treated as interest on an obligation secured by a mortgage on real property.

We believe that the interest, original issue discount, and market discount income that we receive from our mortgage related securities generally will be qualifying income for purposes of both gross income tests. However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, income from the loan will be qualifying income for purposes of the 95% gross income test, but the interest attributable to the amount of the loan that exceeds the value of the real property securing the loan will not be qualifying income for purposes of the 75% gross income test.

Fee Income

We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees are not qualifying income for purposes of either gross income test. Any fees earned by a TRS will not be included for purposes of the gross income tests.

Dividend Income

We may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions are generally classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Any dividends received by us from a REIT is qualifying income in our hands for purposes of both the 95% and 75% gross income tests.

Hedging Transactions

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including swaps, caps, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test (and will generally constitute non-qualifying income for purposes of the 75% gross income test). To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Rents from Real Property

We currently do not intend to acquire real property with the proceeds of this offering. However, to the extent that we own real property or interests therein, rents we receive qualify as ‘‘rents from real property’’ in satisfying the gross income tests described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with real property is greater than 15% of the total rent received under any particular lease, then all of the rent attributable to such personal property will not qualify as rents from real property. The determination of whether an item of personal property constitutes real or personal property under the REIT provisions of the Internal Revenue Code is subject to both legal and factual considerations and is therefore subject to different interpretations.

In addition, in order for rents received by us to qualify as ‘‘rents from real property,’’ the rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by being based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property, if earned directly by us. Moreover, for rents received to qualify as ‘‘rents from real property,’’ we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an ‘‘independent contractor’’ who is adequately compensated and from which we derive no income or through a TRS. We are permitted, however, to perform services that are ‘‘usually or customarily rendered’’ in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the related rent.

Rental income will qualify as rents from real property only to the extent that we do not directly or constructively own, (1) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant.

Failure to Satisfy the Gross Income Tests

We intend to monitor our sources of income, including any non-qualifying income received by us, so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will generally be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury regulation. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under ‘‘— Taxation of REITs in General,’’ even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

Asset Tests

We, at the close of each calendar quarter, must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of ‘‘real estate assets,’’ cash, cash items, U.S. government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs and certain kinds of MBS and mortgage loans. Regular or residual interest in REMICs are generally treated as a real estate asset. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as owning our proportionate share of the assets of the REMIC. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below. Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our gross assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of TRSs held by us may not exceed 20% of the value of our gross assets.

The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain ‘‘straight debt’’ and other excluded securities, as described in the Internal Revenue Code, including but not limited to any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (b) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.

For purposes of the 10% value test, ‘‘straight debt’’ means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our ‘‘controlled taxable REIT subsidiaries’’ as defined in the Internal Revenue Code, hold any securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test.

We expect that the assets and mortgage related securities that we own generally will be qualifying assets for purposes of the 75% asset test. However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities issued by C corporations that are not secured by mortgages on real property, those securities may not be qualifying assets for purposes of the 75% asset test. We believe that our holdings of securities and other assets will be structured in a manner that will comply with the foregoing REIT asset requirements and intend to monitor compliance on an ongoing basis. Moreover, values of some assets may not be susceptible to a precise determination and are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. As an example, if we were to acquire equity securities of a REIT issuer that were determined by the IRS to represent debt securities of such issuer, such securities would also not qualify as real estate assets. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in the securities of other issuers (including REIT issuers) cause a violation of the REIT asset tests.

In addition, we intend to enter into repurchase agreements under which we will nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any such agreement notwithstanding that we may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a)	the sum of:

•	90% of our ‘‘REIT taxable income’’ (computed without regard to our deduction for dividends paid and our net capital gains); and

•	90% of the net income (after tax), if any, from foreclosure property (as described below); minus

(b)	the sum of specified items of non-cash income that exceeds a percentage of our income.

These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12 month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards our distribution requirement and to give rise to a tax deduction by us, they must not be ‘‘preferential dividends.’’ A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our ‘‘REIT taxable income,’’ as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their proportionate share of the tax paid by us. Our stockholders would then increase the adjusted basis of their stock in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from our subsidiaries and (b) the inclusion of items in income by us for U.S. federal income tax purposes. For example, we may acquire debt instruments or notes whose face value may exceed its issue price as determined for U.S. federal income tax purposes (such excess, ‘‘original issue discount,’’ or OID), such that we will be required to include in our income a portion of the OID each year that the instrument is held before we receive any corresponding cash. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable in-kind distributions of property. We may be able to rectify a failure to meet the distribution requirements for a year by paying ‘‘deficiency dividends’’ to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Record-Keeping Requirements

We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualifications as a REIT.

Excess Inclusion Income

If we acquire a residual interest in a REMIC, or all or a portion of our company is treated as a taxable mortgage pool, a portion of our REIT taxable income may be characterized as excess inclusion income and allocated to our stockholders, generally in a manner set forth under the applicable Treasury regulations. The Treasury Department has issued guidance governing the tax treatment of stockholders of a REIT that owns an interest in a taxable mortgage pool. Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) taxable income allocable to the holder of a residual interest in a REMIC during such calendar quarter over (ii) the sum of amounts allocated to each day in the calendar quarter equal to its ratable portion of the product of (a) the adjusted issue price of the interest at the beginning of the quarter multiplied by (b) 120% of the long term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). Our excess inclusion income would be allocated among our stockholders that hold our stock in record name in proportion to dividends paid to such stockholders. A stockholder’s share of any excess inclusion income:

•	could not be offset by net operating losses of a stockholder;

•	in the case of a stockholder that is a REIT, a RIC, a common trust fund or other pass-through entity, would be considered excess inclusion income of such entity and such entity will be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to their owners that are disqualified organizations;

•	would be subject to tax as unrelated business taxable income to a tax-exempt holder;

•	would be subject to the application of the U.S. federal income tax withholding (without reduction pursuant to any otherwise applicable income tax treaty) with respect to amounts allocable to non-U.S. stockholders; and

•	would be taxable (at the highest corporate tax rates) to us, rather than our stockholders, to the extent allocable to our stock held in record name by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including governmental organizations). Nominees or other broker/dealers who hold our stock on behalf of disqualified organizations are subject to this tax on the portion of our excess inclusion income allocable to the capital stock held on behalf of disqualified organizations.

The manner in which excess inclusion income would be allocated among shares of different classes of stock is not clear under the current law. Tax-exempt investors, RIC or REIT investors, foreign investors, and taxpayers with net operating losses should consult with their tax advisors with respect to excess inclusion income.

Prohibited Transactions

Net income we derive from a prohibited transaction is subject to a 100% tax. The term ‘‘prohibited transaction’’ generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers, in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held as inventory or primarily for sale to customers, and that a sale of any assets owned by us directly or through a pass-through subsidiary will not be in the ordinary course of business. However, whether property is held ‘‘primarily for sale to customers in the ordinary course of a trade or business’’ depends on the particular facts and circumstances. No assurance can be given that any particular asset in which we hold a direct or indirect interest will not be treated as property held as inventory or primarily for sale to customers or that certain safe harbor provisions of the Internal Revenue Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to elect to treat the related property as foreclosure property.

Failure to Qualify

In the event that we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT, we may nevertheless continue to qualify as a REIT under specified relief provisions that will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause and not due to willful neglect, (2) we pay a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Internal Revenue Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to our stockholders will generally be taxable in the case of our stockholders who are individual U.S. stockholders (as defined below), at a maximum rate of 15%, and dividends in the hands of our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a beneficial owner of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the U.S.;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions

Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current and accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders who receive dividends from taxable subchapter C corporations.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of our company for the taxable year, without regard to the period for which the U.S. stockholder has held its stock. To the extent that we elect under the applicable provisions of the Internal Revenue Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010) in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for individual U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. stockholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as ‘‘qualified dividend income.’’ A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders at capital gain rates, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a)	the qualified dividend income received by us during such taxable year from non-REIT C corporations (including any TRS in which we may own an interest);

(b)	the excess of any ‘‘undistributed’’ REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(c)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a RIC), any TRS we may form, or a ‘‘qualifying foreign corporation’’ and specified holding period requirements and other requirements are met.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See ‘‘— Taxation of Our Company’’ and ‘‘— Annual Distribution Requirements.’’ Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Common Stock

In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of our common stock will be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2010, if our common stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if our common stock is held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25%

(which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT’s ‘‘unrecaptured Section 1250 gain.’’

U.S. stockholders are advised to consult with their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any ‘‘passive losses’’ against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to in this prospectus as UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. stockholder has not held our common stock as ‘‘debt financed property’’ within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), (2) our common stock is not otherwise used in an unrelated trade or business and (3) we do not hold an asset that gives rise to ‘‘excess inclusion income’’ (see ‘‘— Effect of Subsidiary Entities,’’ and ‘‘— Excess Inclusion Income’’), distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder. As previously noted, to the extent we acquire a residual interest in a REMIC or if we or a portion of our assets are treated as a ‘‘taxable mortgage pool’’ for U.S. federal income tax purposes, such transaction would result in a portion of our dividend income being considered ‘‘excess inclusion income,’’ and accordingly, it is possible that a portion of our dividends received by a tax-exempt stockholder will be treated as UBTI.

Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Internal Revenue Code, (2) that is tax exempt under Section 501(a) of the Internal Revenue Code, and (3) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a ‘‘pension-held REIT.’’ We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock; and (2) we would not have qualified as a REIT but for the fact that

Section 856(h)(3) of the Internal Revenue Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT be owned, directly or indirectly, by five or fewer ‘‘individuals’’ (as defined in the Internal Revenue Code to include certain entities), as owned by the beneficiaries of such trusts. Certain restrictions on ownership and transfer of our stock should generally prevent any pension trust from owning more than 10% of the value of our stock, and us from thereby becoming a pension-held REIT.

Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our stock.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders of our common stock. For purposes of this summary, a non-U.S. stockholder is a beneficial owner of our common stock that is not a U.S. stockholder or an entity that is treated as a partnership for U.S. federal income tax purposes. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation.

Ordinary Dividends

The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. stockholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. As previously noted, to the extent we acquire a residual interest in a REMIC or if we or a portion of our assets are treated as a ‘‘taxable mortgage pool’’ for U.S. federal income tax purposes, such transactions would result in a portion of our dividends being considered excess inclusion income, and accordingly, it is possible that a portion of our dividend income will not be eligible for exemption from the 30% withholding rate or a reduced treaty rate.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions

Unless (A) our common stock constitutes a U.S. real property interest (or USRPI) or (B) either (1) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a ‘‘tax home’’ in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the

non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder’s adjusted tax basis in our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends

Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries (or USRPI capital gains), will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the U.S. if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the taxable year. Instead any capital gain dividend will be treated as a distribution subject to the rules discussed above under ‘‘— Taxation of Non-U.S. Stockholders — Ordinary Dividends.’’ Also, the branch profits tax will not apply to such a distribution. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a ‘‘tax home’’ in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year).

Dispositions of Our Common Stock

Unless our common stock constitutes a USRPI, a sale of the stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. The stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the U.S., excluding, for this purpose, interests in real property solely in a capacity as a creditor. We do not expect that more than 50% of our assets will consist of interests in real property located in the U.S.

Even if our shares of common stock otherwise would be a USRPI under the foregoing test, our shares of common stock will not constitute a USRPI if we are a ‘‘domestically controlled REIT.’’ A domestically controlled REIT is a REIT in which, at all times during a specified testing period (generally the lesser of the five year period ending on the date of disposition of our shares of common stock or the period of our existence), less than 50% in value of its outstanding shares of common stock is held directly or indirectly by non-U.S. stockholders. We believe we will be a domestically controlled REIT and, therefore, the sale of our common stock should not be subject to taxation under FIRPTA. However, because our stock will be widely held, we cannot assure our investors that we will be a domestically controlled REIT. Even if we do not qualify as a domestically controlled REIT, a non-U.S. stockholder’s sale of our common stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (a) our common stock owned is of a class that is

‘‘regularly traded,’’ as defined by the applicable Treasury regulation, on an established securities market, and (b) the selling non-U.S. stockholder owned, actually or constructively, 5% or less of our outstanding stock of that class at all times during a specified testing period.

If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. stockholder in two cases: (a) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a ‘‘tax home’’ in the U.S., the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Backup Withholding and Information Reporting

We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. stockholder who fails to certify their non-foreign status.

We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common stock within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

State, Local and Foreign Taxes

We and our stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. The state, local or foreign tax treatment of our company and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our company’s common stock.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in our shares of common stock.

Underwriting

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated, have severally agreed to purchase from us the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Underwriter	Number of Shares
Deutsche Bank Securities Inc.	—
Credit Suisse Securities (USA) LLC	—
Morgan Stanley & Co. Incorporated	—
Banc of America Securities LLC	—
BNP Paribas Securities Corp.	—
Keefe, Bruyette & Woods, Inc.	—
Total

The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any of these shares are purchased.

We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $             per share under the public offering price. After the initial public offering, the representatives of the underwriters may change the offering price and other selling terms.

We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to                    additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the                    shares are being offered.

The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are         % of the initial public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ over-allotment option:

Total Fees
	Fee per Share	Without Exercise of Over-Allotment Option	With Full Exercise of Over-Allotment Option
Discounts and commissions paid by us	$—	$—	$—

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $million.

We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

Each of our officers and directors, our Manager and employees of our Manager have agreed not to offer, sell, contract to sell or otherwise dispose of or hedge, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 180 days after the date of this prospectus without the prior written consent of Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated. This consent may be given at any time without public notice. Transfers or dispositions can be made during the lock-up period in the case of gifts or for estate planning purposes where the donee signs a lock-up agreement. In addition, Charter Atlantic Corporation has agreed that, for a period of one year after the date of this prospectus, without the consent of Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated, it will not dispose of or hedge any of the shares of our common stock that it purchases in the private placement being conducted simultaneously with this offering.

We have entered into a similar agreement for a 180-day period with the underwriter except that without such consent we may grant options and issue shares pursuant to our 2008 incentive plan. There are no agreements between Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC or Morgan Stanley & Co. Incorporated and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 180-day period.

The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

At our request, the underwriters have reserved up to 5% of the shares of common stock for sale at the offering price to persons who are our directors and officers or employees of our Manager or who are otherwise associated with us through a directed share program. The number of shares of common stock available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other shares of common stock offered. Our officers and directors who have agreed that, for a period of 180 days from the date of this prospectus, they will not dispose of or hedge any shares of our common stock purchased in the directed share program. The purchasers in the directed share program will be subject to substantially the same form of lock-up agreement as our officers and directors. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares.

Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise.

A prospectus in electronic format may be made available on web sites maintained by one or more underwriters. Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus form a part.

Some of the underwriters or their affiliates have provided investment banking services to our affiliates in the past and may do so to us or our affiliates in the future. They receive customary fees and commissions for these services. We have entered into repurchase agreements with Deutsche Bank Securities, Morgan Stanley & Co. Incorporated, Banc of America Securities LLC and BNP Paribas. They have received or will receive customary fees and reimbursements of expenses for these transactions and services.

Pricing of this Offering

Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price per share of our common stock will be determined by negotiation among us and the underwriters. Among the primary factors that will be considered in determining the public offering price are:

•	prevailing market conditions;

•	the present stage of our development;

•	the market capitalizations and stages of development of other companies that we and the underwriter believe to be comparable to our business; and

•	estimates of our business potential.

 Legal Matters

Certain legal matters relating to this offering will be passed upon for us by Clifford Chance US LLP and Venable LLP. Venable LLP, Baltimore, Maryland, will pass upon the validity of the shares of common stock sold in this offering and certain other matters of Maryland law. Certain legal matters relating to this offering will be passed upon for the underwriters by Manatt, Phelps & Phillips, LLP.

 Experts

The balance sheet included in this prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such balance sheet is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

 Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act of 1933, as amended, with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and will file periodic reports and proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Galiot Capital Corporation
New York, New York

We have audited the accompanying balance sheet of Galiot Capital Corporation (formerly North Sound Mortgage Investments Corp.) (the ‘‘Company’’) as of March 11, 2008. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financing reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of Galiot Capital Corporation as of March 11, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York
April 25, 2008

GALIOT CAPITAL CORPORATION
BALANCE SHEET
March 11, 2008

Assets
Cash	$1,000
Stockholders’ Equity
Common stock: (par value $0.01, 1,000 shares authorized, 100 shares issued and outstanding)	$1
Additional paid-in capital	999
Total stockholder’s equity	$1,000

Please see accompanying notes to the Balance Sheet.

GALIOT CAPITAL CORPORATION
NOTES TO BALANCE SHEET
March 11, 2008

1.    ORGANIZATION

Galiot Capital Corporation (the ‘‘Company’’) was organized in the state of Maryland on February 26, 2008 under the name North Sound Mortgage Investments Corp. On April 24, 2008, the Company changed its name to Galiot Capital Corporation. Under the Articles of Incorporation, the Company is authorized to issue up to 1,000 shares of common stock. The Company has not commenced operations.

2.    FORMATION OF THE COMPANY/INITIAL PUBLIC OFFERING

The Company intends to conduct an initial public offering of common stock, which is anticipated to be finalized in the second or third quarter of 2008. Proceeds will be used to invest in residential mortgage-backed securities, the principal and interest on which are guaranteed by a U.S. Government agency or a U.S. Government sponsored entity, and related financing and hedging instruments. The Company refers to these types of residential mortgage-backed securities as ‘‘Agency RMBS’’.

The Company will be subject to the risks involved with residential real estate and related debt instruments. These include, among others, the risks normally associated with changes in the general economic climate, changes in tax laws, interest rate levels, and the availability of financing. The Company intends to qualify as a real estate investment trust, or REIT under the Internal Revenue Code commencing with its taxable period ending on December 31, 2008. In order to maintain its tax status as a REIT, the Company plans to distribute at least 90% of its taxable income to its stockholders.

The sole stockholder of the Company is Fischer Francis Trees & Watts, Inc., or FFTW, a wholly-owned subsidiary of Charter Atlantic Corporation, an indirect wholly-owned subsidiary of BNP Paribas. FFTW’s initial capital contribution to the Company was $1,000, made on March 11, 2008.

The Company will be managed by FFTW, an investment advisor registered with the United States Securities and Exchange Commission. The Manager is a fixed-income management company specializing in investing in US agency mortgage-backed and real estate-related securities and managing interest rate-sensitive strategies.

The Company has adopted a December 31 fiscal year.

3.    SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the balance sheet in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Underwriting Commissions and Cuts

Underwriting commissions and costs to be incurred in connection with the Company’s stock offerings will be reflected as a reduction of additional paid-in-capital.

Organization Costs

Costs incurred to organize the Company will be expensed as incurred.

Until         , 2008 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                   Shares

Common Stock

PROSPECTUS

Deutsche Bank Securities	Credit Suisse	Morgan Stanley

Banc of America Securities LLC

Keefe, Bruyette & Woods

BNP Paribas

                    , 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution.

The following table shows the fees and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC registration fee are estimated.

SEC registration fee	$13,755.00
Financial Industry Regulatory Authority, Inc. filing fee	$35,500.00
NYSE listing fee	$169,500.00
Legal fees and expenses (including Blue Sky fees)	$1,030,000.00
Accounting fees and expenses	$200,000.00
Printing and engraving expenses	$250,000.00
Transfer agent fees and expenses	$3,500.00
Miscellaneous	$170,000.00
Total	$1,872,255.00

Item 32.    Sales to Special Parties.

None.

Item 33.    Recent Sales of Unregistered Securities.

In March 2008, we issued 100 shares of our common stock to FFTW in reliance on Section 4(2).

Item 34.    Indemnification of Directors and Officers.

Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland (or Maryland General Corporation Law or MGCL) requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity and provides that a Maryland corporation may indemnify any director or officer of a corporation who is made or threatened to be made a party to any proceeding because of service in that capacity unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the person actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director or officer in connection with the proceeding. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the Maryland General Corporation Law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, manager, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, manager, partner or trustee and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty or committed in bad faith and was material to the cause of action adjudicated in the proceeding. Our charter contains a provision providing for elimination of the liability of our directors and officers to us or our stockholders for money damages to the maximum extent permitted by Maryland law.

We expect to enter into indemnification agreements with each of our directors and officers that provide for indemnifications to the maximum extent permitted by Maryland law. We will also obtain policies of insurance under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings resulting from such director or officer being or having been a director or officer, and certain liabilities which might be imposed as a result of these actions, suits or proceedings.

Item 35.    Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.    Financial Statements and Exhibits.

(a)	Financial Statements. See page F-1 for an index to the financial statements included in the registration statement.

(b)	Exhibits. The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit Number			Exhibit Description
1	.1*		Form of Underwriting Agreement among Galiot Capital Corporation and the underwriters named therein.
3	.1(a	)	Articles of Incorporation of North Sound Mortgage Investments Corp.
3	.1(b	)	Articles of Amendment (effecting name change to Galiot Capital Corporation)
3	.1(c	)	Form of Articles of Amendment and Restatement of Galiot Capital Corporation.

Exhibit Number		Exhibit Description
3.2		Form of Bylaws of Galiot Capital Corporation
4.1		Specimen Common Stock Certificate of Galiot Capital Corporation
4.2		Form of Registration Rights Agreement
5	.1*	Opinion of Venable LLP (including consent of such firm)
8	.1*	Tax Opinion of Clifford Chance US LLP (including consent of such firm)
10.1		Form of Stock Purchase Agreement between Galiot Capital Corporation and Charter Atlantic Corporation.
10	.2*	Form of Management Agreement
10	.3*	Form of Equity Incentive Plan
10	.4*	Form of Restricted Common Stock Award
21.1		List of Subsidiaries of Galiot Capital Corporation
23.1		Consent of Deloitte & Touche LLP
23	.2*	Consent of Venable LLP (included in Exhibit 5.1)
23	.3*	Consent of Clifford Chance US LLP (included in Exhibit 8.1)
99	.1**	Consent of Independent Director Nominee John C. Wilcox
99	.2**	Consent of Independent Director Nominee Ronald I. Simon
99.3		Consent of Independent Director Nominee Joseph M. Donovan
99.4		Consent of Independent Director Nominee Wallace A. Little
99.5		Consent of Director Nominee Adolfo F. Marzol
99.6		Consent of Director Nominee John P. Carey

*	To be filed by amendment.
**	Previously filed.

Item 37.    Undertakings.

(a)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby further undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 11, 2008.

Galiot Capital Corporation

By:	/s/ O. John Olcay O. John Olcay Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures		Title	Date
By:	/s/ O. John Olcay	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	June 11, 2008
O. John Olcay
By:	/s/ Steven M. Sherwyn	Chief Financial Officer (Principal Financial and Accounting Officer)	June 11, 2008
Steven M. Sherwyn

EXHIBIT INDEX

Exhibit Number			Exhibit Description
1	.1*		Form of Underwriting Agreement among Galiot Capital Corporation and the underwriters named therein.
3	.1(a	)	Articles of Incorporation of North Sound Mortgage Investments Corp.
3	.1(b	)	Articles of Amendment (effecting name change to Galiot Capital Corporation)
3	.1(c	)	Form of Articles of Amendment and Restatement of Galiot Capital Corporation
3.2			Form of Bylaws of Galiot Capital Corporation
4.1			Specimen Common Stock Certificate of Galiot Capital Corporation
4.2			Form of Registration Rights Agreement
5	.1*		Opinion of Venable LLP (including consent of such firm)
8	.1*		Tax Opinion of Clifford Chance US LLP (including consent of such firm)
10.1			Form of Stock Purchase Agreement between Galiot Capital Corporation and Charter Atlantic Corporation.
10	.2*		Form of Management Agreement
10	.3*		Form of Equity Incentive Plan
10	.4*		Form of Restricted Common Stock Award
21.1			List of Subsidiaries of Galiot Capital Corporation
23.1			Consent of Deloitte & Touche LLP
23	.2*		Consent of Venable LLP (included in Exhibit 5.1)
23	.3*		Consent of Clifford Chance US LLP (included in Exhibit 8.1)
99	.1**		Consent of Independent Director Nominee John C. Wilcox
99	.2**		Consent of Independent Director Nominee Ronald I. Simon
99.3			Consent of Independent Director Nominee Joseph M. Donovan
99.4			Consent of Independent Director Nominee Wallace A. Little
99.5			Consent of Director Nominee Adolfo F. Marzol
99.6			Consent of Director Nominee John P. Carey

*	To be filed by amendment.
**	Previously filed.